Form 10-K, Exhibit 13
period 2002-12-31
LNB BANCORP INC
filed 2003-03-07
CIK 737210

                             LNB Bancorp, Inc.

                          Exhibit to Form 10 - K

              (for the fiscal year ended December 31, 2002)

                        S - K Reference Number (13)




                   LNB Bancorp, Inc. 2002 Annual Report
                             to Shareholders.

COVER DESCRIPTION

2002 ANNUAL REPORT

Color photograph of compass
Background - Map of Lorain, eastern Cuyahoga and western Erie counties

(Logo)LNB
      Bancorp, Inc.
and subsidiaries

Front of Cover Flap

CORPORATE PROFILE

(Logo)LNB
      Bancorp, Inc.

LNB Bancorp, Inc., (the Bancorp), is a $715 million financial holding company headquartered in Lorain, Ohio. The Bancorp is a public company whose stock is traded on The Nasdaq National Stock Market@ under the ticker symbol LNBB. Its predecessor, The Lorain National Bank, was formed as a result of the merger of The Lorain Banking Company and The National Bank of Lorain on January 1, 1961. The Lorain Banking Company was a state chartered bank founded in 1905. The National Bank of Lorain was a national bank receiving its national charter in 1934. On March 30, 1984, the Lorain National Bank became the wholly owned subsidiary of LNB Bancorp, Inc. The Bancorp received its financial holding company status on March 13, 2000.

The Bancorp's primary subsidiary, The Lorain National Bank, specializes in personal, mortgage, and commercial banking products and services along with investment management and trust services. Lorain National Bank operates 21 banking centers and 27 ATMs in the nine communities of Lorain, Elyria, Amherst, Avon Lake, LaGrange, Oberlin, Olmsted Township, Vermilion, and Westlake located in Ohio's Lorain, eastern Erie, and western Cuyahoga counties. Lorain National Bank offers products and services by telephone through its 24-hour Telebanker and Telepay systems,(800) 610-9033 and provides Internet banking at www.4LNB.com. Lorain National Bank also provides services to state and local governments, schools and colleges, foundations, and not-for-profit associations. Lorain National Bank is a member of the Federal Reserve Bank of Cleveland, a voluntary member of the Federal Home Loan Bank of Cincinnati, with its deposits insured by the Federal Deposit Insurance Corporation; and an Equal Employment Opportunity, Affirmative Action Employer and Equal Housing Lender.

LNB Bancorp, Inc., offers life, accident and health insurance, and fixed annuity products through its wholly owned insurance subsidiary Charleston Insurance Agency, Inc.; and traditional title services through its 49 percent owned subsidiary Charleston Title Agency, LLC. In addition, pursuant to an agreement between Lorain National Bank and Raymond James Financial Services, Inc., member NASD/SIPC, Raymond James offers brokerage services including stock, mutual funds and variable annuity products to Lorain National Bank customers through the LNB Investment Center.

On July 15, 2002, Lorain National Bank established a wholly-owned subsidiary, North Coast Community Development Corporation, which received its Community Development Entity (CDE) status from the United States Department of Treasury on December 10, 2002. North Coast Community Development Corporation's mission is to provide commercial investment in low and medium income communities. Upon the approval of North Coast Community Development

Corporation's application for New Markets Tax Credit Allocation, investments by North Coast Community Development Corporation can commence.

OUR VISION
The vision of LNB Bancorp, Inc. is to become recognized as the most progressive and dynamic, independent provider of financial services in our market.

OUR MISSION
The mission of LNB Bancorp, Inc. is to be a profitable, responsible, independent business that provides extraordinary service to our customers and community, while maximizing shareholder value and creating a high-quality and challenging work environment for our employees.

PRIVACY POLICY
The Privacy Policy of LNB Bancorp, Inc. and subsidiary companies describes how we safeguard customers' financial privacy. For more information, visit our website at www.4LNB.com or by calling (440) 244-7126.

LNB BANCORP, INC. - INVESTMENT FACTS
With a heritage dating from 1905 and a strong tradition of continuous growth, LNB Bancorp, Inc. has a long history of quality asset growth, increased revenues and increased earnings and dividends per share.

Here are just a few highlights.  In 2002, LNB Bancorp, Inc.:
    *Offered shareholders the opportunity to realize more than a 38 percent total return on their investment, assuming reinvestment of dividends *Declared a two percent stock dividend on July 2.
    *Posted its 21st consecutive year of record EPS and revenue.
    *Increased cash dividends for the 19th consecutive year.
    *Recorded net interest margin of 4.52.
    *Reported a return on average assets (ROAA) and equity (ROAE) of 1.33 percent and 14.24 percent, respectively.
    *Common stock traded with a dividend yield of 3.76.

TABLE OF CONTENTS

Corporate and Investor Information. . . . . . . . . . . .IFC
LNB Bancorp, Inc. Common Stock
  and Dividend Information . . . . . . . . . . . . . . . IFC
Consolidated Financial Highlights. . . . . . . . . . . . . 1
Message to Our Shareholders. . . . . . . . . . . . . . . . 2
Directors of LNB Bancorp, Inc. and Lorain National Bank. . 8
Officers of LNB Bancorp, Inc.. . . . . . . . . . . . . . . 8
Directors Emeriti of Lorain National Bank. . . . . . . . . 9
Directors and Officers of Charleston Insurance Agency, Inc.9 Directors and Officers of North Coast Community
  Development Corporation. . . . . . . . . . . . . . . . . 9
Management of Lorain National Bank . . . . . . . . . . . .10

LNB Bancorp, Inc. and Subsidiary Locations . . . . . . . .12
Banking Centers, ATMs, LNB Investment and Trust Services
  and LNB Investment Center. . . . . . . . . . . . . . . .13
Consolidated Balance Sheets. . . . . . . . . . . . . . . .14
Consolidated Statements of Income. . . . . . . . . . . . .15
Consolidated Statements of Shareholders' Equity. . . . . .16
Consolidated Statements of Cash Flows. . . . . . . . . . .17
Notes to Consolidated Financial Statements . . . . . . . .18
Report of Management . . . . . . . . . . . . . . . . . . .34
Report of Independent Auditors . . . . . . . . . . . . . .34
Selected Unaudited Quarterly Financial Data  . . . . . . .35
Five Year Consolidated Financial Summary . . . . . . . . .36
Management's Discussion and Analysis . . . . . . . . . . .37
Condensed Consolidated Average Balance Sheets. . . . . . .39
Rate/Volume Analysis of Net Interest Income. . . . . . . .39
Annual Earnings, Dividends and Book Value
 Per Share Performance . . . . . . . . . . . . . . . . . IBC

Logos or symbols of NASDAQ Listing, Federal Deposit Insurance Corporation, Federal Home Loan Bank System and Equal Housing Lender

LNB BANCORP, INC. 2002 ANNUAL REPORT

Inside Front Cover Flap
CORPORATE AND INVESTOR INFORMATION

CORPORATE HEADQUARTERS
If you need to contact the corporate headquarters of LNB Bancorp, Inc., call, write or visit:

LNB Bancorp, Inc.
457 Broadway
Lorain, Ohio 44052-1739
Telephone: (440) 244-6000
Toll Free:(800) 860-1007

CORPORATE WEBSITE
   www.4LNB.com
For up-to-date corporate, financial and product information.

CORPORATE E-MAIL ADDRESS
   InvestorRelations.4LNB.com

ANNUAL MEETING
The 2003 Annual Meeting of Shareholders of LNB Bancorp, Inc. will be held at 10:00 a.m., Eastern Daylight Savings Time, on Tuesday, April 15, 2003 at Lorain National Bank, 521 Broadway, Lorain, Ohio 44052.

CORPORATE FINANCIAL INFORMATION
The Annual Report on Form 10-K is filed with the Securities and Exchange Commission. Copies of form 10-K and other filings are available at www.4LNB.com or by contacting Investor Relations. Analysts, shareholders and investors seeking additional corporate and financial information about LNB Bancorp, Inc. should contact Investor Relations at:

LNB Bancorp, Inc.
Investor Relations
457 Broadway
Lorain, Ohio 44052-1739
Telephone: (440) 244-7317
Telefax: (440) 244-4815

QUARTERLY EARNINGS REPORTING
For 2003, LNB Bancorp, Inc.'s quarterly earnings are anticipated to be announced on or about the fourth Tuesday of April, July, October 2003 and January 2004. Any investor desiring a copy of an earnings release can obtain one at www.4LNB.com or by calling (440) 244-7317.

INDEPENDENT AUDITORS
KPMG LLP
One Cleveland Center
1375 East 9th Street, Suite 2600
Cleveland, Ohio 44114-1796

STOCK TRANSFER AGENT AND REGISTRAR
Shareholders who hold their shares in physical certification form and have requests for information about their share balances, a change in name or address, lost certificates, or other shareholder account matters should call or write:

Registrar and Transfer Company
Investor Relations Department
10 Commerce Drive
Cranford, New Jersey 07016-9982
Toll Free: (800) 368-5948

STOCK LISTING
Symbol for NASDAQ Listing
LNB Bancorp, Inc. common stock is traded on the Nasdaq Stock Market@ under the ticker symbol LNBB.

LNBB DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN
You may buy LNB Bancorp, Inc. common stock directly from LNB Bancorp, Inc. through optional cash payments or automatic monthly deductions from your bank account. You also may have you dividends reinvested automatically. This is not an offer of LNB Bancorp, Inc. stock. To obtain a prospectus or more information about the LNBB Direct Stock Purchase and Dividend Reinvestment Plan, call (800) 368-5948 or complete the postage paid card titled "LNBB Direct Stock Purchase & Dividend Reinvestment Plan" located at the end of this Annual Report.

LORAIN NATIONAL BANK
Lorain National Bank operates 21 banking centers and 27 ATMs in nine communities offering:
   *Personal, mortgage and commercial banking products and services *Investment Management and Trust Services
   *24-hour telephone banking
   *Internet banking at www.4LNB.com

Individuals seeking additional information on banking products and services should contact:
    Lorain National Bank
    457 Broadway
    Lorain, Ohio 44052-1739
    Telephone: (440) 989-3348

LNB INVESTMENT CENTER AND CHARLESTON INSURANCE AGENCY, INC.
In addition to traditional banking services, customer's can access a wide range of insurance, investment products and services, including:
   *Life, Accident and Health Insurance and Fixed-Annuity Products offered through Charleston Insurance Agency, Inc. and
   *Brokerage Services including stock, mutual funds and variable annuity products offered through Raymond James Financial Services Inc., member NASD/SIPC at the LNB Investment Center.

Individuals seeking additional information on investment products and services should contact:
   LNB Investment Center
   457 Broadway
   Lorain, Ohio 44052-1739
   Toll Free: (800) 845-2152

CHARLESTON TITLE AGENCY, LLC
LNB Bancorp, Inc.'s 49-percent-owned subsidiary, Charleston Title Agency, LLC, offers traditional title services. Individuals seeking additional information on title services should contact:
   Charleston Title Agency, LLC
   424 Middle Avenue
   Elyria, Ohio 44035
   Telephone: (440) 244-5212

LNB Bancorp, Inc. Logo

LNB BANCORP, INC. 2002 ANNUAL REPORT

Inside front cover
LNB BANCORP, INC. COMMON STOCK AND DIVIDEND INFORMATION

COMMON STOCK TRADING RANGES AND CASH DIVIDENDS DECLARED
                   2002             2001
---------------------------------------------
               CLOSING PRICE* Closing Price*
                HIGH    LOW     High    Low
---------------------------------------------
First Quarter  $21.57  $20.08  $22.23  $19.23
Second Quarter  26.25   19.98   21.10   19.23
Third Quarter   26.49   23.02   21.57   19.31
Fourth Quarter  27.15   24.30   22.06   18.43
---------------------------------------------

                                  2002             2001
-------------------------------------------------------------
                                  CASH             Cash
                                DIVIDEND         Dividend
                                 AMOUNT*          Amount*
-------------------------------------------------------------
First Quarter - regular . . . . .$ .25            $ .24
Second Quarter - regular. . . . .  .25              .24
Third Quarter - regular . . . . .  .25              .25
Fourth Quarter - regular. . . . .  .25              .25
Fourth Quarter - EXTRA. . . . . .  .02              .02
                                 -----            -----
Total Dividends . . . . . . . . .$1.02            $1.00
-------------------------------------------------------------
*All closing prices and cash dividend amounts have been adjusted to reflect the two percent stock dividend in 2002 and 2001.

The shares of LNB Bancorp, Inc., common stock, fixed par value $1.00 per share, are traded on The Nasdaq National Stock Market@ under the ticker symbol LNBB. The above prices represent the high and low closing prices reported on The Nasdaq Stock Market@. All prices reflect inter-dealer prices without markup, markdown or commission and may not necessarily represent actual transactions.

LNB Bancorp, Inc. common stock is usually listed in publications as "LNB Bancorp." LNB Bancorp's common stock CUSIP is 502100100. As of December 31, 2002, LNB Bancorp had 2,210 shareholders of record. Prospective shareholders may contact our Investor Relations Department at (440) 244-7317 for more information.

NASDAQ Symbol

LNB BANCORP, INC. AND LORAIN NATIONAL BANK 19-YEAR CASH DIVIDEND DECLARED PER SHARE HISTORY Dollars*
(A 19-year Cash Dividend Declared Per Share History graph with Dividends Declared on the y-axis and years 1984 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

Year    Dividends
2002      $1.02
2001      $1.00
2000      $ .96
1999      $ .86
1998      $ .81
1997      $ .67
1996      $ .58
1995      $ .49
1994      $ .43
1993      $ .39
1992      $ .36
1991      $ .32
1990      $ .29
1989      $ .27
1988      $ .24
1987      $ .21
1986      $ .20
1985      $ .19
1984      $ .19
*Adjusted for stock dividends and splits

DIVIDEND INFORMATION
LNB Bancorp, Inc. has increased the cash dividend paid to shareholders each year since becoming a Holding Company in 1984. In addition to the regular quarterly cash dividends, the Board of Directors meets in the fourth quarter of each year to determine whether to approve an EXTRA cash dividend. The EXTRA cash dividend is discretionary and varies based upon the Corporation's current year and near-term profitability outlook.

DIVIDEND CALENDAR
Cash dividends on common stock, if approved by the Board of Directors, are customarily paid to shareholders as follows:
  RECORD DATES:
  March 17, June 16, September 15, and December 15, 2003

  DIVIDEND PAYABLE DATES:
  April 1, July 1, October 1, 2003 and January 2, 2004

LNB BANCORP, INC. COMMON STOCK MARKET MAKERS
Friedman, Billings, Ramsey and Co., Inc.
Goldman, Sachs & Co.
Hill, Thompson, Magid & Company, Inc.
Howe Barnes Investments, Inc.
Merril Lynch, Pierce, Fenner & Smith Inc.
McDonald Investments Inc./Trident Securities, Inc.
Sandler, O'Neill & Partners, L.P.
Susquehanna Capital Group
Sweney Cartwright and Company, Inc.

LNB BANCORP, INC. FIVE YEAR HISTORIC DIVIDEND YIELDS
(Yield*)
(A LNB Bancorp, Inc. Five Year Historic Dividend Yield graph with Dividend Yields on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

Year      Yield
2002      3.76%
2001      4.80%
2000      4.59%
1999      4.18%
1998      3.16%

*The dividend yield is based upon closing price at year-end and dividends declared during that year

CONSOLIDATED FINANCIAL HIGHLIGHTS

All dollar amounts presented in thousands, except per share data and corporate data
                                                 2001 to 2002
December 31,                 2002        2001      % Change    1992
----------------------------------------------------------------------
FINANCIAL POSITION
   Assets . . . . . . . . .$715,399    $664,526      7.7%    $371,065
   Investments. . . . . . . 152,295     138,401     10.0       96,631
   Net loans. . . . . . . . 502,897     471,598      6.6      230,364
   Deposits . . . . . . . . 566,127     518,267      9.2      317,730
   Other borrowings . . . .  75,791      78,515     (3.5)      18,861
   Shareholders' equity . .  66,613      62,138      7.2       32,552
                           -------------------------------------------
FINANCIAL RESULTS FOR THE YEAR
   Interest income. . . . .$ 41,364    $ 45,101     (8.3)%   $ 27,465
   Interest expense . . . .  12,095      16,998    (28.8)      10,223
   Net interest income. . .  29,269      28,103      4.1       17,242
   Provision for loan losses  2,200       2,200      0.0          700
   Noninterest income . . .  10,579       9,448     12.0        3,619
   Noninterest expense. . .  24,283      22,738      6.8       14,785
   Income taxes . . . . . .   4,200       4,048      3.8        1,550
   Net income . . . . . . .   9,165       8,565      7.0        3,826
   Revenue. . . . . . . . .  39,848      37,551      6.1       20,861
                           -------------------------------------------
PER SHARE DATA*
   Basic earnings . . . . .$   2.08    $   1.95      6.7%    $   0.88
   Diluted earnings . . . .    2.08        1.95      6.7         0.88
   Cash dividends . . . . .    1.02        1.00      2.0         0.36
   Book value (year-end). .   15.14       14.12      7.2         7.47
   Market value (year-end).   27.15       20.83     30.3        15.34
                           -------------------------------------------
FINANCIAL PERFORMANCE RATIOS
   Return on average assets
    (ROAA). . . . . . . . . .  1.33%       1.35%    (1.5)%       1.07%
   Return on average share-
    holders' equity(ROAE) . . 14.24       14.36     (0.8)       12.17
   Net interest margin. . . .  4.52        4.72     (4.4)        5.28
   Efficiency ratio . . . . . 62.08       60.96     (1.8)       70.87
   Loans/deposits . . . . . . 90.01       92.13     (2.3)       73.58
   Dividend payout. . . . . . 48.75       50.96     (4.3)       40.64
                            ------------------------------------------
CAPITAL RATIOS
   Core capital (Tier I)/
    Risk-adjusted assets. . . 11.64%      11.95%    (2.6)%      15.75%
   Total capital (Tier I
   plus Tier II)/Risk-
    adjusted assets . . . . . 12.89       13.17     (2.1)       16.95

   Leverage ratio (Tier I/
    Average assets) . . . . .  9.04        9.08     (0.4)        9.09
   Equity/assets. . . . . . .  9.31        9.35     (0.4)        8.78
                            ------------------------------------------
MARKET RATIOS
   Price/earnings (X) . . . .  13.04       10.71    21.8%       17.47
   Price/book (%) . . . . . . 179.38%     147.65%   21.5%      205.39%
   Dividend yield (%) . . . .   3.76        4.80   (21.7)        2.35
                            ------------------------------------------
CORPORATE DATA
   Bank offices . . . . . . .      21         20     5.0%          16
   Bank officers and staff. .     305        298     2.3          294
   Number of shareholders . .   2,210      2,180     1.4        1,649
                           -------------------------------------------
*All per share data has been adjusted for five-for-four stock splits in 1995 and 1993 and stock dividends.

LNB Bancorp, Inc.
MARKET VALUE PER SHARE (Dollars*)
(A Market Value Per Share graph follows in printed version with market value on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

BOOK VALUE PER SHARE (Dollars*)
(A Book Value Per Share graph follows in printed version with book value on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

DIVIDEND PAYOUT RATES
(A Dividend Payout Rate graph follows in printed version with dividend payout rates on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

                                        BOOK VALUE          DIVIDEND
             MARKET VALUE PER SHAR       PER SHARE           PAYOUT
    Year          (Dollars)              (Dollars)           (RATES)

    2002           $27.15                  $15.14             48.75%
    2001           $20.83                  $14.12             50.96%
    2000           $20.96                  $12.90             49.72%
    1999           $20.73                  $11.66             49.65%
    1998           $25.68                  $11.13             51.99%

*Adjusted for stock dividends and splits
LNB BANCORP, INC. 2002 ANNUAL REPORT 1
END PUBLISHED PAGE 1

MESSAGE TO OUR SHAREHOLDERS

IT IS A PLEASURE TO ADDRESS YOU ONCE AGAIN AFTER THE COMPLETION OF ANOTHER SUCCESSFUL YEAR OF OPERATIONS, DESPITE THE BELEAGUERED ECONOMY OF 2002. Undoubtedly, the past year will be remembered as one of continued market correction and slow economic growth. However, after years of striving to demonstrate that LNB Bancorp's financial performance was deserving of wider recognition by the investment community, we received numerous accolades over the course of 2002. Our focus on long-term strategies, to which we have alluded in prior messages, directly benefited our shareholders, who, assuming all dividends were reinvested, had the opportunity to realize a more than 38 percent total return during the year. That performance ranked LNB Bancorp, Inc., as the fourth (4th) leading publicly traded Northeastern Ohio Corporation for the year according to a recent Plain Dealer survey. No other financial institution in Northeastern Ohio matched LNB Bancorp's total-return performance during 2002. Thanks to your support and the efforts of our employees, LNB Bancorp, Inc., continues as a healthy, growing, and viable financial holding company. As shown by the following highlights of our 2002 financial performance, we made solid progress toward our goal of becoming a $1 billion-plus financial holding company.

21 CONSECUTIVE YEARS OF REVENUE AND EARNINGS GROWTH

We are proud to say that we achieved our 21st consecutive year of record growth in revenue, net income, and earnings per share in 2002, an achievement matched by only a small group of other financial holding companies in the United States. Net income for 2002 advanced seven percent to $9,165,000 from 2001's $8,565,000. Earnings per basic and diluted share for 2002 surpassed the $2.00 mark for the first time in the history of LNB Bancorp, Inc., reaching $2.08. Adjusted to reflect the two-percent stock dividend paid on July 2, 2002, this represents an increase of $0.13, or 6.7 percent, from 2001's $1.95. Return on average assets was 1.33 percent and return on average shareholders' equity was 14.24 percent, both at strong levels compared with peers.

Contributing to the record 2002 earnings performance were higher net interest income and noninterest income, partially offset by higher operating expenses. Fueled by growth in commercial and home equity loans, net interest income rose 4.15 percent to $29,269,000.

Bottom left hand column, color photograph of GARY C. SMITH, President and Chief Executive Officer (left) and STANLEY G. PIJOR, Chairman of the Board (right).

Revenues for 2002 rose $2.3 million, or 6.1 percent, to $39.8 million compared with 2001. Net interest margin fell 20 basis points to 4.52 from 2001's 4.72 percent. This decrease is the result of earning assets repricing faster than the rates on funding. Throughout 2002, we worked hard toward achieving our basic goals of reducing our cost of funds while expanding our deposit franchise to support and grow a high-quality earning asset portfolio.

Excluding gains on sales of securities, noninterest income grew by 7.1 percent for the year driven primarily by a 15.7 percent increase in service charges on deposit accounts, which was partially offset by a decrease in Investment and Trust Division income of 12.6 percent-a direct result of 2002's declining equity markets. Noninterest expenses grew 6.8 percent during 2002 reflecting increases in salaries and benefit expenses, furniture and equipment expenses, outside services, and marketing and public relations-related expenses, partially offset by a reduction in Ohio Franchise tax and goodwill amortization. The increase in salaries and benefits was offset in part by increases in the cash surrender value of bank owned life insurance policies. The graphs on the inside back cover depict our consolidated annual earnings, cumulative cash dividends, and book value per share for the past 10 years.

Cash dividends declared per share in 2002 increased $0.02, or 2.0 percent, to $1.02 per share, up from $1.00 per share last year. In each of the last 19 years, the Board of Directors has approved an increase in the cash dividend per share. Total cash dividends declared in 2002, including the $0.02 EXTRA dividend declared by the Board of Directors in November, rose to $4,468,000. Total 2002 cash dividends declared represents a 187.3 percent increase, or almost triple that of 1992 when $1,555,000 in cash dividends were declared. LNB Bancorp's dividend yield was 3.76 and 4.80 percent, respectively, at year-end 2002 and 2001.

LNB Bancorp, Inc., as of 2002 year-end, realized significant growth in assets, loans, deposits, borrowings, and shareholders' equity relative to a year ago. Total assets surpassed the $700-million mark during the year, climbing 7.7 percent to $715.4 million from $664.5 million, for an increase of $50.9 million from one year ago. At 2002 year-end, earning assets increased 7.4 percent to $665.1 million-up $45.7 million from the year-earlier period.

During 2002, net loans eclipsed the $500-million mark for the first time, rising 6.6 percent to $502.9 million from $471.6 million.

2 LNB BANCORP, INC. ANNUAL REPORT
END PUBLISHED PAGE 2

Loan growth was led by an 18.4 percent increase in the commercial loan portfolio and a 31.8 percent increase in home equity lines of credit outstanding, while LNB Bancorp, Inc.'s total loan growth was partially offset by reductions in consumer direct and indirect loans and decreases in the mortgage loan portfolio due to refinancing.

Commercial loans demonstrated robust growth in 2002 despite the downturn in both the national and local economies for the manufacturing industry and the downturn in the regional economy for the steel industry. The commercial loan portfolio climbed to $260.0 million at December 31, 2002, for an increase of $40.5 million from one year ago. The number of new loans booked in 2002 was 533, amounting to $106.5 million in new gross loans. This loan growth resulted from Lorain National Bank's strong reputation and the commitment of our commercial lenders to our markets.

During the year, mortgage lending continued to be affected by the drop in mortgage interest rates, which reached their lowest levels in 40 years. This stimulated refinance activity and made the purchase of homes more affordable. Mortgage loans ended 2002 at $141.4 million, down $16.8 million from the 2001 year-end. Due to mortgage refinancing, our mortgage loan portfolio balance decreased from one year ago. The refinancing of mortgage portfolios resulted in the origination of new fixed-rate mortgages, which were subsequently sold on the secondary market. New mortgage loans originated in 2002 increased 4.6 percent to $43.7 million for an increase of $1.9 million from last year. The number of new mortgage loans originated in 2002 totaled 347 versus 340 during 2001. Lorain National Bank was in the secondary mortgage market for the second full year, with sales of mortgage loans totaling $17.8 million for 2002 compared with $6.1 million for 2001. Gains on sales of mortgages were $94,000 in 2002 and $76,000 in 2001.

Total consumer loans increased to $108.2 million at December 31, 2002, up $8.1 million or 8.6 percent from one year ago. The number of new direct and indirect installment loans booked during 2002 was 2,039 totaling $26.6 million. The increase in consumer loans was attributable to a strong home equity line performance with credit lines increasing $17.2 million and outstanding credit line balances increasing $11.8 million. The growth in home equity balances offset a decrease of $3.7 million in installment loans. Credit card loans at December 31, 2002, increased 5.2 percent from one year ago to $5.1 million.

Top right hand column, color photographs of from left, Executive Officers, GREGORY D. FRIEDMAN, GARY C. SMITH, TERRY M. WHITE, and KEVIN W. NELSON.

We are optimistic that 2003 will bring growth in our commercial and mortgage portfolios from existing and new customers. Consumer loan growth is expected to continue in 2003 with continued emphasis on home equity lending, further balancing the mix between home equity and installment loans in the consumer loan portfolio.

Deposits climbed 9.2 percent to $566.1 million at December 31, 2002, from $518.3 million, for an increase of $47.9 million versus the level a year earlier. Growth in retail deposits was attributable to increases in savings, certificates of deposits, Market Access,


LNB Bancorp, Inc. and Lorain National Bank 21-Year Basic Earnings Per Share History (Dollars*)
(A 21-Year Basic Earnings Per Share History graph follows in printed version with earnings on the y-axis and years 1982 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

            Basic Earnings
Year           Per Share
2002            $2.08
2001            $1.95
2000            $1.92
1999            $1.74
1998            $1.55
1997            $1.48
1996            $1.31
1995            $1.12
1994            $1.00
1993            $ .92
1992            $ .88
1991            $ .81
1990            $ .78
1989            $ .76
1988            $ .69
1987            $ .62
1986            $ .59
1985            $ .55
1984            $ .51
1983            $ .50
1982            $ .37

*Adjusted for stock dividends and splits
LNB BANCORP, INC. 2002 ANNUAL REPORT 3
END OF PUBLISHED PAGE 3

MESSAGE TO OUR SHAREHOLDERS
CheckInvest, and money market deposits slightly offset by decreases in demand deposits. Savings deposits increased $5.1 million, or 5.6 percent, to $97.1 million at December 31, 2002. Market Access accounts rose $10.2 million, or
11.9 percent, to $95.2 million at year-end 2002. Certificates of deposit climbed $27.4 million, or 15.4 percent, to $204.6 million at year-end 2002. CheckInvest deposits increased $10.9 million, or 18.2 percent, and money market deposits increased $0.9 million, or 5.2 percent from one year ago. The growth in Market Access and certificates of deposit resulted from several successful deposit promotion campaigns during 2002.

Other borrowings declined during 2002 as a result of the growth in our retail deposit base, and were $75.8 million at December 31, 2002-a decrease of $2.7 million, or 3.5 percent, versus one year ago. This decline in other borrowings was attributable to decreases in repurchase agreements and Federal Home Loan Bank advances of $2.3 million and $0.4 million, respectively.

Shareholders' equity reached an all-time high of $66.6 million at December 31, 2002, an increase of $4.5 million, or 7.2 percent, from one year ago. Book value per share climbed $1.03 to $15.14 at December 31, 2002, compared with $14.12 per share at the end of last year. The 2002 and 2001 year-end ratio of shareholders' equity-to-assets remained strong at 9.3 percent and
9.4 percent, respectively.

LNB Bancorp, Inc.'s 2002 year-end risk-based Tier 1 and total capital ratios were 11.64 percent and 12.89 percent, respectively. LNB Bancorp, Inc., and The Lorain National Bank exceed all applicable regulatory capital requirements. Under Federal Deposit Insurance Corporation (FDIC) guidelines, Lorain National Bank is categorized as "well capitalized" - the highest rating category available.

LOOKING AHEAD TO 2003

With the prospect of war and continued weakness in capital spending, we anticipate the sluggish economy of 2002 to continue into 2003, although we are cautiously optimistic about economic growth in the year's second half.

In spite of this economic environment, we anticipate that a number of revenue enhancement initiatives will sustain revenue growth throughout 2003. New products and the success of our calling efforts should provide reasonable earning asset growth. Loan growth is one of the keys to our success, and despite overall economic conditions, we believe that our calling efforts will continue to find good-quality loan prospects in our local market.

In order to support our earning asset growth, we continue to develop strategies to increase our deposit market share by acquiring new customers with products that fit their changing needs. Despite interest rates at 40-year lows, we anticipate that deposits will grow at a rate slightly above the overall rate of growth in the market. We continue to take advantage of other funding sources when these markets provide profitable opportunities. Sources such as the Federal Home Loan Bank are particularly useful in properly funding fixed-rate commercial and consumer loans. Net interest margins will continue to be under pressure in 2003. Our balance sheet continues to be structured to benefit from rising rates, and we are cautiously optimistic that, with better economic growth in the second half of 2003, we will benefit from Federal Reserve action to raise rates in reaction to such growth. As in 2002, with interest margins under pressure, we strive to enhance our noninterest income opportunities and more aggressively manage our noninterest expenses.

LNB Bancorp, Inc. and Lorain National Bank 21-Year Revenue History (Millions of Dollars)
(A 21-Year Revenue History graph follows in printed version with revenue on the y-axis and years 1982 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

Year           Revenue
2002            $39.8
2001            $37.6
2000            $35.8
1999            $34.1
1998            $31.4
1997            $28.0
1996            $25.9
1995            $23.8
1994            $22.4
1993            $21.4
1992            $20.9
1991            $19.5
1990            $18.7
1989            $17.5
1988            $16.1
1987            $15.5
1986            $14.3
1985            $13.5
1984            $12.0
1983            $10.9
1982            $ 9.3

4 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 4

2002 IN REVIEW

The uncertainties created by the wavering national economy and global political environments gave way to optimism for LNB Bancorp, Inc. and its subsidiaries as the year passed. As mentioned earlier, we experienced another year of record earnings and growth on many other fronts despite concerns on Wall Street and elsewhere.

We credit our success in 2002 to several factors. As a stable, independent Midwestern financial holding company with 97 years of service to our market, our organization operates from a position of strength. Because LNBB is a well-managed, well-capitalized and stable institution, many of our shareholders have found comfort with their investment in us.

The graphic below illustrates how some financial analysts and media rank our performance compared to our peers. At the very least, it is clear that others from outside of our market are recognizing our accomplishments and how they translate to shareholder value.

We've reached our present position by prudently managing fundamentals - asset and liability mix, expenses and noninterest income. Our knowledge of the marketplace, combined with a strong product menu and motivated staff, helps us maintain a solid position among our region's community banks.

HIGH PERFORMANCE CHECKING TAKES OFF

Our banking subsidiary kicked off the new year with a completely new line-up of personal checking accounts with the goal of

Recent Independent Recognition of LNBB Achievements
----------------------------------------------------------------------------
U.S. BANKER
Top 100 Performing Community Banks

Ranked number-one Ohio-based community bank according to ROAE for the 1999-2001 period. 20th overall nationally.
----------------------------------------------------------------------------
Howe Barnes Investments
Regional Community Bank Survey

27-bank universe: Second in ROAA, ROAE, net interest margin, and ratio of noninterest income to average assets. No other bank held the number-one position in more than one of these categories.
----------------------------------------------------------------------------

Friedman Billings Ramsey & Co., Inc.
Regional Performance Summary

41-bank universe: Sixth highest current dividend yield (4.2%) and fifth lowest P/E ratio (12.7x) at June 7, 2002.
----------------------------------------------------------------------------
Keefe, Bruyette & Woods, Inc.
Regional Performance Summary

Yop-10 ranking in 40-bank universe for net interest margin, return on average equity (ROAE), and return on average assets (ROAA).
-----------------------------------------------------------------------------
AMERICAN BANKER
Best-Performing Banks Nationally

Ranked 168 of 300 best-performing publicly traded banking companies in America based on ROAA.
-----------------------------------------------------------------------------
THE PLAIN DEALER
"The Plain Dealer 100"

Ranked 75 on annual listing of publicly traded Ohio based companies across all industries based on seven key financial measures.
-----------------------------------------------------------------------------

Color photographs - FROM LEFT: JAMES W. MANNING, DIRECTOR OF AUDIT, JAMES H. WEBER, SENIOR MARKETING AND INVESTOR RELATIONS OFFICER, CAROL A. MESKO, DIRECTOR OF HUMAN RESOURCES, SANDRA L. DUBELL, SENIOR LENDING OFFICER, DAVID
E. NOCJAR, SENIOR INVESTMENT AND TRUST OFFICER

LNB BANCORP, INC. 2002 ANNUAL REPORT 5
END PUBLISHED PAGE 5

MESSAGE TO OUR SHAREHOLDERS
building our core deposit portfolio. Our High Performance Checking program offers seven accounts including a Totally Free Checking account and six others that pay interest. This new spectrum of checking choices enables our sales staff to tailor a checking plan to virtually every customer type.

The new checking program, which features a free gift to those opening a new account, was introduced to our market in January using a targeted direct mail approach. This permanent marketing program is backed by attention-getting outdoor banners and colorful point of purchase advertising materials.

Account premiums are tried and true excitement generators that have been used by banks periodically for decades. LNB enhanced the free gift offer by giving customers an opportunity to earn additional free gifts by encouraging others to open new checking accounts, creating a perpetual flow of new account openings. Gift selections change with each mailing cycle, about six weeks apart.

The primary benefits associated with increased checking volume are fee income and sales and service opportunities. Expanding customer relationships remains a key component to our long-term success.

HELOC PROGRAM REMAINS STRONG

Home equity line of credit activity remained strong in 2002, thanks in part to a low-rate environment and untapped capacity. The convenience and revolving nature of home equity lines of credit continues to enable many consumers to affordably consolidate debt, make home improvements and tackle other significant expenses.

In the spring of 2002, home equity line customers availed themselves of a $100 cash-back offer for new home equity lines of credit. The rebate was paid to home equity borrowers drawing $10,000 or more on their lines of credit within 60 days of closing. Again in the fall, home equity loan and line activity was brisk, as LNB offered rates at Wall Street Prime. LNB refinancing activity also remained strong.

MANAGEMENT TEAM STRENGTHENED

We added expertise and experience to our officer ranks in 2002 with the addition of Terry M. White as our new chief investment officer. Mr. White brings with him several years of investment experience from the private sector. Paul Campagna, a senior commercial lender, joined Lorain National Bank with knowledge of and several years of experience in our Elyria market.

With the retirement of senior trust officer Emma N. Mason, our investment management and trust services function was restructured under the direction of LNB trust officer David Nocjar. We'd like to acknowledge Mrs. Mason's 24 years of dedicated service to our organization and its clients and wish her a long and rewarding retirement.

ENHANCED DELIVERY CHANNELS

In 2002 we set in motion a plan for growth and enhancement of our banking delivery channels. Electronic banking and physical delivery channels are being expanded in an effort to better serve our existing market and to make inroads to new markets.

Internet banking became a reality last year with the introduction of Personal Choice, PC home banking, accessible from the bank's web site at www.4LNB.com. Online banking provides customers the convenience of conducting many banking transactions from home, an office or any personal computer with Internet access.

Color photographs - FROM LEFT: MITCHELL J. FALLIS, CHIEF ACCOUNTING OFFICER, ROBERT L. COX, DIRECTOR OF RETAIL BANKING, JOHN A. FUNDERBURG, DIRECTOR OF LENDING OPERATIONS, DEBRA R. BROWN, BRANCH ADMINISTRATION

6 LNB BANCORP, INC. 2002 ANNUAL REPORT
END OF PUBLISHED PAGE 6

Drawing of new Avon Banking Center
LORAIN NATIONAL BANK AVON BANKING CENTER TO OPEN IN 2003 (LEFT END OF ILLUSTRATION)

Personal Choice users may review statements, transfer funds, pay bills, verify cleared checks, see check images, order new checks, export account information for budgeting purposes and more. Since Internet banking was introduced in May 2002, monthly log-ons to the system exceeded 12,000 at year end.

In addition to consumers, small business owners and corporate cash managers are also taking advantage of standard and sophisticated Internet banking services, respectively.

Clearly, consumers are finding all forms of electronic banking a more convenient manner to conduct common banking transactions. TeleBanker, our 24-hour telephone banking service, has increased in usage by more than 15 percent in 2002 compared to 2001. Automated teller machine (ATM) and debit card usage is also at an all-time high, thanks in part to easy access and regular national advertising exposure.

Despite the growing popularity of electronic banking, brick and mortar banking centers still play a significant role in the delivery of service to bank customers. It is our aim to enhance our branch office presence in areas of retail and residential growth.

We have determined that there are still many customer acquisition opportunities within the boundaries of our existing market - we simply need to provide more convenient ways to serve them. To that end, we will over time reposition bank offices to more closely shadow the shift of population centers and areas of commercial growth within our primary market.

Such is the case in the city of Avon Lake. In 2002 we purchased real estate adjacent to the Avon Lake Towne Center shopping complex on Walker Road for future development. Eventually we plan to relocate our Miller and Walker Road banking center to that location.

At year-end 2002, we identified the city of Avon as a market we can better serve. By the close of 2003, Lorain National will open a banking center in this fast-growing community. Our newest banking center will be located in a moderately-sized shopping center located on State Route 83, just south of Detroit Road, in the vicinity of the Avon Commons.

We believe there are other untapped areas of opportunity for us within our primary market, as well as beyond. We will continue to examine future expansion wherever it will provide better customer service and add to shareholder value.

LNBB DIRECTORS AND SENIOR MANAGEMENT TEAM

On these pages you will see images of the LNB Bancorp, Inc. board of directors. Though we customarily list their names and titles, we thought this year it would be appropriate to recognize and thank them for their many years of service to our organization. You will also find the likenesses of our senior management team which plays an instrumental role in executing the daily operations of our organization.

We wish to thank our shareholders for their continuing support and our customers for their confidence and business, as well as our talented employees and our Board for making 2002 another successful year. We look forward to reviewing our progress with you as 2003 unfolds.

/s/Stanley G. Pijor
Stanley G. Pijor,
Chairman of the Board of Directors

/s/ Gary C. Smith
Gary C. Smith,
President and
Chief Executive Officer

LNB BANCORP, INC. 2002 ANNUAL REPORT 7
END PUBLISHED PAGE 7

DIRECTORS AND OFFICERS

  DIRECTORS OF LNB BANCORP, INC. AND LORAIN NATIONAL BANK

  Stanley G. Pijor
  Chairman of the Board
  LNB Bancorp, Inc. and
  Lorain National Bank

  James F. Kidd
  Vice Chairman of the Board
  LNB Bancorp, Inc. and
  Lorain National Bank

  Daniel P. Batista
  Chairman of the Board
  Wickens, Herzer, Panza,
  Cook & Batista  L.P.A.

  Robert M. Campana
  Managing Director
  P.C. Campana, Inc.

  Terry D. Goode
  Vice President
  LandAmerica Financial
  Group, Inc, and
  Lorain County Title Company

  Wellsley O. Gray
  Retired

  James R. Herrick
  President
  Liberty Auto Group, Inc.

  Lee C. Howley
  President
  Howley Bread Group Ltd.

  David M. Koethe
  Retired

  Benjamin G. Norton
  Human Resource Consultant
  LTI Power Systems

  Jeffrey F. Riddell
  President and
  Chief Executive Officer,
  Consumeracq, Inc. and
  Consumers Builders Supply Co.

  Thomas P. Ryan
  Retired

  John W. Schaeffer, M.D.
  President
  North Ohio Heart Center, Inc.

  Gary C. Smith
  President and
  Chief Executive Officer
  LNB Bancorp, Inc. and
  Lorain National Bank

  Eugene M. Sofranko
  Chairman of the Board
  Lorain Glass Company, Inc.

  Leo Weingarten
  Retired

  OFFICERS OF LNB BANCORP, INC.

  Stanley G. Pijor
  Chairman of the Board

  James F. Kidd
  Vice Chairman of the Board

  Gary C. Smith
  President and
  Chief Executive Officer

  Gregory D. Friedman, CPA
  Executive Vice President,
  Chief Financial Officer and
  Corporate Secretary

  Kevin W. Nelson
  Executive Vice President and
  Chief Operating Officer

  Terry M. White
  Executive Vice President and
  Chief Investment Officer

  Debra R. Brown
  Senior Vice President

  Robert L. Cox
  Senior Vice President

  Sandra L. Dubell
  Senior Vice President

  Michael D. Ireland
  Senior Vice President

  David E. Nocjar
  Senior Trust and
  Investment Officer

  James H. Weber
  Senior Vice President

  Mitchell J. Fallis, CPA
  Vice President and
  Chief Accounting Officer

  John A. Funderburg
  Vice President

  James W. Manning
  Director of Audit

  Carol A. Mesko
  Vice President

Color photographs of LNB Bancorp, Inc. Directors
FROM LEFT: DIRECTORS STANLEY G. PIJOR, DAVID M. KOETHE, THOMAS P. RYAN, JAMES
F. KIDD, WELLSLEY O. GRAY, BENJAMIN G. NORTON, LEE C. HOWLEY AND JEFFREY F. RIDDELL

8 LNB BANCORP, INC 2002 ANNUAL REPORT
END PUBLISHED PAGE 8

DIRECTORS EMERITI OF LORAIN NATIONAL BANK

  James L. Bardoner
  Retired, Former President
  Dorn Industries, Inc.

  T.L. Smith, M.D.
  Retired Physician

DIRECTORS AND OFFICERS OF CHARLESTON INSURANCE AGENCY, INC.

  DIRECTORS

  Gary C. Smith
  Chairman of the Board,
  President and
  Chief Executive Officer
  Charleston Insurance
  Agency, Inc.

  Thomas P. Ryan
  Retired

  Stanley G. Pijor
  Chairman of the Board
  LNB Bancorp, Inc. and
  Lorain National Bank

  James R. Herrick
  President
  Liberty Auto Group, Inc.

  Jeffrey F. Riddell
  President and
  Chief Executive Officer
  Consumeracq, Inc. and
  Consumers Builders Supply Co.

  OFFICERS

  Gary C. Smith
  Chairman of the Board,
  President and
  Chief Executive Officer

  Gregory D. Friedman, CPA
  Vice President and Treasurer

  Kevin W. Nelson
  Corporate Secretary

DIRECTORS AND OFFICERS OF NORTH COAST COMMUNITY DEVELOPMENT CORPORATION

  DIRECOTRS

  Gary C. Smith
  President and
  Chief Executive Officer
  North Coast Community
  Development Corporation

  Benjamin G. Norton
  Human Resource Consultant
  LTI Power Systems

  Daniel Martinez
  President
  South Lorain Community
  Development Corporation

  Joel A. Krueck
  Corporate Secretary
  North Coast Community
  Development Corporation

  Evelyn C. France
  Director
  Women's Development Center

  Mitchell J. Fallis, CPA
  Treasurer
  North Coast Community
  Development Corporation

  Emma N. Mason
  Retired

  OFFICERS

  Gary C. Smith
  President and
  Chief Executive Officer

  Joel A. Krueck
  Corporate Secretary

  Mitchell J. Fallis, CPA
  Treasurer

Color photographs of LNB Bancorp, Inc. Directors
FROM LEFT: DIRECTORS JAMES R. HERRICK, ROBERT M. CAMPANA, GARY C. SMITH, JOHN
W. SCHAEFFER, M.D., TERRY D. GOODE, LEO WEINGARTEN, DANIEL P. BATISTA AND EUGENE M. SOFRANKO

LNB BANCORP, INC 2002 ANNUAL REPORT 9
END PUBLISHED PAGE 9

MANAGEMENT OF LORAIN NATIONAL BANK

  EXECUTIVE AND SENIOR OFFICERS

  Gary C. Smith
  President and
  Chief Executive Officer

  Gregory D. Friedman, CPA
  Executive Vice President,
  Chief Financial Officer and
  Corporate Secretary

  Kevin W. Nelson
  Executive Vice President and
  Chief Operating Officer

  Terry M. White
  Executive Vive President and
  Chief Investment Officer

  Debra R. Brown
  Senior Vice President
  Banking Center Administration

  Robert L. Cox
  Senior Vice President
  Retail Lending

  Sandra L. Dubell
  Senior Vice President and
  Senior Lending Officer

  Michael D. Ireland
  Senior Vice President and
  Senior Operations Officer

  David E. Nocjar
  Senior Trust and
  Investment Officer

  James H. Weber
  Senior Vice President and
  Senior Marketing Officer

  Mitchell J. Fallis, CPA
  Vice President and
  Chief Accounting Officer

  James W. Manning
  Director of Audit

  BANKING CENTER OFFICERS

  Teresa E. George
  Vice President
  Banking Center Administration

  MAIN & SIXTH STREET DRIVE-IN
  Charles A. DeAngelis
  Vice President

  Patti A. Klinar
  Assistant Branch Manager

  AMHERST
  G. Dale Rosenkranz
  Vice President

  Jennifer M. Nickolls
  Senior Customer Service
  Representative and Lender

  AVON LAKE
  Diana L. Schmittgen
  Assistant Vice President

  CLEVELAND STREET
  Timothy J. Gallagher
  Vice President

  ELY SQUARE & ELYRIA
  UNTED METHODIST VILLAGE
  James E. Schmittgen
  Vice President

  KANSAS AVENUE
  Linda Buehner
  Assistant Vice President

  VILLAGE OF LAGRANGE
  Vanessa R. Walter
  Senior Customer Service
  Representative and Branch
  Team Leader

  LAKE AVENUE
  Carrie Hartman
  Assistant Vice President

  MIDWAY MALL
  Susan M. Neiding
  Vice President

  OBERLIN AVENUE &
  WEST PARK DRIVE-IN
  Christine M. Weber
  Assistant Vice President

  OBERLIN & KENDAL
  AT OBERLIN
  Marilyn R. Krasienko
  Assistant Vice President

  OLMSTED TOWNSHIP
  & THE RENAISSANCE
  Carol Snyder
  Assistant Cashier

  PEARL AVENUE
  Patricia A. Wolanczyk
  Assistant Cashier

  VERMILION
  Robert B. White
  Vice President

  Barbara M. Beres-Clark
  Assistant Branch Manager

  THE CROSSINGS OF WESTLAKE
  & WESTLAKE VILLAGE
  Lora M. Graves
  Senior Customer Service
  Representative and
  Branch Team Leader

10 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 10

  LOAN OFFICERS

  COMMERCIAL LOANS
  John A. Funderburg
  Vice President

  Paul A. Campagna
  Vice President

  Kevin S. Miller
  Vice President

  Lee C. Myers
  Vice President

  Ellen M. Walsh
  Vice President

  Kenneth P. Wayton
  Vice President

  RETAIL LENDING
  Bruce Diso
  Vice President

  Kimberly S. Plzak
  Assistant Vice President
  Senior Business Analyst

  Jeanne C. Maschari
  Vice President

  MORTGAGE LOANS
  Edwin F. Klenz
  Vice President

  Joel A. Krueck
  Vice President and
  CRA Officer

  CREDIT ANALYSIS
  Denise M. Kosakowski
  Vice President

  COLLECTIONS
  Kelly A. Dunfee
  Assistant Cashier

  LOAN REVIEW
  Richard P. Vieritz
  Vice President

  LOAN SERVICES
  Laura Campbell
  Mortgage Loan
  Servicing Officer

  Joan M. Raymond
  Assistant Vice President

  Joyce L. Wasela
  Assistant Cashier

  ADMINISTRATION AND OPERATIONS OFFICERS

  ACCOUNTING
  Mary L. Scaff
  Fiscal Operations Officer

  AUDITING

  Randy E. Lottman
  Network and Information
  Security Officer

  COMPLIANCE
  Donna Jean Phillips
  Vice President,
  Compliance, BSA
  And OFAC Officer

  VISA/ELECTRONIC BANKING &
  DEPOSIT OPERATIONS
  Patricia L. Cole
  Assistant Vice President

  E.D.P. SERVICES
  Larry R. Johnson
  Vice President

  Larry A. Hill
  Assistant Vice President

  Rita M. Hoyt
  Assistant Cashier

  HUMAN RESOURCES
  Carol A. Mesko
  Vice President

  Teresa E. Kreger
  Assistant Vice President

  MAINTENANCE
  Robert J. Witkowski
  Maintenance Officer

  MARKETING
  Steven F. Cooper
  Vice President

  Debra L. Temerario
  Marketing Operations Officer

  PROFESSIONAL DEVELOPMENT
  Marianne Kocak
  Assistant Vice President

  PURCHASING
  Susan I. Tuttle
  Assistant Vice President

  SECURITY
  James E. Long
  Assistant Vice President

  LNB INVESTMENTS AND TRUST SERVICES OFFICERS
  Neal A. Conger
  Vice President

  Gerald S. Falcon
  Vice President

  Patrick E. Sheridan
  Vice President

  Georgia Bour
  Assistant Vice President

  Carol A. Cavanaugh
  Assistant Vice President

  Thomas H. Eschke
  Assistant Vice President
  Trust Operations Officer

  Mario Ruano
  Assistant Vice President

  LNB INVESTMENT CENTER OFFICERS
  Robert A. Carino
  Senior Financial Advisor

  Keith H. Kapanke
  Financial Advisor

  Berry A. Taylor
  Financial Advisor

LNB BANCORP, INC. 2002 ANNUAL REPORT 11
END PUBLISHED PAGE 11

LNB BANCORP, INC. AND SUBSIDIARY LOCATIONS

LORAIN NATIONAL BANK
  457 Broadway
  Lorain, Ohio 44052
  (440)244-6000
  (800)860-1007

CHARLESTON INSURANCE
AGENCY, INC.
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7158
  (800)845-2152

CHARLESTON TITLE
AGENCY, LLC
  424 Middle Avenue
  Elyria, Ohio 44035
  (440)244-5212
  (440)284-5165

NORTH COAST COMMUNITY
DEVELOPMENT CORPORATION
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7145
  (800)860-1007



Map of Lorain, eastern Cuyahoga and western Erie Counties.
Banking Centers and ATM locations identified on map using symbols and a legend.

12 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 12

Banking Centers, ATMs, LNB Investment and Trust Services and LNB Investment
Center

LORAIN NATIONAL BANK
LORAIN BANKING CENTERS
^^Main
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7185

^^Sixth Street Drive-In
  200 Sixth Street
  Lorain, Ohio 44052
  (440)244-7242

^^Kansas Avenue
  1604 Kansas Avenue
  Lorain, Ohio 44052
  (440)288-9151

^^Oberlin Avenue
  3660 Oberlin Avenue
  Lorain, Ohio 44053
  (440)282-9196

^^Pearl Avenue
  2850 Pearl Avenue
  Lorain, Ohio 44055
  (440)277-1103

^^West Park Drive**
  2130 West Park Drive
  Lorain, Ohio 44053
  (440))989-3131

AMHERST BANKING CENTER
^^Amherst
  1175 Cleveland Avenue
  Amherst, Ohio 44001
  (440)988-4423

AVON LAKE BANKING CENTER
^^Avon Lake
  240 Miller Road
  Avon Lake, Ohio  44012
 (440)933-2186

ELYRIA BANKING CENTERS
^^Ely Square
  124 Middle Avenue
  Elyria, Ohio 44035
 (440)323-4621

^^Cleveland Street
  801 Cleveland Street
  Elyria, Ohio 44035
  (440)365-8397

^^Lake Avenue
  42935 North Ridge Road
  Elyria Township,
  Ohio 44035
  (440)233-7196

^^Midway Mall
  6395 Midway Mall Blvd.
  Elyria, Ohio 44035
  (440)324-6530

^^Elyria United
  Methodist Village*
  807 West Avenue
  Elyria, Ohio 44035
  (440) 323-6488

VILLAGE OF LAGRANGE
BANKING CENTER
^^Village of LaGrange
  546 North Center Street
  Village of LaGrange,
  Ohio 44050
  (440)355-6734

OBERLIN BANKING CENTERS
^^Kendal at Oberlin*
  600 Kendal Drive
  Oberlin, Ohio 44074
  (440)774-5400

^^Oberlin
  40 East College Street
  Oberlin, Ohio 44074
  (440)775-1361

OLMSTED TOWNSHIP
BANKING CENTERS
^^Olmsted Township
  27095 Bagley Road
  Olmsted Township,
  Ohio 44138
  (440)235-4600

  The Renaissance*
  26376 John Road
  Olmsted Township,
  Ohio 44138
  (440)427-0041

VERMILION BANKING CENTER
^^Vermilion
  4455 East Liberty Avenue
  Vermilion, Ohio 44089
  (440)967-3124

WESTLAKE BANKING OFFICES
^^Crossings of Westlake
  30210 Detroit Road
  Westlake, Ohio 44145
  (440)892-9696

  Westlake Village*
  28550 Westlake
  Village Drive
  Westlake, Ohio 44145
  (440)808-0229

ATMS
^^Captain Larry's Shell
  1317 State Route 60
  Vermilion, Ohio 44089

^^City Center Building
  300 Broadway
  Lorain, Ohio 44052

^^Cooper-Foster Park Road
  1920 Cooper-Foster
  Park Road
  Lorain, Ohio 44053

^^Dad's Sunoco
  7580 Leavitt Road
  State Route 58
  Amherst, Ohio 44001

^^Gateway Plaza
  3451 Colorado Avenue
  Lorain, Ohio 44052

^^Lakeland Medical Center
  3700 Kolbe Road
  Lorain, Ohio 44053

^^Lorain County Community
  College
  1005 North Abbe Road
  Elyria, Ohio 44035

^^Lowe's Home
  Improvement Warehouse
  620 Midway Boulevard
  Elyria, Ohio 44035

OTHER OFFICES
  Executive
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7123

  Banking Center
  Administration
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7253

  Commercial, Consumer
  and Mortgage Loans
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7219
  (440)998973348
  (440)244-7216

  Customer Service
  2130 West Park Drive
  Lorain, Ohio 44053
  (440)989-3348
  (800)860-1007

  Human Resources
  2130 West Park Drive
  Lorain, Ohio 44053
  (440)989-3139

  Purchasing
  2150 West Park Drive
  Lorain, Ohio 44053
  (440)989-3327

  Technology Center
  2130 West Park Drive
  Lorain, Ohio 44053
  (440)989-3315

  VISA/Electronic Banking
  2130 West Park Drive
  Lorain, Ohio 44053
  (440)989-3348

LNB INVESTMENT AND
TRUST SERVICES
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7148

LNB INVESTMENT CENTER
  457 Broadway
  Lorain, Ohio 44052
  (440)244-7158
  (800)845-2152

ALL OTHER OFFICES NOT LISTED
  Toll Free (800)860-1007
  Lorain    (440)244-6000

TELEBANKER
  Telebanker (440)245-4562
  Telebanker (800)610-9033

Internet:www.4LNB.com
  (440)989-3348

ATM service available wherever you see this symbol^^
*Restricted to residents, their visitors and employees
**Drive-In service only

LNB BANCORP, INC. 2002 ANNUAL REPORT 13
END PUBLISHED PAGE 13

CONSOLIDATED BALANCE SHEETS
December 31,                                    2002          2001
----------------------------------------------------------------------
ASSETS:
Cash and due from banks (note 3). . . . . .$ 23,608,000  $ 28,017,000
Federal funds sold and short-term
  investments . . . . . . . . . . . . . . .   3,224,000     3,488,000
Securities (note 5):
  Available for sale, at fair value . . . . 137,909,000   117,628,000
  Held to maturity, at cost (fair value
   $10,903,000 and $17,485,000,
   respectively). . . . . . . . . . . . . .  10,648,000    17,191,000
  Federal Home Loan Bank and Federal
   Reserve Bank stock, at cost (note 1) . .   3,738,000     3,582,000
                                           ---------------------------
Total securities. . . . . . . . . . . . . . 152,295,000   138,401,000
                                           ---------------------------
Loans (notes 6,7, 10 and 11):
  Loans available for sale. . . . . . . . .   8 999,000    12,459,000
  Portfolio Loans . . . . . . . . . . . . . 500,551,000   465,029,000
  Reserve for loan losses . . . . . . . . .  (6,653,000)   (5,890,000)
                                           ---------------------------
Net loans . . . . . . . . . . . . . . . . . 502,897,000   471,598,000
                                           ---------------------------
Bank premises and equipment, net (note 8) .  10,748,000    10,520,000
Bank owned life insurance . . . . . . . . .  11,930,000     1,026,000
Intangible assets (note 4). . . . . . . . .   3,358,000     3,470,000
Accrued interest receivable . . . . . . . .   3,045,000     3,796,000
Other assets (note 12). . . . . . . . . . .   4,272,000     4,087,000
Foreclosed assets . . . . . . . . . . . . .      22,000       123,000
                                           ---------------------------
TOTAL ASSETS. . . . . . . . . . . . . . . .$715,399,000  $664,526,000
                                           ---------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
LIABILITIES:
  Deposits (note 9):
    Demand and other noninterest-bearing
    deposits. . . . . . . . . . . . . . . .$ 80,879,000  $ 87,488,000
    Savings, Market Access
    and passbook accounts . . . . . . . . . 280,616,000   253,506,000
    Certificates of deposit . . . . . . . . 204,632,000   177,273,000
                                           ---------------------------
  Total deposits. . . . . . . . . . . . . . 566,127,000   518,267,000
                                           ---------------------------

  Securities sold under repurchase
   agreements and other short-term
   borrowings (note 10) . . . . . . . . . .  26,866,000    29,170,000
  Federal Home Loan Bank advances,(note 11)  48,925,000    49,345,000
  Accrued interest payable. . . . . . . . .     983,000     1,131,000
  Accrued taxes, expenses and other
   liabilities (notes 12 and 16). . . . . .   5,885,000     4,475,000
                                           ---------------------------
TOTAL LIABILITIES . . . . . . . . . . . . . 648,786,000   602,388,000
                                           ---------------------------
SHAREHOLDERS' EQUITY: (notes 13 and 14)
  Preferred stock, no par value: Shares
   authorized 1,000,000, and shares
   outstanding, none (note 13)
  Common stock, $1.00 par: Shares
   authorized 15,000,000
   Shares issued 4,501,232 and 4,417,558,
      respectively and
   Shares outstanding 4,401,232 and
      4,317,558, respectively (notes 13,
      17, 18 and 19). . . . . . . . . . . .  4,501,000     4,418,000
  Additional capital. . . . . . . . . . . .  28,319,000    26,238,000
  Retained earnings (note 15) . . . . . . .  35,639,000    33,125,000
  Accumulated other comprehensive
   income . . . . . . . . . . . . . . . . .   1,054,000     1,257,000
  Treasury stock at cost, 100,000
   and 100,000 shares, respectively . . . .  (2,900,000)   (2,900,000)
                                           ---------------------------
TOTAL SHAREHOLDERS' EQUITY                   66,613,000    62,138,000
                                           ---------------------------
Commitments and contingencies
 (notes 7, 8 and 20)
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY $715,399,000 $ 664,526,000
                                           ---------------------------
See accompanying notes to consolidated financial statements

14 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 14

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31,           2002           2001          2000
------------------------------------------------------------------------
INTEREST INCOME:
  Interest and fees on loans:
    Taxable  . . . . . . . . .$ 34,314,000   $ 37,557,000  $ 39,010,000
    Tax exempt . . . . . . . .         -0-          5,000        18,000
  Interest and dividends on
      securities:
    U.S. Treasury securities .       6,000         91,000       379,000
    U.S. Government agencies
     and corporations. . . . .   5,944,000      6,451,000     6,518,000
    States and political
     subdivisions. . . . . . .     538,000        446,000       249,000
    Other debt and equity
     securities. . . . . . . .     423,000        405,000       249,000
  Interest on Federal funds
    sold and other short-term
    investments. . . . . . . .      94,000        146,000       222,000
                              ------------------------------------------
TOTAL INTEREST INCOME. . . . .  41,364,000     45,101,000    46,645,000

INTEREST EXPENSE:
  Interest on deposits:
    Certificates of deposit,
     $100,000 and over . . . .   1,394,000      2,393,000     3,058,000
    Other deposits . . . . . .   8,504,000     12,225,000    12,941,000
  Interest on securities sold
    under repurchase agreements
    and other short-term
    borrowings . . . . . . . .     407,000        852,000     1,695,000
  Interest on Federal Home Loan
    Bank advances. . . . . . .   1,790,000      1,528,000     1,515,000
                              ------------------------------------------
TOTAL INTEREST EXPENSE . . . .  12,095,000     16,998,000    19,209,000
                              ------------------------------------------
NET INTEREST INCOME. . . . . .  29,269,000     28,103,000    27,436,000
  Provision for loan
    losses (note 7). . . . . .   2,200,000      2,200,000     1,700,000
                              ------------------------------------------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES. .  27,069,000     25,903,000    25,736,000
                              ------------------------------------------

NONINTEREST INCOME:
  Investment and Trust Services
    Division income. . . . . .   2,080,000      2,379,000     2,355,000
  Service charges on deposit
    accounts . . . . . . . . .   4,083,000      3,529,000     3,150,000
  Other service charges,
    exchanges and fees . . . .   3,162,000      3,056,000     2,804,000
  Gains on sales of
    securities (note 5). . . .     732,000        250,000           -0-
  Gains on sales of loans. . .      94,000         76,000         7,000
  Gains on sales of bank
    premises and equipment . .         -0-            -0-         1,000
  Other income . . . . . . . .     428,000        158,000        53,000
                              ------------------------------------------
TOTAL NONINTEREST INCOME . . .  10,579,000      9,448,000     8,370,000

NONINTEREST EXPENSES:
  Salaries and employee benefits
   (notes 16, 17, 18 and 19) .  11,740,000     11,205,000    10,304,000
  Net occupancy expense of
   premises (note 8) . . . . .   1,476,000      1,471,000     1,576,000
  Furniture and equipment
   expenses (note 8) . . . . .   2,193,000      2,090,000     2,163,000
  Card-related expenses. . . .   1,325,000      1,283,000     1,133,000
  Supplies and postage . . . .   1,018,000      1,008,000       909,000
  Outside services . . . . . .   1,306,000        899,000       673,000
  Marketing and public
   relations . . . . . . . . .   1,032,000        564,000       567,000
  Ohio Franchise Tax . . . . .     502,000        622,000       563,000
  Other expenses . . . . . . .   3,691,000      3,596,000     3,398,000
                              ------------------------------------------
TOTAL NONINTEREST EXPENSES . .  24,283,000     22,738,000    21,276,000
                              ------------------------------------------
INCOME BEFORE INCOME TAXES . .  13,365,000     12,613,000    12,830,000
                              ------------------------------------------
INCOME TAXES (note 12) . . . .   4,200,000      4,048,000     4,400,000
                              ------------------------------------------
NET INCOME . . . . . . . . . . $ 9,165,000    $ 8,565,000   $ 8,430,000
                              ------------------------------------------
BASIC EARNINGS PER SHARE
  (note 2)(*). . . . . . . . .      $ 2.08        $  1.95       $  1.92
                              ------------------------------------------
DILUTED EARNINGS PER SHARE
  (note 2)(*). . . . . . . . .      $ 2.08        $  1.95       $  1.92
                              ------------------------------------------
DIVIDENDS DECLARED PER SHARE(*)     $ 1.02        $  1.00       $   .96
                              ------------------------------------------

See accompanying notes to consolidated financial statements.

(*) All share and per share data has been adjusted to reflect the 2 percent stock dividends in 2002, 2001 and 2000.

LNB BANCORP, INC. 2002 ANNUAL REPORT 15
END PUBLISHED PAGE 15

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                          Accumulated
Years Ended                                                   Other
December 31, 2002        Common    Additional   Retained   Comprehensive
2001 and 2000            Stock      Capital    Earnings    Income(Loss)
------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1999      $4,227,000 $22,685,000   $28,057,000 $(1,016,000)
                       -------------------------------------------------
Comprehensive income:
 Net income. . . . . . .      -0-         -0-     8,430,000         -0-
 Change in unrealized
  gain on securities
  available for
  sale, net of tax . . .      -0-         -0-           -0-   1,208,000
Total comprehensive income
Cash dividends declared,
  $.96 per share . . . .      -0-         -0-    (4,191,000)        -0-
Issuance of 1,324 shares
  of common stock under
  stock option plans . .    2,000      23,000           -0-         -0-
Market value of stock
 issued in payment of
 2% stock dividend,
 84,562 shares . . . . .   84,000   1,628,000    (1,712,000)        -0-
BALANCE AT             -------------------------------------------------
DECEMBER 31, 2000      $4,313,000 $24,336,000   $30,584,000 $   192,000
                       -------------------------------------------------
Years Ended                            Total
December 31, 2002       Treasury    Shareholders'
 2001 and 2000            Stock       Equity
-------------------------------------------------
BALANCE AT
DECEMBER 31, 1999     (2,900,000)    $51,053,000
               ----------------------------------
Comprehensive income:
 Net income. . . . . . .     -0-       8,430,000
 Change in unrealized
  gain on securities
  available for
  sale, net of tax . . .     -0-       1,208,000
                                      -----------
Total comprehensive income             9,638,000
Cash dividends declared,
  $.96 per share . . . .     -0-      (4,191,000)
Issuance of 1,324 shares
  of common stock under
  stock option plans . .     -0-          25,000

Market value of stock
  issued in payment of
  2% stock dividend,
  84,562 shares. . . . .     -0-             -0-
BALANCE AT     ----------------------------------
DECEMBER 31, 2000   $ (2,900,000)    $56,525,000
               ----------------------------------
                                                            Accumulated
Years Ended                                                    Other
December 31, 2002        Common    Additional   Retained   Comprehensive
 2001 and 2000            Stock      Capital     Earnings    Income(Loss)
-------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 2000      $4,313,000 $24,336,000   $30,584,000 $   192,000
                       --------------------------------------------------
Comprehensive income:
 Net income. . . . . . .      -0-         -0-     8,565,000         -0-
 Change in unrealized
  gain on securities
  available for
  sale, net of tax . . .      -0-         -0-           -0-   1,065,000
Total comprehensive income
Cash dividends declared,
  $1.00 per share. . . .      -0-         -0-    (4,365,000)        -0-
Issuance of 9,431 shares
  of common stock under
  stock option plans . .   10,000     123,000           -0-         -0-
Issuance of 10,835 shares
  of common stock under
  LNBB Direct Stock
  Purchase and Dividend
  Reinvestment Plan. . .   11,000     204,000           -0-         -0-
Market value of stock
 issued in payment of
 2% stock dividend,
 84,225 shares . . . . .   84,000   1,575,000    (1,659,000)        -0-
BALANCE AT             -------------------------------------------------
DECEMBER 31, 2001      $4,418,000 $26,238,000   $33,125,000 $ 1,257,000
                       -------------------------------------------------
Years Ended                            Total
December 31, 2002       Treasury    Shareholders'
 2001 and 2000            Stock       Equity
-------------------------------------------------
BALANCE AT
DECEMBER 31, 2000     (2,900,000)    $56,525,000
               ----------------------------------

Comprehensive income:
 Net income. . . . . . .     -0-       8,565,000
 Change in unrealized
  gain on securities
  available for
  sale, net of tax . . .     -0-       1,065,000
                                      -----------
Total comprehensive income             9,630,000
Cash dividends declared,
  $1.00 per share. . . .     -0-      (4,365,000)
Issuance of 9,431 shares
  of common stock under
  stock option plans . .     -0-         133,000
Issuance of 10,835 shares
  of common stock under
  LNBB Direct Stock
  Purchase and Dividend
  Reinvestment Plan. . .     -0-         215,000
Market value of stock
  issued in payment of
  2% stock dividend,
  84,225 shares. . . . .     -0-             -0-
BALANCE AT     ----------------------------------
DECEMBER 31, 2001   $ (2,900,000)    $62,138,000
               ----------------------------------
                                                            Accumulated
Years Ended                                                    Other
December 31, 2002        Common    Additional   Retained   Comprehensive
 2001 and 2000            Stock      Capital     Earnings    Income(Loss)
------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 2001      $4,418,000 $26,238,000   $33,125,000 $ 1,257,000
                       -------------------------------------------------
Comprehensive income:
 Net income. . . . . . .      -0-         -0-     9,165,000         -0-
 Change in unrealized
  (loss) on securities
  available for
  sale, net of tax . . .      -0-         -0-           -0-    (203,000)
Total comprehensive income
Cash dividends declared,
  $1.02 per share. . . .      -0-         -0-    (4,468,000)        -0-
Issuance of 200 shares
  of common stock under
  stock option plans . .      -0-       3,000           -0-         -0-
Payment of cash in lieu of
  fractional shares issued
  pursuant to 2% stock
  dividend . . . . . . .      -0-         -0-       (22,000)        -0-

Market value of stock
 issued in payment of
 2% stock dividend,
 85,474 shares . . . . .   83,000   2,078,000    (2,161,000)        -0-
BALANCE AT             -------------------------------------------------
DECEMBER 31, 2002      $4,501,000 $28,319,000   $35,639,000 $ 1,054,000
                       -------------------------------------------------
Years Ended                            Total
December 31, 2002       Treasury    Shareholders'
 2001 and 2000            Stock       Equity
-------------------------------------------------
BALANCE AT
DECEMBER 31, 2001     (2,900,000)    $62,138,000
               ----------------------------------
Comprehensive income:
 Net income. . . . . . .     -0-       9,165,000
 Change in unrealized
  (loss) on securities
  available for
  sale, net of tax . . .     -0-        (203,000)
                                      -----------
Total comprehensive income             8,962,000
Cash dividends declared,
  $1.02 per share. . . .     -0-      (4,468,000)
Issuance of 200 shares
  of common stock under
  stock option plans . .     -0-           3,000
Payment of cash in lieu
  of fractional shares
  issued pursuant to 2%
  stock dividend . . . .     -0-         (22,000)
Market value of stock
  issued in payment of
  2% stock dividend,
  85,474 shares. . . . .     -0-             -0-
BALANCE AT     ----------------------------------
DECEMBER 31, 2002   $ (2,900,000)    $66,613,000

See accompanying notes to consolidated financial statements.
All share and per share data has been adjusted to reflect the 2 percent stock dividend in 2002.

DISCLOSURE OF RECLASSIFICATION AMOUNT:
The following discloses the reclassification adjustments for Accumulated Other Comprehensive Income:

Years ended December 31,                  2002        2001       2000
------------------------------------------------------------------------
Unrealized holding gains(losses)
 arising during the year, net of tax.  $(686,000) $1,230,000  $1,208,000
Reclassification adjustment for gains
 included in net income, net
 of tax of $249,000, $85,000, and $0
 for 2001, 2000 and 1999, respectively   483,000    (165,000)        -0-
                                       ---------------------------------
Change in unrealized gain(loss) on
 securities available for sale, net
 of tax . . . . . . . . . . . . . . . .$(203,000) $1,065,000  $1,208,000
                                       ---------------------------------

16 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 16

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,           2002           2001          2000
------------------------------------------------------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Interest received . . . . . . $42,280,000    $45,744,000   $45,978,000
 Other income received . . . .   9,483,000      9,008,000     8,504,000
 Interest paid . . . . . . . . (12,243,000)   (17,768,000)  (18,818,000)
 Cash paid for salaries
  and employee benefits. . . . (11,684,000)   (11,517,000)  (10,264,000)
 Net occupancy expense of
  premises paid. . . . . . . .  (1,165,000)    (1,159,000)   (1,258,000)
 Furniture and equipment
  expenses paid. . . . . . . .    (942,000)      (777,000)     (814,000)
 Cash paid for supplies and
  postage. . . . . . . . . . .  (1,018,000)    (1,008,000)     (909,000)
 Cash paid for other
  operating expenses . . . . .  (4,971,000)    (5,654,000)   (4,970,000)
 Federal income taxes paid . .  (4,522,000)    (4,237,000)   (4,499,000)
                              ------------------------------------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES. . . . .  15,218,000     12,632,000    12,950,000

CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Proceeds from maturities of
  securities held to maturity.   6,045,000     29,559,000       730,000
 Proceeds from maturities of
  securities available for sale 49,515,000     18,146,000    13,001,000
 Proceeds from sales of
  securities available for sale 51,719,000     28,064,000           -0-
 Proceeds from sales of loans.  17,787,000      6,136,000       609,000
 Purchases of securities
  held to maturity . . . . . .    (699,000)      (983,000)   (1,022,000)
 Purchases of securities
  available for sale . . . . .(121,894,000)   (85,102,000)  (15,650,000)
 Increase in loans available
  for sale . . . . . . . . . . (16,549,000)    (9,341,000)     (913,000)
 Net (increase) in loans made
  to customers . . . . . . . . (34,460,000)   (24,775,000)  (32,749,000)
 Purchases of bank premises,
  equipment and intangible
  assets . . . . . . . . . . .  (1,790,000)      (894,000)   (1,703,000)
 Proceeds from sales of
  bank premises and equipment.      75,000         35,000        23,000
 Purchase of bank owned life
  insurance. . . . . . . . . . (10,413,000)           -0-           -0-

 Additions to other foreclosed
  assets . . . . . . . . . . .     (86,000)      (370,000)     (247,000)
 Net proceeds from liquidations
  of other foreclosed assets       187,000        296,000       296,000
                              ------------------------------------------
NET CASH USED IN INVESTING
 ACTIVITIES. . . . . . . . . . (60,563,000)   (39,229,000)  (37,625,000)

CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Net increase (decrease) in
  demand and other non-
  interest-bearing deposits. .  (6,609,000)     4,395,000     2,439,000
 Net increase in savings,
  Market Access and passbook
  deposits . . . . . . . . . .  27,110,000     33,888,000    27,690,000
 Net increase (decrease) in
  certificates of deposit. . .  27,359,000    (16,107,000)    9,131,000
 Net increase (decrease) in
  securities sold under
  repurchase agreements and
  other short-term borrowings.  (2,304,000)     8,779,000   (21,731,000)
 Proceeds from Federal Home
  Loan Bank advances . . . . .  43,830,000     46,735,000     9,000,000
 Cash paid on Federal Home
  Loan Bank advances . . . . . (44,250,000)   (40,735,000)  (10,000,000)
 Cash paid in lieu of frac-
  tional shares related to
  2% stock dividend. . . . . .     (22,000)           -0-           -0-
 Proceeds from exercise of
  stock options and shares
  issued under LNBB Direct
  Stock Purchase and Dividend
  Reinvestment Plan  . . . . .       3,000        348,000        25,000
 Dividends paid. . . . . . . .  (4,445,000)    (4,337,000)   (4,086,000)
                              ------------------------------------------
NET CASH PROVIDED BY FINANCING
  ACTIVITIES . . . . . . . . .  40,672,000     32,966,000    12,468,000
                              ------------------------------------------
NET INCREASE (DECREASE) IN
  CASH AND CASH EQUIVALENTS. .  (4,673,000)     6,369,000   (12,207,000)
CASH AND CASH EQUIVALENTS
 AT BEGINNING OF YEAR. . . . .  31,505,000     25,136,000    37,343,000
                              ------------------------------------------
CASH AND CASH EQUIVALENTS
 AT END OF YEAR. . . . . . . . $26,832,000    $31,505,000   $25,136,000
                              ------------------------------------------

RECONCILIATION OF NET INCOME
 TO NET CASH PROVIDED BY
 OPERATING ACTIVITIES:
NET INCOME . . . . . . . . . . $ 9,165,000    $ 8,565,000   $ 8,430,000
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depreciation and amortization  1,562,000      1,625,000     1,667,000
  Amortization of intangible
   assets. . . . . . . . . . .     112,000        377,000       398,000
  Amortization (accretion) of
   deferred loan fees and
   costs, net. . . . . . . . .    (277,000)        72,000       312,000
  Provision for loan losses. .   2,200,000      2,200,000     1,700,000
  Gains on sales of securities    (732,000)      (250,000)          -0-
  Decrease (increase) in accrued
   interest receivable . . . .     751,000        898,000      (637,000)
  Others, net. . . . . . . . .   2,437,000       (855,000)    1,080,000
                              ------------------------------------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES. . . . . $15,218,000    $12,632,000   $12,950,000
                              ------------------------------------------
See accompanying notes to consolidated financial statements.

LNB BANCORP, INC. 2002 ANNUAL REPORT 17
END PUBLISHED PAGE 17

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) PRINCIPLES OF CONSOLIDATION:
The consolidated financial statements include the accounts of LNB Bancorp, Inc. (the Parent Company) and its wholly owned subsidiaries, The Lorain National Bank (the Bank) and Charleston Insurance Agency, Inc. Charleston Title Agency, LLC., a 49% owned subsidiary, is accounted for under the equity method. The term "the Corporation" refers to LNB Bancorp, Inc. and its wholly owned subsidiaries, The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49% interest in Charleston Title Agency, LLC. All material intercompany transactions and balances have been eliminated in consolidation.

(b) USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates. Areas involving the use of Management's estimates and assumptions include the reserve for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of loans available for sale, the carrying value of other real estate, depreciation of premises and equipment, the projected benefit obligation, the actuarial present value of pension benefit obligations, net periodic pension expense and accrued pension costs recognized in the Corporation's financial statements. Estimates that are more susceptible to change in the near term include the reserve for loan losses and the fair value of certain securities.

(c) INDUSTRY SEGMENT INFORMATION:
The Corporation's activities are considered to be a single industry segment for financial reporting purposes. LNB Bancorp, Inc. is a financial holding company engaged in the business of commercial and retail banking, investment management and trust services, title insurance, and insurance with operations conducted through its main office and banking centers located throughout Lorain, eastern Erie and western Cuyahoga Counties of Ohio. This market provides the source for substantially all of the Bank's deposit, loan and trust activities and title insurance and insurance activities. The majority of the Bank's income is derived from a diverse base of commercial, mortgage and retail lending activities and investments.

(d) CASH AND CASH EQUIVALENTS:
For purposes of reporting in the Consolidated Statements of Cash Flows, cash and cash equivalents include currency on hand, amounts due from banks, Federal funds sold, and securities purchased under resale agreements. Generally, Federal funds sold and securities purchased under resale agreements are for one day periods.

(e) SECURITIES:
Debt securities are classified as held to maturity, trading, or available for sale. Securities which are classified as being held to maturity are stated at amortized cost based on the Corporation's intent and ability to hold until maturity. Securities are adjusted for amortization of premiums and accretion of discounts using the interest method. Securities available for sale are carried at fair value with unrealized gains and losses, net of tax, included as a component of accumulated other comprehensive income, net of tax. Securities classified as trading are carried at fair value with unrealized gains and losses included in earnings. Gains or losses on dispositions are based on net proceeds and the carrying value of securities sold, using the specific identification method. A decline in fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to earnings resulting in establishment of a new cost basis for the security.

(f) LOANS AVAILABLE FOR SALE:
The Bank has identified certain mortgage and commercial loans which may be sold prior to maturity. These loans are carried at the lower of amortized cost or estimated fair value, determined on an aggregate basis for each type of loan available for sale. Net unrealized losses are recognized in a valuation allowance and by charges to income.

(g) FEDERAL RESERVE (FRB) AND FEDERAL HOME LOAN (FHLB) BANK STOCK:
These stocks are required investments for institutions that are members of the Federal Reserve and Federal Home Loan Bank systems. The required investment in the common stock is based on a predetermined formula.

(h) RESERVE FOR LOAN LOSSES:
Because some loans may not be repaid in full, a reserve for loan losses is recorded. This reserve is increased by provisions charged to earnings and is reduced by loan charge-offs, net of recoveries. Estimating the risk of loss on any loan is necessarily subjective. Accordingly, the reserve is maintained by Management at a level considered adequate to cover probable loan losses inherent in the loan portfolio that are currently anticipated based on Management's evaluation of several key factors including information about specific borrower situations, their financial position and collateral values, current economic conditions, changes in the mix and levels of the various types of loans, past charge-off experience and other pertinent information. The reserve for loan losses is based on estimates using currently available information, and ultimate losses may vary from current estimates due to changes in circumstances. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known. While Management may periodically allocate portions of the reserve for specific problem situations, the entire reserve is available for any charge-offs that may occur. Charge-offs are made against the reserve for loan losses when Management concludes that it is probable that all or a portion of a loan is uncollectible. After a loan is charged-off, collection efforts continue and future recoveries may occur.

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of the expected future cash flows discounted at the loans initial effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. If the loan valuation is less than the recorded investment in the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for loan losses or by a provision for loan losses, depending upon the adequacy of the reserve for loan losses. The provision for loan losses is determined based on Management's evaluation of the loan portfolio and the adequacy of the reserve or loan losses under current economic conditions and such other factors which, in Management's judgment, deserve current recognition.

(i) MORTGAGE SERVICING ASSETS:
The Corporation recognizes as separate assets rights to service fixed rate single-family mortgage loans that it has sold without recourse but services for others for a fee. Mortgage servicing assets are initially recorded at cost, based upon pricing multiples as determined by the purchaser, when the loans are sold. Mortgage servicing assets are carried at the lower of the initial carrying

18 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS value, adjusted for amortization, or estimated fair value. Amortization is
(i) MORTGAGE SERVICING ASSETS (CONTINUED) determined in proportion to and over the period of estimated net servicing income using the level yield method. For purposes of determining impairment, the mortgage servicing assets are stratified by interest rate.

The expected and actual rates of mortgage loan prepayments are the most significant factors driving the potential for the impairment of the value of mortgage servicing assets. Increases in mortgage loan prepayments reduce estimated future net servicing cash flows because the life of the underlying loan is reduced. For the years presented, mortgage servicing assets and related amortization were not material.

(j) BANK PREMISES AND EQUIPMENT:
Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed generally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposition of assets, the cost and related accumulated depreciation are retired and the resulting gain or loss is recognized. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. Software costs related to externally developed systems are capitalized at cost less accumulated amortization. Amortization is computed on the straight-line method over the estimated useful life.

(k) GOODWILL AND CORE DEPOSIT INTANGIBLES:
Intangible assets arise from branch acquisitions and include Goodwill and Core Deposit Intangibles. Goodwill is the excess of purchase price over identified net assets in branch acquisitions. Core Deposit Intangibles represent the value of depositor relationships purchased. In the fourth quarter of 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" and SFAS No. 147 "Accounting for Certain Financial Institutions" retroactive to January 1, 2002. Under the provisions of SFAS No. 142 and SFAS No. 147, Goodwill is no longer rateably amortized into the income statement over an estimated life, but rather is tested at least annually for impairment. Core Deposit Intangible assets which have finite lives continue to be amortized using an accelerated method over ten years and also continue to be subject to annual impairment testing. Prior to the adoption of SFAS No. 142 and SFAS No. 147, the Corporation's goodwill was amortized on a straight-line basis over a period of fifteen years and Core Deposit Intangibles were amortized using an accelerated method over a period of ten years. Prior to 2002, Goodwill and Core Deposit Intangibles were reviewed for possible impairment, for events or changes in circumstances that indicate the carrying amount of the asset may not be recoverable, and written down if necessary. Note 4 includes a summary of the Corporation's Goodwill and Core Deposit Intangible assets as well as further detail about the impact of the adoption of SFAS No. 142.

(l) FORECLOSED ASSETS:
Foreclosed assets represents properties acquired through customer loan default. The real estate and other tangible assets acquired through foreclosure are carried as Foreclosed assets on the Balance Sheet at fair value, net of estimated costs to sell, not to exceed the cost of property acquired through foreclosure.

(m) ADDITIONAL CAPITAL AND RETAINED EARNINGS:
The additional capital account includes amounts received in excess of par value of common stock sold and amounts voluntarily transferred from retained earnings. In the case of stock dividends, the Corporation transfers the market value of shares issued from retained earnings to the common stock and additional capital accounts.

(n) INTEREST AND FEES ON LOANS:
Interest income on loans is accrued on the principal balances of loans outstanding on a "simple interest" basis. The Bank's policy is to cease accruing interest on any loans where the principal and/or interest is past due for 90 days or more, unless the loan is both well secured and in the process of collection. Loan origination fees and certain direct origination costs are deferred and amortized over the contractual lives of the related loans using the interest method.

(o) INVESTMENT AND TRUST SERVICES DIVISION'S ASSETS AND INCOME:
Property held by the Corporation in fiduciary or agency capacity for its customers is not included in the accompanying financial statements, as such items are not assets of the Corporation. Income from the Investment and Trust Services Division is reported on an accrual basis.

(p) INTEREST ON DEPOSIT ACCOUNTS:
Interest on deposit accounts is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the respective accounts.

(q) INCOME TAXES:
The Corporation and its wholly owned subsidiaries file a consolidated Federal income tax return. The provision for income taxes is based upon income in the financial statements, rather than amounts reported on the Corporation's income tax return.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(r) RECLASSIFICATIONS:
Certain 2000 and 2001 amounts have been reclassified to conform to the 2002 presentation.

(s) EMPLOYEE STOCK OWNERSHIP PLAN AND 401(K) PROFIT SHARING PLAN AND TRUST:
These two qualified defined contribution plans are accounted for under the provisions of SFAS No. 87, "Employers' Accounting for Pensions" and under the provisions of Statement of Position 93-6 "Employers Accounting for Employee Stock Ownership Plans," as applicable.

(t) RETIREMENT PENSION PLAN:
The qualified defined benefit pension plan is accounted for under the provisions of SFAStandards No. 87 "Employers Accounting for Pensions."

(u) REPORTING COMPREHENSIVE INCOME:
The Corporation adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This Statement requires companies to report all items that are recognized as components of comprehensive income under accounting standards. As required, the Corporation displays the accumulated balance of other comprehensive income as a separate component of shareholders' equity.

(v) STOCK-BASED COMPENSATION
The Corporation applies SFAS No.148, "Accounting for Stock-based
Compensation." SFAS No.148 was adopted in 2002. "Stock-Based Compensation," allows a company to recognize stock-based compensation using a fair-value based method of accounting if it so elects. The Corporation has elected to adopt the recognition provisions of SFAS No. 123 during 2002.

LNB BANCORP, INC. 2002 ANNUAL REPORT 19
END PUBLISHED PAGE 19

Notes to Consolidated Financial Statements
(2) EARNINGS PER SHARE:
Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares outstanding during the year. Diluted earnings per share is computed based on the weighted average number of shares outstanding plus the effects of dilutive stock options outstanding during the year. The weighted average number of shares outstanding and the earnings per share during each year presented has been adjusted to reflect a two percent stock dividends in 2002 and 2001. Basic and diluted earnings per share is calculated as follows:

For the Years ended December 31,              2002         2001        2000
-----------------------------------------------------------------------------
Weighted average shares outstanding used in
   Basic Earnings Per Share calculation . .4,401,079    4,383,731   4,375,540
Dilutive effect of incentive stock options.    4,216        1,338       4,251
                                         ------------------------------------
Weighted average shares outstanding used in
   Diluted Earnings Per Share calculation .4,405,295    4,385,069   4,379,791
                                         ------------------------------------
NET INCOME. . . . . . . . . . . . . . . . $9,165,000   $8,565,000  $8,430,000
                                         ------------------------------------
BASIC EARNINGS PER SHARE. . . . . . . . . $     2.08   $     1.95  $     1.92
                                         ------------------------------------
DILUTED EARNINGS PER SHARE. . . . . . . . $     2.08   $     1.95  $     1.92
                                         ------------------------------------

(3) CASH AND DUE FROM BANKS:
In order to meet deposit reserve requirements, the Bank is required to maintain cash on hand and reserve balances at the Federal Reserve Bank. Cash and due from banks included approximately $10,919,000 and $10,076,000 at December 31, 2002 and 2001, respectively, to meet these deposit reserve requirements.

The average balances maintained in cash on hand and in reserve balances at the Federal Reserve Bank to meet deposit reserve requirements approximated $10,916,000 and $10,078,000, during 2002 and 2001, respectively.

(4) GOODWILL AND CORE DEPOSIT INTANGIBLES:
In the fourth quarter of 2002, the corporation adopted SFAS No. 142 retroactive to January 1, 2002. Upon the adoption of SFAS No. 142 the Corporation ceased amortizing its goodwill, which decreased noninterest expense and increased net income in 2002 as compared to 2001 and 2000. The following pro forma effects of applying SFAS No. 142 to the 2001 and 2000 years.

(In thousands except                      For the Calendar Year
per share amount)                    2002         2001         2000
---------------------------------------------------------------------
Goodwill amortization:
  Pretax. . . . . . . . . . . . . .$  -0-       $  264        $  264
  After tax . . . . . . . . . . . .   -0-          174           174
Net Income:
  Reported. . . . . . . . . . . . . 9,165        8,565         8,430
  Add back after-tax
    goodwill per share. . . . . . .   -0-          174           174
                                   ----------------------------------
Adjusted. . . . . . . . . . . . . .$9,165       $8,739        $8,604
                                   ----------------------------------
Basic net income per common share:
  Reported. . . . . . . . . . . . .$ 2.08       $ 1.95        $ 1.92
  Add back goodwill
    amortization per share. . . . .   -0-          .04           .04
                                   ----------------------------------
Adjusted. . . . . . . . . . . . . .$ 2.08       $ 1.99        $ 1.96
                                   ----------------------------------
Diluted net income per common share:
  Reported. . . . . . . . . . . . .$ 2.08       $ 1.95        $ 1.92
  Add back goodwill
    amortization per share. . . . .   -0-          .04           .04
                                   ----------------------------------
Adjusted. . . . . . . . . . . . . .$ 2.08       $ 1.99        $ 1.96
                                   ----------------------------------

The Corporation has finite-lived intangible assets capitalized on its balance sheet in the form of core deposit intangibles. Core deposit intangibles continue to be amortized over their estimated useful life of 10 years in accordance with SFAS No. 142.

A summary of core deposit intangible assets follows:

December 31,                            2002                   2001
----------------------------------------------------------------------
Core deposit intangible . . . . . . $ 1,288,000            $ 1,288,000
Less accumulated amortization . . .     757,000                645,000
                                   -----------------------------------
Net core deposit intangibles. . . . $   531,000            $   643,000
                                   -----------------------------------

The following intangible assets and related amortization arising from a 1997 branch acquisition and included in the accompanying consolidated financial statements are summarized as follows at December 31, net of accumulated amortization:

December 31,                            2002                   2001
------------------------------------------------------------------------
Goodwill. . . . . . . . . . . . . . $ 2,827,000            $ 2,827,000
Core deposit intangibles. . . . . .     531,000                643,000
                                   -------------------------------------
Total intangible assets . . . . . . $ 3,358,000            $ 3,470,000
                                   -------------------------------------
Amortization expense for intangible assets totaled $112,000, $377,000 and $398,000 in 2002, 2001 and 2000, respectively. Amortization expense on finite-lived assets is expected in the future as follows:

Year Ending                                      Amortization
December 31,                                        Expense
--------------------------------------------------------------
2003. . . . . . . . . . . . . . . . . . . . . . .$  113,000
2004. . . . . . . . . . . . . . . . . . . . . . .$  113,000
2005. . . . . . . . . . . . . . . . . . . . . . .$  113,000
2006. . . . . . . . . . . . . . . . . . . . . . .$  113,000
2007. . . . . . . . . . . . . . . . . . . . . . .$   79,000
                                                 -------------
TOTAL . . . . . . . . . . . . . . . . . . . . . .$  531,000
                                                 -------------
20 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 20

Notes to Consolidated Financial Statements
(5) SECURITIES:
The amortized cost, gross unrealized gains and losses and fair values of securities at December 31, 2002 and 2001 follow:
                                        GROSS       GROSS
                          AMORTIZED   UNREALIZED  UNREALIZED   FAIR
DECEMBER 31, 2002           COST        GAINS       LOSSES     VALUE
-------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury
   securities. . . . . . $        -0- $      -0- $      -0-  $        -0-
  U.S. Government agencies
   and corporations. . .  120,599,000  1,659,000    (26,000)  122,232,000
  States and political
   subdivisions            10,515,000    373,000     (5,000)   10,883,000
  Equity securities. . .    5,198,000     51,000   (455,000)    4,794,000
                         ------------------------------------------------
Total securities
 available for sale. . .  136,312,000  2,083,000   (486,000)  137,909,000
                         ------------------------------------------------
Securities held to maturity:
  U.S.Government agencies
   and corporations. . .    7,335,000    169,000        -0-     7,504,000
  States and political
   subdivisions. . . . .    3,313,000     98,000    (11,000)    3,400,000
                         ------------------------------------------------
Total securities held
 to maturity . . . . . .   10,648,000    267,000    (11,000)   10,904,000
                         ------------------------------------------------
Federal Home Loan Bank and
 Federal Reserve Bank stock 3,738,000        -0-        -0-     3,738,000
                         ------------------------------------------------
Total securities . . . . $150,698,000 $2,350,000  $(497,000) $152,551,000
                         ------------------------------------------------
                                        GROSS       GROSS
                          AMORTIZED   UNREALIZED  UNREALIZED   FAIR
DECEMBER 31, 2001           COST        GAINS       LOSSES     VALUE
-------------------------------------------------------------------------
Securities available for sale:
  U.S. Treasury
   securities. . . . . . $  1,080,000 $    5,000 $      -0-  $  1,085,000
  U.S. Government agencies
   and corporations. . .  103,308,000  1,907,000   (130,000)  105,085,000
  States and political
   subdivisions             7,245,000     51,000    (36,000)    7,260,000
  Equity securities. . .    4,096,000    102,000        -0-     4,198,000
                         ------------------------------------------------

Total securities
 available for sale. . .  115,729,000  2,065,000   (166,000)  117,628,000
                         ------------------------------------------------
Securities held to maturity:
  U.S.Government agencies
   and corporations. . .   13,386,000    265,000        -0-    13,651,000
  States and political
   subdivisions. . . . .    3,805,000     92,000    (63,000)    3,834,000
                         ------------------------------------------------
Total securities held
 to maturity . . . . . .   17,191,000    357,000    (63,000)   17,485,000
                         ------------------------------------------------
Federal Home Loan Bank
 and Federal Reserve Bank
 stock . . . . . . . . .    3,582,000        -0-        -0-     3,582,000
                         ------------------------------------------------
Total securities . . . . $136,502,000 $2,422,000  $(229,000) $138,695,000
                         ------------------------------------------------

The amortized cost, fair values and yields of debt securities by contractual maturity date at December 31, 2002 follow:

                                                              FULLY-TAX
                                   AMORTIZED         FAIR    EQUIVALENT
DECEMBER 31, 2002                     COST            VALUE     YIELD
------------------------------------------------------------------------
Securities available for sale:
  Due within 1 year. . . . . . .$ 10,130,000    $ 10,397,000      5.60%
  After 1 but within 5 years . .  62,069,000      62,727,000      4.45
  After 5 but within 10 years. .  37,748,000      38,358,000      5.21
  After 10 years . . . . . . . .  21,167,000      21,633,000      5.53
                                ----------------------------------------
Total securities available . . . 131,114,000     133,115,000      4.93
    for sale                    ----------------------------------------

Securities held to maturity:
  Due within 1 year. . . . . . .     456,000         463,000      4.35
  After 1 but within 5 years . .   2,338,000       2,485,000      6.12
  After 5 but within 10 years. .   5,333,000       5,373,000      6.21
  After 10 years . . . . . . . .   2,521,000       2,583,000      5.17
                                ----------------------------------------
Total securities held to
 maturity. . . . . . . . . . . .  10,648,000      10,904,000      5.86
                                ----------------------------------------
Total securities . . . . . . . .$141,762,000    $144,049,000      5.00%
                                ----------------------------------------

During 2002 and 2001, proceeds from the sale of securities available for sale were $51,719,000 and $28,064,000, respectively, resulting in realized gains of $732,000 and $250,000, respectively. During 2000, there were no sales of securities. All other redemptions during these three years were in the form of proceeds at maturity or calls by the issuers of debt. The carrying value of securities pledged to secure trust, public deposits, securities sold under repurchase agreements, line of credit, and for other purposes required by law amounted to $129,567,000 and $112,937,000 at December 31, 2002 and 2001,
respectively. The fair value of securities is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments. The securities portfolio contained approximately $2,206,000 and $3,017,000 in non-rated securities of states and political subdivisions at December 31, 2002 and 2001, respectively. Based upon yield, term to maturity and market risk, the valuation service estimated the fair value of these securities to be $2,254,000 and $3,035,000 at December 31, 2002 and 2001, respectively. The majority of these non-rated securities are short-term debt issues of local political subdivisions. Management has reviewed these non-rated securities and has determined that there is no impairment to their value as of December 31, 2002 and 2001.

LNB BANCORP, INC. 2002 ANNUAL REPORT 21
END PUBLISHED PAGE 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(6) TRANSACTIONS WITH RELATED PARTIES:
The Corporation, through its subsidiary Bank, makes loans to its officers, directors and their affiliates. These loans are made with substantially the same terms and conditions as transactions with non-related parties. An analysis of loans outstanding to related parties follows:
Years ended December 31,                     2002                2001
-------------------------------------------------------------------------
Aggregate amount beginning of year      $ 16,423,000        $ 14,160,000
Additions (deductions):
   New loans                               5,735,000           3,899,000
   Repayments                             (1,223,000)         (1,705,000)
   Changes in directors and officers
     and/or their affiliations, net        3,673,000              69,000
                                        ---------------------------------
Aggregate amount end of year            $ 24,608,000        $ 16,423,000
                                        ---------------------------------
(7) LOANS AND RESERVE FOR LOAN LOSSES:
Loan balances at December 31, 2002 and 2001 are summarized as follows:

December 31,                                      2002          2001
------------------------------------------------------------------------
Real estate loans (includes loans secured primarily by real estate only):
  Construction and land development. . . . . $ 56,442,000  $ 38,045,000
  One to four family residential . . . . . .  202,847,000   201,080,000
  Multi-family residential . . . . . . . . .    3,803,000     3,930,000
  Non-farm non-residential properties. . . .  150,936,000   142,248,000
Commercial and industrial loans. . . . . . .   47,399,000    43,220,000
Personal loans to individuals:
  Auto, single payment and installment . . .   42,569,000    43,705,000
  Credit card and related plans. . . . . . .    5,117,000     4,862,000
All other loans. . . . . . . . . . . . . . .      437,000       398,000
                                             ---------------------------
TOTAL LOANS. . . . . . . . . . . . . . . . .  509,550,000   477,488,000
 Reserve for loan losses . . . . . . . . . .   (6,653,000)   (5,890,000)
                                             ---------------------------
NET LOANS. . . . . . . . . . . . . . . . . . $502,897,000  $471,598,000
                                             ---------------------------

Activity in the reserve for loan losses for 2002, 2001 and 2000 is summarized as follows:

Years ended December 31,           2002           2001           2000
------------------------------------------------------------------------
Balance at beginning of year. . $5,890,000     $5,250,000    $4,667,000
Provision for loan losses . . .  2,200,000      2,200,000     1,700,000
Loans charged-off . . . . . . . (1,783,000)    (1,739,000)   (1,333,000)
Recoveries on loans previously
 charged-off. . . . . . . . . .    346,000        179,000       216,000
                               -----------------------------------------
BALANCE AT END OF YEAR. . . . . $6,653,000     $5,890,000    $5,250,000
                               -----------------------------------------

At December 31, 2002 and 2001, $7,257,000 and $8,868,000 respectively, of commercial loans were available for sale in the secondary market. At December 31, 2002 and 2001 the market value of commercial loans available for sale equaled or exceeded its carrying value. At December 31, 2002 and 2001, $1,742,000 and $3,591,000, respectively of mortgage loans were available for sale in the secondary market. At December 31, 2001, the market value of mortgage loans available for sale was less than its carrying value and was written down by $32,000. At December 31, 2002, the market value of mortgage loans available for sale equaled or exceeded their carrying value. At December 31, 2002, the Bank had firm commitments for the sale of mortgage Loans of $1,742,000.

Information regarding impaired loans is as follows:
Years ended December 31             2002          2001          2000
------------------------------------------------------------------------
Year-end impaired loans
 with no allowance for
 loan losses specifically
 allocated. . . . . . . . . . $ 8,094,000   $ 2,977,000     $ 1,599,000
Year-end impaired loans
 with allowance for loan
 losses specifically
 allocated. . . . . . . . . .  10,881,000     8,664,000       6,228,000
Amount of the allowance
 specifically allocated to
 impaired loans . . . . . . .   1,711,000     1,957,000         862,000
Average of impaired loans
 during the year. . . . . . .  16,454,000       978,000       1,230,000
Interest income recognized
 during impairment. . . . . .      95,000        60,000          72,000
Cash-basis interest income
 recognized . . . . . . . . .         -0-           -0-             -0-
------------------------------------------------------------------------
22 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(8)BANK PREMISES, EQUIPMENT AND LEASES:
Bank premises and equipment are summarized as follows:

December 31,                                        2002           2001
------------------------------------------------------------------------
Land . . . . . . . . . . . . . . . . . . . . .$ 2,347,000    $ 1,896,000
Buildings. . . . . . . . . . . . . . . . . . .  9,765,000      9,338,000
Equipment. . . . . . . . . . . . . . . . . . . 16,571,000     15,769,000
Leasehold improvements . . . . . . . . . . . .    688,000        688,000
                                              --------------------------
Total Costs. . . . . . . . . . . . . . . . . . 29,371,000     27,691,000
                                              --------------------------
Less accumulated depreciation
 and amortization. . . . . . . . . . . . . . . 18,623,000     17,171,000
                                              --------------------------
TOTAL. . . . . . . . . . . . . . . . . . . . .$10,748,000    $10,520,000
                                              --------------------------
Depreciation and amortization of Bank premises and equipment charged to noninterest expenses amounted to $1,286,000 in 2002, $1,368,000 in 2001 and $1,440,000 in 2000. Amortization of purchased software charged to noninterest expenses amounted to $276,000 in 2002, $257,000 in 2001 and $227,000 in 2000.

At December 31, 2002, the Bank was obligated to pay rental commitments under noncancelable operating leases on banking centers and certain equipment as follows:

     Year Ending                     Banking
     December 31,                    Centers       Equipment
  -----------------------------------------------------------
       2003. . . . . . . . . . . . .$234,000       $37,000
       2004. . . . . . . . . . . . . 100,000        33,000
       2005. . . . . . . . . . . . .  76,000        22,000
       2006. . . . . . . . . . . . .  66,000           -0-
       2007. . . . . . . . . . . . .  41,000           -0-
       2008 and thereafter . . . . .  17,000           -0-
                                  ---------------------------
      Total. . . . . . . . . . . . .$534,000       $92,000
                                  ---------------------------

Rentals paid under leases on banking centers and equipment, respectively, amounted to $256,000 and $15,000 in 2002, $241,000 and $5,000 in 2001 and
$265,000 and $4,000 in 2000.

(9) DEPOSITS:
Deposit balances at December 31, 2002 and 2001 are summarized as follows:
December 31,                                        2002           2001
------------------------------------------------------------------------
Demand and other noninterest-bearing deposits:
  Individuals, partnerships
   and corporations. . . . . . . . . . . . . .$ 73,727,000  $ 77,991,000
  U.S. Government. . . . . . . . . . . . . . .     136,000       133,000
  States and political subdivisions. . . . . .   2,399,000     4,318,000
  Certified, official, travelers
   checks and other. . . . . . . . . . . . . .   4,617,000     5,046,000
                                              --------------------------
Total demand and other noninterest-
 bearing deposits. . . . . . . . . . . . . . .  80,879,000    87,488,000
                                              --------------------------
Savings, checkinvest, market access,
 money market and passbook accounts:
  Individuals and non-profit organizations . . 215,772,000   209,265,000
  Corporations and profit organizations. . . .  53,392,000    44,241,000
  States and political subdivisions. . . . . .  11,452,000           -0-
                                              --------------------------
Total savings, checkinvest, market access,
 money market and passbook accounts. . . . . . 280,616,000   253,506,000
                                              --------------------------
Certificates of deposit:
  Individuals, partnerships and
    corporations . . . . . . . . . . . . . . . 165,434,000   154,679,000
  States and political subdivisions. . . . . .  39,198,000    22,594,000
                                              --------------------------
Total certificates of deposit. . . . . . . . . 204,632,000   177,273,000
                                              --------------------------
TOTAL DEPOSITS . . . . . . . . . . . . . . . .$566,127,000  $518,267,000
                                              --------------------------
The aggregate amount of certificates of deposit in denominations of $100,000 or more amounted to $61,554,000 and $40,690,000 at December 31,
2002 and 2001, respectively.

The maturity distribution of certificates of deposit as of December
31, 2002 and 2001 follows:
                                      After 3           After 6
                                      Months            Months
                      Within 3        But Within        But Within
                      Months          6 Months          1 Year
------------------------------------------------------------------------
December 31, 2002. . $60,748,000     $33,021,000        $36,702,000
                     ---------------------------------------------------
December 31, 2001. . $51,135,000     $33,740,000        $36,387,000
                     ---------------------------------------------------

                      After 1         After 2
                      Year But        Years But
                      Within          Within
                      2 Years         5 Years           Total
------------------------------------------------------------------------
December 31, 2001. . $50,351,000     $23,810,000      $204,632,000
                     ---------------------------------------------------
December 31, 2001. . $37,084,000     $18,927,000      $177,273,000
                     ---------------------------------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 23
END PUBLISHED PAGE 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(10) SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM
BORROWINGS:

Information relating to securities sold under repurchase agreements and other short-term borrowings for the years ended December 31, 2002, 2001 and 2000 follows:

December 31,                        2002          2001           2000
------------------------------------------------------------------------
Securities sold under repurchase agreements and other short-term borrowings
  At December 31:
    Outstanding. . . . . . . . .$26,866,000   $29,170,000    $30,391,000
    Interest rate. . . . . . . .     1.36%         1.96%          5.37%
  Average for the year:
    Outstanding. . . . . . . . .$22,604,000   $26,916,000    $30,756,000
    Interest rate. . . . . . . .     1.74%         3.22%          5.47%
  Maximum month-end outstanding.$29,633,000   $38,361,000    $33,801,000

The Bank maintains a line of credit for advances and discounts with the Federal Reserve Bank of Cleveland. The amount of the line of credit varies on a monthly basis. The level of the line is equal to 85% of the balances of qualified home equity loans that are pledged as collateral for the line. At December 31, 2002 the Bank had pledged approximately $47,721,000 in home equity loans, resulting in an available line of credit of approximately $36,313,000. The Bank has not made a draw against this line of credit since December of 1999.

(11) FEDERAL HOME LOAN BANK ADVANCES,
SHORT-TERM ADVANCES:
Information relating to Federal Home Loan Bank (FHLB) cash management, short-term and long-term advances as of and for the years ended December 31, 2002, 2001 and 2000 follows:

December 31,                           2002        2001      2000
-----------------------------------------------------------------------
Cash management advances average and maximums
Average for the year:
   Outstanding. . . . . . . . . . .$ 3,743,000 $ 6,726,000 $ 2,978,000
   Interest rate. . . . . . . . . .      1.88%       3.98%       6.52%
Maximum month-end outstanding . . .$13,000,000 $21,500,000 $19,000,000
                                   ------------------------------------

December 31,                           2002        2001        2000
-----------------------------------------------------------------------
Cash management advances
 Outstanding. . . . . . . . . . . .$ 5,500,000 $19,000,000 $ 9,000,000
 Interest rate. . . . . . . . . . .      1.40%       1.90%       6.75%
Short-term advances outstanding . .$24,595,000 $10,750,000 $16,095,000
 Interest rate. . . . . . . . . . . 1.50-4.95%  4.27-6.31%  4388-6.85%

LONG-TERM ADVANCES:
                   Year
                 Maturing              2002         2001       2000
                 --------
Amount. . . . . .  2002                                      8,250,000
Interest rate . .                                           4.27-6.31%
Amount. . . . . .  2003                          19,569,000
Interest rate . .                                3.16-4.95%
Amount. . . . . .  2004              6,000,000
Interest rate . .                   3.57-3.73%
Amount. . . . . .  2005             11,830,000
Interest rate . .                   2.87-4.61%
Amount. . . . . .  2006              1,000,000
Interest rate . .                        4.92%

At December 31, 2002, collateral pledged for FHLB advances consisted of all shares of FHLB stock owned by the Bank and qualified mortgage loans totaling $223,284,000. The total borrowing capacity of the Bank, at December 31, 2992, was $109,242,000 with unused collateral borrowing capacity of $60,317,000. The Bank maintains a $40,000,000 cash management line of credit with the FHLB which matures on August 1, 2003. At December 31, 2002, the Bank had $5,500,000 in borrowing outstanding under this cash management line of credit with $34,550,000 of available credit remaining under this line.

24 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(12) INCOME TAXES:
The annual provision for income taxes consists of the following:

Years ended December 31,          2002           2001           2000
------------------------------------------------------------------------
INCOME TAXES
  Federal current expense. . . $4,119,000     $4,361,000     $4,743,000
  Federal deferred expense
    (benefit). . . . . . . . .     81,000       (313,000)      (348,000)
  State current expense. . . .        -0-            -0-          5,000
                              ------------------------------------------
TOTAL INCOME TAXES . . . . . . $4,200,000     $4,048,000     $4,400,000
                              ------------------------------------------

The following presents a reconciliation of the total income taxes as shown on the Consolidated Statements of Income with that which would be computed by applying the statutory Federal tax rate of 35 percent to income before income taxes.

Years ended December 31,          2002           2001           2000
------------------------------------------------------------------------
Computed "expected" tax
 expense . . . . . . . . . . . $4,678,000     $4,414,000     $4,491,000
 Increase (reduction) in income
  taxes resulting from:
   Tax exempt interest on
    obligations of states
    and political subdivisions   (188,000)      (139,000)       (82,000)
   State income taxes net of
    Federal benefit. . . . . .        -0-            -0-          3,000
   Other, net. . . . . . . . .   (290,000)      (227,000)       (15,000)
                              ------------------------------------------
TOTAL INCOME TAXES . . . . . . $4,200,000     $4,048,000     $4,400,000
                              ------------------------------------------

Net deferred Federal tax assets are included in Other Assets on the Consolidated Balance Sheets. Management believes that it is more likely than not that the deferred Federal tax assets will be realized. The tax effects of temporary differences that give rise to significant portions of the deferred Federal tax assets and deferred Federal tax liabilities are presented below.

December 31,                                       2002        2001
-----------------------------------------------------------------------
Deferred Federal tax assets:
  Reserve for loan losses . . . . . . . . . . . $2,262,000  $2,003,000
  Deferred compensation . . . . . . . . . . . .    370,000     352,000
  Accrued vacation payable. . . . . . . . . . .    181,000     167,000
  Intangible asset amortization . . . . . . . .      9,000      89,000
  Accrued pension payable . . . . . . . . . . .        -0-      34,000
  Other, net. . . . . . . . . . . . . . . . . .     30,000      39,000
                                               ------------------------
Total deferred Federal tax assets . . . . . . .  2,852,000   2,684,000

Deferred Federal tax liabilities:
  Bank premises and equipment depreciation. . .   (397,000)   (344,000)
  FHLB stock dividends. . . . . . . . . . . . .   (350,000)   (297,000)
  Unrealized gain on securities available for sale(543,000)   (646,000)
  Accrued loan fees and costs . . . . . . . . .   (267,000)   (141,000)
  Deferred charges. . . . . . . . . . . . . . .    (67,000)    (89,000)
  Prepaid pension . . . . . . . . . . . . . . .    (39,000)        -0-
                                               ------------------------
Total deferred Federal tax liabilities. . . . . (1,663,000) (1,517,000)
                                               ------------------------
NET DEFERRED FEDERAL TAX ASSETS . . . . . . . . $1,189,000  $1,167,000
                                               ------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 25
END PUBLISHED PAGE 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(13)SHAREHOLDERS' EQUITY:
PREFERRED STOCK:
The Corporation is authorized to issue up to 1,000,000 shares of Voting Preferred Stock, no par value. As of December 31, 2002, no such stock had been issued. The Board of Directors of the Corporation is authorized to provide for the issuance of one or more series of Voting Preferred Stock and establish the dividend rate, dividend dates, whether dividends are cumulative, liquidation prices, redemption rights and prices, sinking fund requirements, conversion rights, and restrictions on the issuance of any series of Voting Preferred Stock. The Voting Preferred Stock may be issued with conversion rights to common stock and may rank prior to the common stock in dividends, liquidation preferences, or both. The Corporation has authorized 750,000 Series A Voting Preferred Shares none of which have been issued.

COMMON STOCK:
The Corporation is authorized to issue up to 15,000,000 shares of common stock. Common shares outstanding were 4,401,232 and 4,317,558 at December 31, 2002, and December 31, 2001, respectively.

The Board of Directors of LNB Bancorp, Inc. declared a two percent stock dividend, paid on July 2, 2002, to shareholders of record on June 17, 2002. The two percent stock dividend increased LNB Bancorp, Inc.'s common stock outstanding by 85,474 shares. Cash was issued in lieu of fractional shares.

The Board of Directors of LNB Bancorp, Inc. declared a two percent stock dividend, paid on July 1, 2001, to shareholders of record on June 12, 2001. The two percent stock dividend increased LNB Bancorp, Inc.'s common stock outstanding by 84,225 shares.

COMMON STOCK REPURCHASE PLAN AND TREASURY STOCK:
On May 20, 1997, the Board of Directors authorized the repurchase of up to 100,000 shares of common stock. The repurchased shares will be used primarily for qualified employee benefit plans, incentive stock option plans, stock dividends and other Corporate purposes. At December 31, 2002 and at December 31, 2001, LNB Bancorp, Inc. held 100,000 shares of common stock as Treasury Stock under this plan for a total cost of $2,900,000. During 2002, 2001 and 2000, no shares were issued out of Treasury Stock.

SHAREHOLDER RIGHTS PLAN:
On October 24, 2000, the Board of Directors of LNB Bancorp, Inc. adopted a Shareholder Rights Plan. The rights plan is designed to prevent a potential acquirer from exceeding a prescribed ownership level in LNB Bancorp, Inc., other than in the context of a negotiated acquisition involving the Board of Directors. If the prescribed level is exceeded, the rights become exercisable and, following a limited period for the Board of Directors to redeem the rights, allow shareholders, other than the potential acquirer that triggered the exercise of the rights, to purchase Preferred Share Units of the

Corporation having characteristics comparable to the Corporation's Common Shares, at 50% of market value. This would likely dramatically dilute the potential acquirer's ownership level and voting power, making an acquisition of the Corporation without prior Board approval prohibitively expensive.

The Shareholder Rights Plan provided for the distribution of one Preferred Share Purchase Right as a dividend on each outstanding LNB Bancorp, Inc. Common Share held as of the close of business on November 6, 2000. One Preferred Share Purchase Right will also be distributed for each Common Share issued after November 6, 2000. Each right entitles the registered holder to purchase from LNB Bancorp, Inc. Units of a new series of Voting Preferred Shares, no par value, at 50 percent of market value, if a person or group acquires 15 percent or more of LNB Bancorp, Inc.'s Common Shares. Each Unit of the new Preferred Shares has terms designed to make it the economic equivalent of one Common Share. A complete description of the distribution, exercise, and the terms of the rights are set forth in a Shareholder Rights Agreement dated October 24, 2000 between LNB Bancorp, Inc. and Registrar and Transfer Company as Rights Agent. The Shareholder Rights Agreement was filed with the Securities and Exchange Commission in a Form 8-A Filing on November 6, 2000.

DIVIDENDS:
Total cash dividends declared per share for 2002 increased $.02 or two percent, to $1.02 per share, up from $1.00 per share in 2001. Total cash dividends declared in 2002, including the $.02 EXTRA dividend declared by the Board of Directors in November, rose to $4,468,000. In each of the last 15 years, the Board of Directors has approved an increase in the regular cash dividend, with the 2002 dividend representing a 187% increase from 1992 when $1,555,000 in total cash dividends were declared.

LNBB DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN:
The Board of Directors adopted the LNBB Direct Stock Purchase and Dividend Reinvestment Plan (the Plan) effective June 2001, replacing the former LNB Bancorp, Inc. Dividend Reinvestment Plan. The Plan authorized the sale of 500,000 shares of the Corporation's common shares to shareholders who choose to invest all or a portion of their cash dividends plus additional cash payments for LNB Bancorp, Inc. common stock. The Corporation did not issue shares pursuant to the Plan in 2002 while 45,830 shares were purchased in the open market at the current market price. The Corporation issued 10,835 shares pursuant to the Plan in 2001 while 37,667 shares were purchased in the open market at the current market price. During 2000, stock for the former Plan was purchased in the open market at the current market price.

DIVIDEND RESTRICTIONS:
Dividends paid by the Bank are the primary source of funds available to the Corporation for payment of dividends to shareholders and for other working capital needs. The payment of dividends by the Bank to the Corporation is subject to restrictions by the Office of the Comptroller of Currency. These restrictions generally limit dividends to the current and prior two years' retained earnings. At December 31, 2002, approximately $13,186,000 of the Bank's retained earnings were available for dividends to the Corporation. In addition to these restrictions, as a practical matter, dividend payments cannot reduce regulatory capital levels below the Corporation's regulatory capital requirements and minimum regulatory guidelines. These restrictions do not presently limit the Corporation from paying normal dividends.

26 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(14) REGULATORY CAPITAL:
The Corporation and the Bank are subject to risk-based capital guidelines issued by the Board of Governors of the Federal Reserve Board and the Office of Comptroller of Currency. These guidelines are used to evaluate capital adequacy and include required minimums as discussed below. The Corporation and the Bank are subject to an array of banking, Federal Deposit Insurance Corporation, U.S. Federal, and State of Ohio laws and regulations, including the FDIC Improvement Act. The FDIC Improvement Act established five capital categories ranging from "well capitalized" to "critically undercapitalized." These five capital categories are used by the Federal Deposit Insurance Corporation to determine prompt corrective action and an institution's semi-annual FDIC deposit insurance premium assessments.

Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the consolidated financial statements.

The prompt corrective action regulations provide for five categories which in declining order are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage capital ratio of at least 5 percent, a Tier I risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent.

Total capital (Tier 1 and Tier 2) amounted to $68.9 million at December 31, 2002, representing 12.89% of net risk-adjusted assets compared with $63.3 million and 13.17%, respectively, at December 31, 2001. Tier 1 capital of $62.2 million at year-end 2002 represented 11.64% of risk weighted assets, compared with $57.4 million and 11.95% at year-end 2001.

At December 31, 2002 and 2001, the capital ratios for the Corporation and its wholly owned subsidiary, Lorain National Bank, exceeded the above ratios required to be "well capitalized." The "well capitalized" status affords the Bank the ability to operate with the greatest flexibility under current laws and regulations. The Comptroller of the Currency's most recent notification, with an examination date of November 18, 2002, categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that Management believes have changed the Bank's category.

Analysis of Lorain National Bank and LNB Bancorp, Inc.'s Regulatory Capital and Regulatory Capital Requirements

                                 Minimum Required      Minimum Required
December 31          Actual    To Be Well Capitalized      Capital
------------------------------------------------------------------------
(amounts in thousands)
                Amount    Ratio     Amount    Ratio     Amount    Ratio
------------------------------------------------------------------------
2002 Total capital (to risk weighted assets)
  Consolidated. .$68,878   12.89%    $53,420  10.00%     $42,736   8.00%
  Bank. . . . . . 65,359   12.25      53,353  10.00       42,682   8.00
2001 Tier 1 capital (to risk weighted assets)
  Consolidated. . 62,201   11.64      32,052   6.00       21,368   4.00
  Bank. . . . . . 54,706   10.25      32,012   6.00       21,341   4.00
2001 Tier 1 capital (to average assets)
  Consolidated. . 62,201    9.04      34,406   5.00       27,525   4.00
  Bank. . . . . . 54,706    8.00      34,202   5.00       27,362   4.00
2001 Total capital (to risk weighted assets)
  Consolidated. . 63,252   13.17      48,018  10.00       38,414   8.00
  Bank. . . . . . 59,571   12.42      47,935  10.00       38,348   8.00
2001 Tier 1 capital (to risk weighted assets)
  Consolidated. . 57,362   11.95      28,811   6.00       19,207   4.00
  Bank. . . . . . 49,681   10.36      28,761   6.00       19,174   4.00
2001 Tier 1 capital (to average assets)
  Consolidated. . 57,362    9.08      31,575   5.00       25,260   4.00
  Bank. . . . . . 49,681    7.88      31,541   5.00       25,232   4.00

LNB BANCORP, INC. 2002 ANNUAL REPORT 27
END PUBLISHED PAGE 27

Notes to Consolidated Financial Statements
(15)FINANCIAL HOLDING COMPANY:
Substantially all of the retained earnings of the Corporation represent undistributed net income of its subsidiary. Condensed financial information of LNB Bancorp, Inc. (Financial Holding Company only) is as follows:

CONDENSED BALANCE SHEETS
December 31,                                     2002           2001
------------------------------------------------------------------------
ASSETS:
Cash. . . . . . . . . . . . . . . . . . . . .$ 1,241,000    $ 1,245,000
Short-term investments. . . . . . . . . . . .  3,224,000      3,488,000
Investment in subsidiary bank . . . . . . . . 59,084,000     54,408,000
Investment in subsidiary nonbanks . . . . . .     96,000         56,000
Securities available for sale . . . . . . . .     59,000        152,000
Note receivable - subsidiary
 (6.80% due 1/1/2007) . . . . . . . . . . . .  4,000,000      4,000,000
Other assets. . . . . . . . . . . . . . . . .    170,000         15,000
                                             ---------------------------
Totals assets . . . . . . . . . . . . . . . .$67,874,000    $63,364,000
                                             ---------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities . . . . . . . . . . . . . . . . .$ 1,261,000    $ 1,226,000
Shareholders' equity. . . . . . . . . . . . . 66,613,000     62,138,000
                                             ---------------------------
Total liabilities and shareholders' equity. .$67,874,000    $63,364,000
                                             ---------------------------
CONDENSED STATEMENTS OF INCOME
Years ended December 31,           2002           2001           2000
------------------------------------------------------------------------
INCOME:
Cash dividends from subsidiary $ 4,468,000    $ 4,365,000   $ 4,191,000
Interest and other income. . .     581,000        466,000       445,000
                              ------------------------------------------
                                 5,049,000      4,831,000     4,636,000
EXPENSES:
Other expenses . . . . . . . .     838,000        376,000       334,000
                              ------------------------------------------
Income before income taxes and
 equity in undistributed
 net income of subsidiary. . .   4,211,000      4,455,000     4,302,000
Income tax (benefit) expense .     (87,000)        26,000        55,000
Equity in undistributed net
 income of subsidiary. . . . .   4,867,000      4,136,000     4,183,000
                              ------------------------------------------
NET INCOME . . . . . . . . . . $ 9,165,000    $ 8,565,000   $ 8,430,000
                              ------------------------------------------

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31,           2002           2001          2000
------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Dividends from subsidiary. . . $ 4,468,000    $ 4,365,000   $ 4,191,000
Other, net . . . . . . . . . .    (313,000)       119,000        55,000
                              ------------------------------------------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES. . . . .   4,155,000      4,484,000     4,246,000

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturity of
 securities available for sale      80,000            -0-           -0-
Purchases of securities
 available for sale. . . . . .     (39,000)       (64,000)          -0-
                              ------------------------------------------
NET CASH (USED) IN INVESTING
 ACTIVITIES. . . . . . . . . .      41,000        (64,000)          -0-
CASH FLOWS FROM FINANCING
 ACTIVITIES:
Cash paid in lieu of fractional
 shares related to a 2% stock
 dividend. . . . . . . . . . .     (22,000)           -0-           -0-
Proceeds from exercise of
 stock options and shares
 issued under LNBB Direct
 Stock Purchase and Dividend
 Reinvestment Plan . . . . . .       3,000        348,000        25,000
Dividends paid to shareholders  (4,445,000)    (4,337,000)   (4,086,000)
                              ------------------------------------------
NET CASH (USED) IN FINANCING
 ACTIVITIES. . . . . . . . . .  (4,464,000)    (3,989,000)   (4,061,000)
                              ------------------------------------------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS . .    (268,000)       431,000       185,000
CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR . . . . . .   4,733,000      4,302,000     4,117,000
                              ------------------------------------------
CASH AND CASH EQUIVALENTS AT
 END OF YEAR . . . . . . . . . $ 4,465,000    $ 4,733,000   $ 4,302,000
                              ------------------------------------------

28 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(16)RETIREMENT PENSION PLAN:
The Bank's non-contributory defined benefit pension plan (the Plan) covers substantially all of its employees. In general, benefits are based on years of service and the employee's level of compensation. The Bank's funding policy is to contribute annually an actuarially determined amount to cover current service cost plus amortization of prior service costs. At December 31, 2002, approximately 59% of plan assets were invested in corporate equities and 38% in U.S. Treasury securities, with the remaining in cash equivalents.

The net periodic pension costs charged to other expenses amounted to $574,000 in 2002, $313,000 in 2001 and $95,000 in 2000. At December 31, 2002 there were 245 participants in the plan. The following table sets forth the defined benefit pension plan's Change in Projected Benefit Obligation and Change in Plan Assets and Funded Status including Prepaid (Accrued) Liability for the years ended December 31, 2002, 2001, and 2000. The Plan was amended and restated for GUST effective January 1, 2001 and amended for EGTRRA effective January 1 2002. Effective December 31, 2002, the benefits under the Plan were frozen and no additional benefits will be accrued under the Plan after December 31, 2002. As a result of the Plan being frozen, the Corporation recorded, as a component of its net periodic pension cost, a loss due to the curtailment in the amount of $137,000 in 2002. Also as a result of the plan being frozen, the Corporation recorded a curtailment gain, as a component of the change in the projected benefit obligation, in the amount of $2,670,000 during 2002.

Years ended December 31,          2002          2001          2000
------------------------------------------------------------------------
Change in projected benefit obligation:
Projected benefit obligation
  at beginning of year. . . .$(10,850,000) $(10,100,000) $ (9,672,000)
 Service cost . . . . . . . .    (556,000)     (531,000)     (474,000)
 Interest cost. . . . . . . .    (643,000)     (636,000)     (571,000)
 Actuarial gain(loss) . . . .     (83,000)       22,000      (399,000)
 Curtailment gain . . . . . .   2,670,000           -0-           -0-
 Benefits paid. . . . . . . .   1,047,000       395,000     1,016,000
                             -------------------------------------------
Projected benefit obligation
  at end of year. . . . . . .$ (8,415,000) $(10,850,000) $(10,100,000)
                             -------------------------------------------
Change in plan assets:
Fair value of plan assets at
  beginning of year . . . . .$  9,665,000  $ 10,101,000  $ 11,704,000
 Actual (loss)
  on plan assets. . . . . . .    (877,000)     (512,000)     (587,000)
 Employer contributions . . .         -0-       471,000           -0-
 Benefits paid. . . . . . . .  (1,047,000)     (395,000)   (1,016,000)
                             -------------------------------------------

Fair value of plan assets
  at end of year. . . . . . .$  7,741,000  $  9,665,000  $ 10,101,000
                             -------------------------------------------
Funded status . . . . . . . .$   (674,000) $ (1,185,000) $      1,000
 Unrecognized net (gain)
  subsequent to transition. .         -0-    (1,207,000)     (103,000)
 Unamortized prior service cost       -0-      (122,000)     (156,000)
                             -------------------------------------------
Accrued Liability . . . . . .$   (674,000) $   (100,000) $   (258,000)
                             -------------------------------------------

Net Periodic Pension Cost consisted of the following:

Years ended December 31,          2002           2001           2000
------------------------------------------------------------------------
Service cost. . . . . . . . . $   556,000    $   531,000    $   474,000
Interest cost on projected
 benefit obligation . . . . .     643,000        636,000        571,000
Expected return on plan assets   (743,000)      (819,000)      (873,000)
Amortization of transition
 net asset. . . . . . . . . .         -0-            -0-            -0-
Amortization of unrecognized
 prior service liability. . .     (35,000)       (35,000)       (35,000)
Recognized actuarial
 (gain) or loss . . . . . . .      16,000            -0-        (42,000)
                             -------------------------------------------
Net periodic pension cost . .     437,000        313,000         95,000
                             -------------------------------------------
Loss recognized due to
 Curtailment. . . . . . . . .     137,000            -0-            -0-
                             -------------------------------------------
Total pension cost. . . . . . $   574,000    $   313,000    $    95,000
                             -------------------------------------------
The principal actuarial assumptions used follow:
Weighted average discount rate      6.00%          6.00%          5.95%
                             -------------------------------------------
Expected long-term rate of
 return on plan assets. . . .       7.88%          7.88%          8.00%
                             -------------------------------------------
Assumed rate of future
 compensation increases . . .       5.00%          5.00%          5.25%
                             -------------------------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 29
END PUBLISHED PAGE 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(17) STOCK OPTION PLANS:
The Corporation sponsors four nonqualified incentive stock option agreements and one qualified stock option plan. In 2002, the Corporation did not enter into an incentive stock option agreement.

The Corporation's shareholders approved qualified incentive stock option plans on April 6, 1982 and April 16, 1985 for all officers at or above the position of Vice President or equivalent. Under each plan, 50,000 shares of stock were originally reserved. Options were granted at fair market value at the date of the grant and, accordingly, no charges are reflected in salaries and employee benefits expense due to the granting of stock options. The excess of the option price over the par value of the shares purchased through the exercise of stock options is credited to additional capital. Options granted under the plans may not be outstanding for periods exceeding 10 years from date of grant.

There were no new options granted or forfeitures under the qualified stock option plans during the three year period ended December 31, 2002. All stock option shares granted are vested. Stock options exercised under qualified plans were 200, 9,431 and 1,324 shares in 2002, 2001 and 2000, respectively.

An analysis of the qualified incentive stock option plans as of December 31, 2002 follows:

  Incentive Stock Option Plan Year           1985          1982
  ----------------------------------------------------------------
  Options outstanding:
    Total. . . . . . . . . . . . . . . . . .12,345           -0-
    Vested . . . . . . . . . . . . . . . . .12,345           -0-
  Options available
    for granting . . . . . . . . . . . . . .   -0-           -0-
  Exercise price . . . . . . . . . . . . . .$18.47        $ 0.00
                                             ---------------------
There were no stock options granted or available for granting under any of the Corporation's qualified incentive stock option plans during 2002, 2001 and 2000.

QUALIFIED AND NONQUALIFIED INCENTIVE STOCK OPTION PLANS
                          2002               2001              2000
                --------------------------------------------------------
                           Weighted           Weighted          Weighted
                            Average            Average           Average
                           Exercise            Exercise         Exercise
                 Options    Price     Options   Price   Options  Price
                --------------------------------------------------------
Outstanding at
 beginning of
 year. . . . . .  45,606    $23.73     44,158   $22.63   32,207  $21.37
Granted. . . . .     -0-      N/A      10,000    21.55   12,500   26.80
Exercised. . . .    (200)    18.47     (9,431)   14.07   (1,324)  18.01
Stock Dividend .     912     23.26        879    19.33      775   22 63
                  -------              -------           -------
Outstanding at end
 of year . . . .  46,318     23.29     45,606    23.73   44,158   22.63
                --------------------------------------------------------
Exercisable at end
 of year . . . .  46,318     23.29     45,606    23.73   44,158   22.63
                --------------------------------------------------------
Exercise prices for qualified and nonqualified options outstanding as of December 31, 2002, ranged from $18.47 to $28.27. The weighted average remaining contractual life of the nonqualified incentive stock option agreement's is 6 to 9 years. The weighted average remaining contractual life of the 1985 incentive stock option plans is 1 year.

The fair value of each option granted in 2001 is estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2001: risk-free interest rate of 5.03%, dividend yield of 4.80%, volatility factors of the expected market price of LNB Bancorp, Inc.'s common stock of 38.4%; and a weighted average expected option life of 10 years. Weighted average fair value of options granted during 2001 was $6.04.

Had compensation cost for the Corporation's stock-based compensation plans been determined consistent with SFAS No. 123, net income and net income per share would have been as summarized below.

Years ended December 31,              2002        2001        2000
---------------------------------------------------------------------
Pro forma net income. . . . . . . $9,148,000  $8,525,000  $8,400,000
Pro forma net
     income per share: .
  Basic . . . . . . . . . . . . . $     2.08  $     1.94  $     1.92
  Diluted . . . . . . . . . . . . $     2.08  $     1.94  $     1.92
                                 ------------------------------------
30 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(18) EMPLOYEE STOCK OWNERSHIP PLAN:
The Lorain National Bank Employee Stock Ownership Plan (ESOP) is a non-contributory plan that covers substantially all employees. Contributions by the Bank to the ESOP are discretionary and subject to approval by the Board of Directors. Contributions are expensed in the year in which they are approved and totaled $263,000, $0 and $450,000 in 2002, 2001, and 2000, respectively. At December 31, 2002 there were 273 participants in the plan. Under the terms of the ESOP agreement, the Corporation's common stock is to be the Plan's primary investment..

Transactions by the ESOP, relating to activity in the Corporation's common stock, are summarized below:

Years ended December 31,        2002             2001            2000
------------------------------------------------------------------------
Cash dividend income . . . .$  184,000       $  172,000      $  148,000
Stock dividend shares. . . .     3,577            3,287           2,859
Shares purchased . . . . . .     7,421           22,953          17,337
Shares distributed . . . . .     6,142            2,690           6,298
Year end holdings:
  Shares . . . . . . . . . .   181,340          176,484         152,934
  Market value . . . . . . .$4,923,000       $3,816,000      $3,336,000
  As a percentage of
    total plan assets. . . .     98.8%            97.4%           91.7%
                            --------------------------------------------

(19) 401(K) PROFIT SHARING PLAN AND TRUST:
The Bank adopted the Lorain National Bank 401(k) Profit Sharing Plan and Trust (the Plan) effective January 1, 2001. The Plan amended and restated the Lorain National Bank Stock Purchase Plan. The Plan allows for the purchase of up to 80,000 shares of LNB Bancorp, Inc. treasury shares. During 2001, the Plan purchased LNB Bancorp, Inc common stock on the open market.

Under provisions of the Plan, a participant can contribute from 1 percent to 6 percent of their compensation to the Plan. The Bank makes a contribution equal to 50 percent of each employee's contribution. The Plan uses the contributions of the Corporation to purchase LNB Bancorp, Inc. common stock. Effective January 1, 2001, the Plan permits the investment of plan assets, contributed by employees, among different funds.

The Bank's 50% matching contributions are expensed in the year in which the associated participant contributions are made and totaled $209,000, $202,000 and $137,000 in 2002, 2001 and 2000, respectively. At December 31, 2002, there were 332 participants in the Plan.

Transactions by the Plan relating to the activity in the Corporation's common stock are summarized below:

Years ended December 31,        2002             2001            2000
------------------------------------------------------------------------
Cash dividend income. . . . $  136,000      $  131,000      $  120,000
Stock dividend shares . . .      2,577           2,509           2,238
Shares purchased. . . . . .     15,979          12,543          19,504
Shares rolled over. . . . .         83             237              -0-
Shares distributed/sold . .      5,805          10,250          23,463
Year end holdings:
  Shares. . . . . . . . . .    142,512         129,678         124,639
  Market value. . . . . . . $3,869,000      $2,804,000      $2,719,000
  As a percentage of
    total plan assets . . .      81.9%           84.9%           99.2%
                             -------------------------------------------

(20) COMMITMENTS, CREDIT RISK, AND CONTINGENCIES:
In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. These instruments are currently limited to commitments to extend credit and standby letters of credit. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 120 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on Management's credit evaluation of the applicant. Collateral held is generally single-family residential real estate and commercial real estate. Substantially all of the obligations to extend credit are variable rate commitments.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. Standby letters of credit generally are contingent upon the failure of the customer to perform according to the terms of the underlying contract with the third party.

A summary of the contractual amount of commitments follows:

December 31,                              2002              2001
----------------------------------------------------------------------
Commitments to extend credit. . . . $ 75,408,000      $ 72,125,000
Home equity lines . . . . . . . . .   38,502,000        32,989,000
Credit card arrangements. . . . . .   23,169,000        18,718,000
Commitments to sell mortgages . . .    1,742,000               -0-
Standby letters of credit . . . . .    1,864,000         1,353,000
                                    ----------------------------------
   Total. . . . . . . . . . . . . . $140,685,000      $125,185,000
                                    ----------------------------------

Most of the Bank's business activity is with customers located within the Bank's defined market area. As of December 31, 2002, the Bank had no significant concentrations of credit risk in its loan portfolio. The Bank also has no exposure to highly leveraged transactions and no foreign credits in its loan portfolio.

The nature of the Corporation's business results in litigation. Management, after reviewing with counsel all actions and proceedings pending against or involving LNB Bancorp, Inc. and subsidiaries, considers that the aggregate liability or loss, if any, resulting from them will not be material to the Corporation's financial position, results of operation or liquidity.

LNB BANCORP, INC 2002 ANNUAL REPORT 31
END PUBLISHED PAGE 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(21) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:
The Corporation discloses estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below for the Corporation's financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD AND SHORT-TERM
INVESTMENTS AND ACCRUED INTEREST, ACCOUNTS RECEIVABLE AND OTHER
FINANCIAL ASSETS:
For these short-term financial instruments, the carrying value is a reasonable estimate of fair value.

SECURITIES:
The fair value of securities is based on quoted market prices, where available. If quoted market prices are not available, fair value is estimated using the quoted market prices of comparable instruments.

PORTFOLIO LOANS, NET AND LOANS AVAILABLE FOR SALE, NET:
For variable rate loans with interest rates that may be adjusted on a quarterly, or more frequent basis, the carrying amount is a reasonable estimate of fair market value. The fair value of other types of loans is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

DEPOSITS:
The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits, savings, money market, checking and NOW accounts, is equal to the amount payable on demand as of December 31, for each year presented. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For variable rate certificates of deposit, the carrying amount is a reasonable estimate of fair value.

SECURITIES SOLD UNDER REPURCHASE AGREEMENTS AND OTHER SHORT-TERM
BORROWINGS AND ACCRUED INTEREST PAYABLE AND OTHER FINANCIAL LIABILITIES:
For these short term financial instruments, the carrying value is a reasonable estimate of fair value.

FEDERAL HOME LOAN BANK ADVANCES:
The fair value of these long-term financial instruments is estimated by discounting future cash flows using current FHLB rates for the remaining term to maturity.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:
The fair value of these commitments to extend credit approximates the fees charged to make these commitments; since rates and fees of the commitment contracts approximates those currently charged to originate similar commitments. The carrying amount and fair value of off-balance sheet instruments is not significant as of December 31, 2002 and 2001.

LIMITATIONS:
Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgement and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Estimates of fair value are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Bank has a substantial Investment and Trust Services Division that contributes net fee income annually. The Investment and Trust Services Division is not considered a financial instrument and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include property, plant, and equipment and deferred tax liabilities. In addition, it is not practicable for the Corporation to estimate the tax ramifications related to the realization of the unrealized gains and losses and they have not been reflected in any of the estimates of fair value. The impact of these tax ramifications can have a significant effect on estimates of fair value.

The estimated fair values of the Corporation's financial instruments at December 31, 2002 and 2001 are summarized as follows:

December 31,                 2002                         2001
------------------------------------------------------------------------
                       CARRYING    ESTIMATED      Carrying    Estimated
                        VALUE      FAIR VALUE      Value      Fair Value
------------------------------------------------------------------------
FINANCIAL ASSETS:
 Cash and due from
  banks and Federal
  funds sold and
  short-term
  investments      $ 26,832,000 $ 26,832,000   $ 31,505,000 $ 31,505,000
 Securities . . . .$152,295,000 $152,551,000   $138,401,000 $138,695,000
                   ============ ============   ============ ============

 Portfolio loans,
  net . . . . . . .$493,898,000 $502,205,000   $459,139,000 $460,467,000
                   ============ ============   ============ ============
 Loans available
  for sale, net . .$  8,999,000 $  8,999,000   $ 12,459,000 $ 12,459,000
                   ============ ============   ============ ============
 Accrued interest,
  accounts receivable
  and other financial
  assets. . . . . .$ 17,295,000 $ 17,295,000   $  7,013,000 $  7,013,000
                   ============ ============   ============ ============
FINANCIAL LIABILITIES:
 Deposits:
 Demand deposits,
  savings accounts
  and money market
  deposits. . . . .$361,495,000 $361,495,000   $340,994,000 $340,994,000
Certificates of
  deposit . . . . . 204,632,000  207,676,000    177,273,000  178,774,000
                   ------------ ------------   ------------ ------------
Total deposits. . .$566,127,000 $569,171,000   $518,267,000 $519,768,000
                   ============ ============   ============ ============
Securities sold
 under repurchase
 agreements and
 other short-term
 borrowings . . . .$ 26,866,000 $ 26,866,000   $ 29,170,000 $ 29,170,000
                   ============ ============   ============ ============
Federal Home Loan
 Bank advances. . .$ 48,925,000 $ 49,536,000   $ 49,345,000 $ 49,981,000
                   ============ ============   ============ ============
Accrued interest
 payable and
 other financial
 liabilities. . . .$  5,639,000 $  5,639,000   $  4,666,000 $  4,666,000
                   ============ ============   ============ ============

32 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(22) Subsequent Event:
On February 25, 2003, the Corporation's board of directors approved a three-for-two (3-for-2) stock split of the Corporation's common stock. The shares issued as the result of the split will be distributed on or about March 11, 2003 to shareholders of record at the close of business on March 10, 2003. Shareholders participating in the Corporation's dividend reinvestment plan will be issued fraction shares as is necessary. Shareholders not participating in the plan will be paid cash in lieu of fractional shares as is necessary.

The retroactive impact of the stock split is not reflected in the accompanying consolidated financial statements with respect to any references to the number of shares issued or outstanding, to pershare information, or to information relating to previous stock dividends and stock option activity. The proforma impact of the split on the aforementioned items is presented below in tabular format as if the split was recorded as of December 31, 2002. The following table presents the pro forma effect on earnings per share as if the stock split had occurred as of December 31, 2002:

The following table presents the pro forma effects on earnings per share as if the stock split had occurred as of December 31, 2002:
Basic and diluted earnings per share:       2002       2001       2000
-------------------------------------------------------------------------
As reported. . . . . . . . . . . . . . .    2.08       1.95       1.92
Pro forma. . . . . . . . . . . . . . . .    1.39       1.30       1.28
                                        ---------------------------------

The following table presents the pro forma effect of applying SFAS No. 142 as if the stock split had occurred as of December 31, 2002:
Basic and diluted earnings per share:       2002       2001       2000
-------------------------------------------------------------------------
As reported, adjusted for SFAS No. 142 .    2.08       1.99       1.96
Pro forma. . . . . . . . . . . . . . . .    1.39       1.33       1.31
                                        ---------------------------------

The following table presents the pro forma effect for the Corporation's Stock-based compensation plan, if it had been determined consistent with SFAS No. 123, and as if the stock split had occurred as of December 31, 2002:
Basic and diluted earnings per share:       2002       2001       2000
-------------------------------------------------------------------------
As reported, pro forma
 with SFAS No. 123 . . . . . . . . . . .    2.08       1.94       1.92
Pro forma. . . . . . . . . . . . . . . .    1.39       1.29       1.28
                                        ---------------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 33
END PUBLISHED PAGE 33

REPORT OF MANAGEMENT
To The Shareholders of LNB Bancorp, Inc.
January 28, 2003

The Management of LNB Bancorp, Inc. is responsible for the preparation, integrity, and fair presentation of its financial statements presented in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include amounts, some of which are based on judgments and estimates of Management.

LNB Bancorp, Inc. maintains a system of internal control over financial reporting designed to produce reliable financial statements. The system contains self-monitoring mechanisms, and compliance is tested and evaluated through a program of internal audits. Actions are taken to correct potential deficiencies as they are identified. Any internal control system has inherent limitations, including the possibility that controls can be circumvented or overridden. Further, because of changes in conditions, internal control system effectiveness may vary over time.

Management assessed the Corporation's internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America as of December 31, 2002. Based on this assessment, Management believes that, as of December 31, 2002, the Corporation maintained effective internal control over financial reporting presented in conformity with accounting principles generally accepted in the United States of America.

The Audit Committee of the Board of Directors is composed entirely of outside directors who are independent of Management and meets periodically with Management, internal auditors and independent auditors to review audit plans and the results and recommendations of their audits. The Audit Committee selects the independent auditor. KPMG LLP, independent auditors, and the internal auditors have direct and confidential access to the Audit Committee at all times to discuss the results of their examinations.

The accounting firm of KPMG LLP has been engaged by LNB Bancorp, Inc. to audit its financial statements and their report follows.

/s/Gary C. Smith                         /s/Gregory D. Friedman
Gary C. Smith                            Gregory D. Friedman, CPA
President and                            Executive Vice President,
Chief Executive Officer                  Chief Financial Officer and
                                         Corporate Secretary

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
LNB BANCORP, INC.

We have audited the accompanying consolidated balance sheets of LNB Bancorp, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNB Bancorp, Inc. and subsidiaries at December 31, 2002 and 2001, and the results of their operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.


/s/KPMG LLP

Cleveland, Ohio
January 28, 2003, except as to note 22, which is as of February 25, 2003

34 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 34

SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

Consolidated unaudited quarterly financial and per share data for the years ended December 31, 2002, 2001 and 2000 are summarized as follows:
                   First       Second      Third      Fourth
                  Quarter(3)   Quarter(3) Quarter(3)  Quarter    Totals
------------------------------------------------------------------------
Total    2002$10,189,000 $10,474,000 $10,415,000 $10,286,000 $41,364,000
interest 2001 11,724,000  11,485,000  11,081,000  10,811,000  45,101,000
income   2000 10,939,000  11,521,000  11,992,000  12,193,000  46,645,000
------------------------------------------------------------------------
Total    2002  3,106,000   3,175,000   3,072,000   2,742,000  12,095,000
interest 2001  4,903,000   4,432,000   4,194,000   3,469,000  16,998,000
expense  2000  4,384,000   4,549,000   5,038,000   5,238,000  19,209,000
------------------------------------------------------------------------
Net      2002  7,083,000   7,299,000   7,343,000   7,544,000  29,269,000
interest 2001  6,821,000   7,053,000   6,887,000   7,342,000  28,103,000
income   2000  6,555,000   6,972,000   6,954,000   6,955,000  27,436,000
------------------------------------------------------------------------
Provision2002    600,000     525,000     600,000     475,000   2,200,000
for loan 2001    450,000     400,000     450,000     850,000   2,200,000
losses   2000    300,000     300,000     650,000     450,000   1,700,000
------------------------------------------------------------------------
Net      2002  6,483,000   6,774,000   6,743,000   7,069,000  27,069,000
interest 2001  6,371,000   6,603,000   6,437,000   6,492,000  25,903,000
income   2000  6,255,000   6,672,000   6,304,000   6,505,000  25,736,000
after provision for loan losses
------------------------------------------------------------------------
Non-     2002  2,638,000   2,867,000   2,568,000   2,706,000  10,579,000
interest 2001  2,043,000   2,383,000   2,537,000   2,486,000   9,448,000
income   2000  1,933,000   2,112,000   2,124,000   2,201,000   8,370,000
------------------------------------------------------------------------
Non-     2002  5,994,000   6,122,000   5,945,000   6,222,000  24,283,000
interest 2001  5,399,000   5,749,000   5,637,000   5,953,000  22,738,000
expenses 2000  5,200,000   5,540,000   5,137,000   5,399,000  21,276,000
------------------------------------------------------------------------
Income   2002  1,022,000   1,082,000   1,033,000   1,063,000   4,200,000
taxes    2001  1,009,000   1,082,000   1,145,000     812,000   4,048,000
         2000  1,008,000   1,124,000   1,130,000   1,138,000   4,400,000
------------------------------------------------------------------------
Net      2002 $2,105,000  $2,237,000  $2,333,000  $2,490,000  $9,165,000
income   2001  2,006,000   2,155,000   2,193,000   2,211,000   8,565,000
         2000  1,980,000   2,120,000   2,161,000   2,169,000   8,430,000
------------------------------------------------------------------------
Basic    2002      $ .48       $ .51       $ .53       $ .56       $2.08
earnings 2001        .46         .49         .50         .50        1.95
per      2000        .46         .47         .49         .40        1.92
share(1)
------------------------------------------------------------------------

Diluted  2002      $ .49       $ .50       $ .53       $ .56       $2.08
earnings 2001        .46         .49         .50         .50        1.95
per      2000        .46         .47         .49         .50        1.92
share(1)
------------------------------------------------------------------------
Dividends2002      $ .25       $ .25       $ .25       $ .27       $1.02
declared 2001        .24         .24         .25         .27        1.00
per share2000        .23         .23         .24         .26         .96
(2)
------------------------------------------------------------------------
(1) Basic and Diluted earnings per share is computed using the weighted average number of shares outstanding during each quarter and each year.
(2) All share and per share data have been adjusted to reflect the 2 percent stock dividend in 2002, 2001 and 2000.
(3)Certain amounts reported for the year 2002 have been restated as a result of the adoption of SFAS No. 142 and SFAS No. 147.


LNB Bancorp, Inc. and Lorain National Bank

TOTAL ASSETS (Millions of Dollars)
(A Total Assets graph follows in printed version with assets on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

TOTAL LOANS (Millions of Dollars)
(A Total Loans graph follows in printed version with loans on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

NET INCOME (Millions of Dollars)
(A Net Income graph follows in printed version with income on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

            Total Assets           Total Loans             Net Income
Year    (Millions of Dollars)  (Millions of Dollars) (Millions Of Dollars
2002         $715.4                 $509.6                  $9,165
2001         $664.5                 $477.5                  $8,565
2000         $622.1                 $451.1                  $8,430
1999         $599.6                 $419.5                  $7,641
1998         $541.7                 $369.9                  $6,818

LNB BANCORP, INC. 2002 ANNUAL REPORT 35
END PUBLISHED PAGE 35

FIVE YEAR CONSOLIDATED FINANCIAL SUMMARY
CONDENSED STATEMENTS OF INCOME AND CASH DIVIDENDS DECLARED - YEARS ENDED DECEMBER 31,
                                   2002           2001           2000
------------------------------------------------------------------------
Total interest income. . . . . $41,364,000    $45,101,000   $46,645,000
Total interest expense . . . .  12,095,000     16,998,000    19,209,000
                              ------------------------------------------
 Net interest income . . . . .  29,269,000     28,103,000    27,436,000
Provision for loan losses. . .   2,200,000      2,200,000     1,700,000
Other income . . . . . . . . .   9,753,000      9,122,000     8,369,000
Gains on sales of assets . . .     826,000        326,000         1,000
Other expenses . . . . . . . .  24,283,000     22,738,000    21,276,000
                              ------------------------------------------
Income before income taxes . .  13,365,000     12,613,000    12,830,000
Income taxes . . . . . . . . .   4,200,000      4,048,000     4,400,000
                              ------------------------------------------
Net income . . . . . . . . . . $ 9,165,000    $ 8,565,000   $ 8,430,000
                              ------------------------------------------
Cash dividends declared. . . . $ 4,468,000    $ 4,365,000   $ 4,191,000
                              ------------------------------------------
CONDENSED BALANCE SHEETS - DECEMBER 31,
                                   2002           2001           2000
------------------------------------------------------------------------
Cash and cash equivalents  . .$ 26,832,000   $ 31,505,000  $ 25,136,000
Securities . . . . . . . . . . 152,295,000    138,401,000   127,101,000
Net loans. . . . . . . . . . . 502,897,000    471,598,000   445,890,000
Other assets . . . . . . . . .  33,375,000     23,022,000    23,983,000
                              ------------------------------------------
Total assets . . . . . . . . .$715,399,000   $664,526,000  $622,110,000
                              ------------------------------------------
Total deposits . . . . . . . .$566,127,000   $518,267,000  $496,091,000
Other borrowings . . . . . . .  75,791,000     78,515,000    63,736,000
Other liabilities. . . . . . .   6,868,000      5,606,000     5,758,000
                              ------------------------------------------
Total liabilities. . . . . . . 648,786,000    602,388,000   565,585,000
                              ------------------------------------------
Total shareholders' equity . .  66,613,000     62,138,000    56,525,000
                              ------------------------------------------
Total liabilities
 and shareholders' equity. . .$715,399,000   $664,526,000  $622,110,000
                              ------------------------------------------
PER SHARE DATA
                                    2002           2001           2000
------------------------------------------------------------------------
Basic earnings(1). . . . . . .     $ 2.08         $ 1.95        $ 1.92
Diluted earnings(1). . . . . .     $ 2.08         $ 1.95        $ 1.92
Cash dividends declared(2). .      $ 1.02         $ 1.00        $  .96
Book value per share(2). . . .     $15.14         $14.12        $12.90
Shares outstanding at end
 of year(2). . . . . . . . . .  4,401,232      4,401,032     4,380,742
                              ------------------------------------------
FINANCIAL RATIOS
                                    2002            2001         2000
------------------------------------------------------------------------
Return on average
  assets (ROAA)(4) . . . . . .      1.33%           1.35%        1.39%
Return on average
 shareholders' equity(ROAE)(4)     14.24           14.36        15.83
Net interest margin(3) . . . .      4.52            4.72         4.84
Efficiency ratio(3). . . . . .     62.08           60.96        59.42
Loans to deposits. . . . . . .     90.01           92.13        90.94
Dividend Payout. . . . . . . .     48.75           50.96        49.72
Shareholders' equity to assets(4)   9.31            9.35         8.77
                              ------------------------------------------
ASSET QUALITY RATIOS
                                    2002           2001           2000
------------------------------------------------------------------------
Net charge-offs to
  total loans. . . . . . . . .       .29%            .33%         .25%
Reserve for loan losses to
 total loans . . . . . . . . .      1.31            1.23         1.16
Non-performing loans to total
 loans . . . . . . . . . . . .       .37             .30          .51
Reserve for loan losses to
  nonperforming loans. . . . .    352.94          409.30       226.60
                              ------------------------------------------
CONDENSED STATEMENTS OF INCOME AND CASH DIVIDEND DECLARED - YEARS ENDED DECEMBER 31,
                                   1999           1998
----------------------------------------------------------
Total interest income  . . . . $41,617,000    $38,178,000
Total interest expense . . . .  15,593,000     13,999,000
                               ---------------------------
 Net interest income . . . . .  26,024,000     24,179,000
Provision for loan losses. . .   2,000,000      2,275,000
Other income . . . . . . . . .   7,936,000      6,997,000
Gains on sales of assets . . .     162,000        655,000
Other expenses . . . . . . . .  20,639,000     18,861,000
                               ---------------------------
Income before income taxes . .  11,483,000     10,245,000
Income taxes . . . . . . . . .   3,842,000      3,427,000
                               ---------------------------
Net income . . . . . . . . . . $ 7,641,000    $ 6,818,000
                               ---------------------------
Cash dividends declared. . . . $ 3,794,000    $ 3,545,000
                               ---------------------------

CONDENSED BALANCE SHEETS - DECEMBER 31,
                                   1999           1998
----------------------------------------------------------
Cash and cash equivalents. . .$ 37,343,000   $ 32,801,000
Securities . . . . . . . . . . 123,319,000    118,519,000
Net loans. . . . . . . . . . . 414,849,000    366,383,000
Other assets . . . . . . . . .  24,100,000     24,043,000
                              ----------------------------
Total assets . . . . . . . . .$599,611,000   $541,746,000
                              ----------------------------
Total deposits . . . . . . . .$456,831,000   $443,848,000
Other borrowings . . . . . . .  86,467,000     45,005,000
Other liabilities. . . . . . .   5,260,000      4,217,000
                              ----------------------------
Total liabilities. . . . . . . 548,558,000    493,070,000
                              ----------------------------
Total shareholders' equity . .  51,053,000     48,676,000
                              ----------------------------
Total liabilities
 and shareholders' equity. . .$599,611,000   $541,746,000
                              ----------------------------
PER SHARE DATA
                                   1999           1998
----------------------------------------------------------
Basic earnings(1). . . . . . .    $ 1.74         $ 1.56
Diluted earnings(1). . . . . .    $ 1.74         $ 1.56
Cash dividends declared(2) . .    $  .87         $  .81
Book value per share(2). . . .    $11.66         $11.13
Shares outstanding at end
 of year(2). . . . . . . . . . 4,379,422      4,374,836
-----------------------------------------------------------
FINANCIAL RATIOS
                                   1999           1998
-----------------------------------------------------------
Return on average
  assets(ROAA)(4). . . . . . .     1.33%          1.34%
Return on average
 shareholders' equity(ROAE)(4)    15.29          14.46
Net interest margin(3) . . . .     4.88           5.17
Efficiency ratio(3). . . . . .    60.61          60.33
Loans to deposits. . . . . . .    91.83          83.33
Dividend Payout. . . . . . . .    49.65          51.99
Shareholders' equity to assets(4)  8.67           9.27
-----------------------------------------------------------
ASSET QUALITY RATIOS
                                   1999           1998
----------------------------------------------------------
Net charge-offs to year
 end loans . . . . . . . . . .      .19%           .99%

Reserve for loan losses to
 total loans . . . . . . . . .     1.11            .94
Non-performing loans to
 total loans . . . . . . . . .      .33            .35
Reserve for loan losses to
 nonperforming loans . . . . .   348.50         140.10
-----------------------------------------------------------
(1) Basic and diluted earnings per share is computed using the weighted average number of shares outstanding during each year.
(2) All share and per share data has been adjusted to reflect the 2 percent stock dividend in 2002, 2001, 2000 and 1998.
(3) Tax Equivalent Basis.
(4) Ratios based on average annual balances.

36 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 36

MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION:
The following is Management's discussion and analysis of the financial condition and results of operations of LNB Bancorp, Inc. and its subsidiaries. It is intended to amplify certain financial information regarding LNB Bancorp, Inc. (the Corporation) and should be read in conjunction with the Consolidated Financial Statements, related Notes, and other financial information and discussions included in the 2002 Annual Report to Shareholders.

FORWARD-LOOKING STATEMENTS:
Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Corporation's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

APPLICATION OF CRITICAL ACCOUNTING POLICY:
LNB Bancorp, Inc.'s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and follow general practices within the industries in which it operates. Application of these principles requires Management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates, assumptions, and judgments. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates, assumptions, and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by other third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by Management primarily through the use of internal cash flow modeling techniques

The most significant accounting policies followed by the Corporation are presented in Note 1 to the consolidated financial statements. These policies, along with the disclosures presented in the Notes to Consolidated Financial Statements and in this management discussion and analysis, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Based on the valuation techniques used and the sensitivity of financial statement amounts to the methods, assumptions, and estimates underlying those amounts, Management has identified the determination of the reserve for loan losses as the accounting area that requires the most subjective or complex judgments, and as such could be most subject to revision as new information becomes available.

Note 1 to the consolidated financial statements discusses new accounting policies adopted by the Corporation during 2002. The expected impact of accounting policies recently issued or proposed but not yet required to be adopted is discussed in the management discussion and analysis section under "Impacts of Accounting and Regulatory Pronouncements." To the extent the adoption of new accounting standards materially affects the Corporation's financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section(s) of this management discussion and analysis and notes to the consolidated financial statements.

LNB Bancorp, Inc. and Lorain National Bank

BASIC EARNINGS PER SHARE (Dollars*)
(A Basic Earnings Per Share graph follows in printed version with basic earnings on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

RETURN ON AVERAGE ASSETS (Percent)
(A Return On Average Assets graph follows in printed version with return percent on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

RETURN ON AVERAGE EQUITY (Percent)
(A Return On Average Equity graph follows in printed version with return percent on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

                       BASIC             RETURN ON        RETURN ON
                EARNINGS PER SHARE     AVERAGE ASSETS    AVERAGE EQUITY
       Year          (Dollars*)          (Percent)         (Percent)
       2002            $2.08               1.33%             14.24%
       2001            $1.95               1.35%             14.36%
       2000            $1.92               1.39%             15.83%
       1999            $1.74               1.33%             15.29%
       1998            $1.56               1.34%             14.46%


*Adjusted for stock dividends and splits

LNB BANCORP, INC. 2002 ANNUAL REPORT 37
END PUBLISHED PAGE 37

MANAGEMENT'S DISCUSSION AND ANALYSIS
EARNINGS SUMMARY:
LNB Bancorp, Inc. posted its twenty-first consecutive year of increased earnings. LNB Bancorp, Inc.'s consolidated 2002 net income reached a record high of $9,165,000, compared to $8,565,000 in 2001 and $8,430,000 in 2000.
Net income for 2002, 2001 and 2000 was favorably affected by an increase in net interest income and increased noninterest income offset in part by higher noninterest expenses. Net income for 2002 was favorably affected by ceasing the amortization of goodwill. Net income for 2001 and 2000 was unfavorably affected by increased loan loss provisions from the prior year.

Basic earnings per share rose $.13 or seven percent to $2.08 for 2002 compared to $1.95 for 2001 and $1.92 for 2000. Diluted earnings per share totaled $2.08 for 2002, compared to $1.95 for 2001 and $1.92 for 2000. Prior period earnings per share data has been restated to reflect the 2% stock dividend of July 2, 2002 and July 1, 2001. The return on average assets, a measure of profitability, declined slightly to 1.33% in 2002 from 1.35% in 2001 and 1.39% in 2000. Return on average shareholders' equity measures how profitable the shareholders' invested capital is employed. Return on average shareholders' equity decreased to 14.24% for 2002 compared to 14.36% and 15.83% in 2001 and 2000, respectively.

NET INTEREST INCOME:
Net interest income, the difference between interest and loan fee income on earning assets and the interest paid on deposits and borrowed funds, is the principal source of earnings for the Corporation. Throughout this discussion net interest income is presented on a fully taxable equivalent (FTE) basis which restates interest on tax-exempt securities and loans as if such interest was subject to federal income tax at the statutory rate.

Net interest income is affected by market interest rates on both earning assets and interest-bearing liabilities, the level of earning assets being funded by interest-bearing liabilities, noninterest-bearing liabilities and shareholders' equity and the growth in earning assets. In addition, net interest income is affected not only by Management's asset/liability strategies to alter the volume and mix of earning assets and sources of funds, but also such external factors as economic conditions and credit demand.

A summary of the impacts of volume and rate changes on the Corporation's net interest income is presented on page 39. Changes in net interest income result from changes in both rate and volume. Volume refers to the impact of net changes in the balances of earning assets and interest-bearing liabilities. Rate refers to the impact of net changes in interest rates.

Net interest income (FTE) in 2002 increased by $1,402,000 to $29,684,000 in 2002 from $28,282,000 in 2001. This increase was affected by increases in the volume of interest-bearing assets and liabilities net of decreases in market interest rates. The cost of funds decreased to 2.25% in 2002 from 3.48% in

2001, or a total of 123 basis points. During the same period, the yield on earning assets decreased 114 basis points to 6.46% in 2002, compared to 7.60% in 2001, resulting in a decrease in the net interest spread by 9 basis points in 2002. The increase in net interest income during 2002 resulted from increases in the volume of earning assets, which were greater than the increases in the volume of interest-bearing liabilities, partially offset by decreases in market rates on interest-bearing liabilities and decreases in market rates on interest-bearing assets.

Net interest income (FTE) in 2001 increased by $740,000 to $28,282,000 in 2001 from $27,542,000 in 2000. This increase was affected by increases in the volume of interest-bearing assets and liabilities net of decreases in market interest rates. The cost of funds decreased to 3.48% in 2001 from 4.11% in 2000, or a total of 63 basis points. During the same period, the yield on earning assets decreased 64 basis points to 7.60% in 2001, compared to 8.24% in 2000, resulting in a decrease in the net interest spread by 1 basis point in 2001.

The net yield on earning assets in 2002 was 4.52% compared to 4.72% in 2001 and 4.84% in 2000. The decrease in the net yield on earning assets during 2002 results primarily from increases in volume of loans and investment securities with market rates lower than in previous years partially offset by increases in volume of interest-bearing demand accounts and long-term borrowings with interest rates lower than in previous years. The slight decrease in the net yield on earning assets in 2002, 2001 and 2000 during a declining interest rate environment indicates the Corporation's portfolio of earning assets and interest-bearing liabilities are slightly asset sensitive. Corporate management is responsive to the impacts of competition, changes in market interest rates and regulation in order to maintain a strong net yield on earning assets.

The Corporation's primary source of interest income is from loans. The relationship of loan income to total interest income, on a fully-tax equivalent basis, was 82.1% and 83.0% in 2002 and 2001 respectively. Interest and dividends on securities and Federal funds sold, as a percentage of total interest income, on a fully-tax equivalent basis, was 17.9% and 17.0% in 2002 and 2001, respectively.

The cost of interest-bearing liabilities in 2002 was $12,095,000 compared to $16,998,000 and $19,209,000 in 2001 and 2000, respectively. The favorable impact of decreases in deposit rates plus increases in volume caused interest expense to decrease from 2001 to 2002. The net favorable impact of decreases in deposit rates plus increases in volume caused interest expense to decrease from 2000 to 2001. Decreases in the average rates paid on savings accounts, certificates of deposit, interest-bearing demand, short-term and long-term borrowings offset in part the 2002 increase in the cost of interest-bearing liabilities due to volume increases.

NONINTEREST INCOME:
Noninterest income, excluding gains on the sale of securities, grew seven percent in 2002 driven primarily by a 16 percent increase in service charges on deposit accounts resulting from Lorain National Bank's successful high-performance checking account campaign, offset in part by a reduction in Investment and Trust Services income of 13 percent. Noninterest income in 2002 increased to $10,579,000 compared to $9,448,000 in 2001 for an increase of $1,131,000. This increase results from increases in service charges on deposit accounts of $554,000, increases in other service charges, exchanges and fees of $106,000, increases from gains on sales of securities of $482,000, increases in gains on the sale of loans of $18,000 and increases in other income of $263,000, partially offset by decreases in Investment and Trust Services income of $299,000. The increase in service charges on deposit accounts is due, in addition to the above, to reevaluating the assessment of transaction account charges. The increase in other service charges results from volume and pricing increases in credit card and merchant fees and ATM fees. Other income grew from increased income from Charleston Insurance Agency, Inc. of $122,000 and Charleston Title Agency, LLC of $29,000.

Investment and Trust Services income includes both corporate and personal trust customers. Investment and Trust Services income is based primarily on the market value of assets under administration. Investment and Trust Services income declined from 2001 principally as a result of a decline in the equity markets, which has reduced the value of assets under administration. To a lesser extent, a shift in mix of administered assets from equity investment products to money market funds, which generate lower fees, also served to reduce Investment and Trust Services income. At December 31, 2002, LNB Bancorp, Inc. had total assets under administration of $278.4 million, compared to $335.1 million at

38 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 38

MANAGEMENT'S DISCUSSION AND ANALYSIS
CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS
Interest, Rate, and Rate/Volume differentials are stated on a Fully-Tax Equivalent (FTE) Basis
December 31,                                        2002
------------------------------------------------------------------------
(Dollars in Thousands)           BALANCE         INTEREST         RATE
ASSETS:
Securities-tax equivalent . . . .$132,140        $ 6,559          4.96%
Securities-tax exempt . . . . . .  13,135            812          6.18
Federal funds sold and
 short-term investments . . . . .   5,456             94          1.72
Commercial loans. . . . . . . . . 241,884         15,464          6.39
Commercial loans-tax exempt . . .     -0-            -0-          0.00
Mortgage loans. . . . . . . . . . 148,489         11,199          7.54
Consumer loans. . . . . . . . . . 106,073          7,651          7.21
                                 ---------------------------------------
 TOTAL EARNING ASSETS . . . . . . 647,177         41,779          6.46%
                                 ---------------------------------------
Reserve for loan losses . . . . .  (6,405)
Cash and due from banks . . . . .  22,861
Bank owned life insurance . . . .   6,154
Other assets. . . . . . . . . . .  21,689
                                 ---------------------------------------
 TOTAL ASSETS . . . . . . . . . .$691,486
                                 ---------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Certificates of deposit . . . . .$194,461        $ 6,394          3.29%
Savings deposits. . . . . . . . .  95,893            800           .83
Interest-bearing demand . . . . . 175,101          2,704          1.54
Short-term borrowings . . . . . .  22,604            407          1.80
FHLB advances . . . . . . . . . .  50,609          1,790          3.54
  TOTAL INTEREST-                ---------------------------------------
    BEARING LIABILITIES.. . . . . 538,668         12,095          2.25%
                                 ---------------------------------------
Noninterest-bearing deposits. . .  82,665
Other liabilities . . . . . . . .   5,773
Shareholders' equity. . . . . . .  64,380
 TOTAL LIABILITIES AND           ---------------------------------------
  SHAREHOLDERS' EQUITY. . . . . .$691,486
                                 ---------------------------------------
NET INTEREST INCOME (FTE) . . . .                $29,684          4.59%
Taxable equivalent adjustment                       (415)         (.07)
                                 ---------------------------------------
NET INTEREST INCOME PER
 FINANCIAL STATEMENTS . . . . . .                $29,269
                                 ---------------------------------------
NET YIELD ON EARNING ASSETS . . .                                 4.52%
                                 ---------------------------------------
Interest, Rate, and Rate/Volume differentials are stated on a Fully-Tax Equivalent (FTE) Basis
December 31,                                        2001
------------------------------------------------------------------------
(Dollars in Thousands)           Balance         Interest         Rate
ASSETS:
Securities. . . . . . . . . . . .$121,179        $ 7,073          5.84%
Securities-tax exempt . . . . . .   9,691            498          5.14
Federal funds sold and
 short-term investments . . . . .   3,811            146          3.83
Commercial loans. . . . . . . . . 202,642         16,487          8.14
Commercial loans-tax exempt . . .      65              6          9.23
Mortgage loans. . . . . . . . . . 156,724         12,298          7.85
Consumer loans. . . . . . . . . . 101,326          8,771          8.66
                                 ---------------------------------------
 TOTAL EARNING ASSETS . . . . . . 595,438         45,280          7.60%
                                 ---------------------------------------
Reserve for loan losses . . . . .  (5,437)
Cash and due from banks . . . . .  21,923
Bank owned life insurance . . . .     902
Other assets. . . . . . . . . . .  22,095
                                 ---------------------------------------
 TOTAL ASSETS . . . . . . . . . .$635,011
                                 ---------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY:
Certificates of deposit . . . . .$195,656        $ 9,800          5.01
Savings deposits. . . . . . . . .  93,272          1,260          1.35
Interest-bearing demand . . . . . 141,134          3,558          2.52
Short-term borrowings . . . . . .  26,263            852          3.24
FHLB advances . . . . . . . . . .  32,649          1,528          4.68
 TOTAL INTEREST-                 ---------------------------------------
    BEARING LIABILITIES.. . . . . 488,974         16,998          3.48%
                                 ---------------------------------------
Noninterest-bearing deposits. . .  81,097
Other liabilities . . . . . . . .   5,311
Shareholders' equity. . . . . . .  59,629
 TOTAL LIABILITIES AND           ---------------------------------------
  SHAREHOLDERS' EQUITY. . . . . .$635,011
                                 ---------------------------------------
NET INTEREST INCOME (FTE) . . . .                $28,282          4.75%
Taxable equivalent adjustment                       (179)         (.03)
                                 ---------------------------------------
NET INTEREST INCOME PER
 FINANCIAL STATEMENTS . . . . . .                $28,103
                                 ---------------------------------------
NET YIELD ON EARNING ASSETS . . .                                 4.72%
                                 ---------------------------------------

Interest, Rate, and Rate/Volume differentials are stated on a Fully-Tax Equivalent (FTE) Basis
December 31,                                        2000
------------------------------------------------------------------------
(Dollars in Thousands)           Balance         Interest         Rate
ASSETS:
Securities. . . . . . . . . . . .$120,532        $ 7,166          5.95%
Securities-tax exempt . . . . . .   5,007            329          6.57
Federal funds sold and
 short-term investments . . . . .   3,887            222          5.71
Commercial loans. . . . . . . . . 172,951         16,811          9.72
Commercial loans-tax exempt . . .     267             24          8.99
Mortgage loans. . . . . . . . . . 155,753         11,968          7.68
Consumer loans. . . . . . . . . . 108,622         10,231          9.42
                                 ---------------------------------------
 TOTAL EARNING ASSETS . . . . . . 567,019         46,731          8.25%
                                 ---------------------------------------
Reserve for loan losses . . . . .  (4,979)
Cash and due from banks . . . . .  21,589
Bank owned life insurance . . . .     686
Other assets. . . . . . . . . . .  23,190
                                 ---------------------------------------
 TOTAL ASSETS . . . . . . . . . .$607,505
                                 ---------------------------------------
LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Certificates of deposit . . . . .$205,877        $11,256          5.47%
Savings deposits. . . . . . . . . 101,276          1,999          1.97
Interest-bearing demand . . . . . 101,180          2,744          2.71
Short-term borrowings . . . . . .  30,756          1,696          5.51
FHLB advances . . . . . . . . . .  28,553          1,514          5.30
 TOTAL INTEREST-                 ---------------------------------------
    BEARING LIABILITIES.. . . . . 467,642         19,209          4.11%
                                 ---------------------------------------
Noninterest-bearing deposits. . .  81,221
Other liabilities . . . . . . . .   5,379
Shareholders' equity. . . . . . .  53,263
 TOTAL LIABILITIES AND           ---------------------------------------
  SHAREHOLDERS' EQUITY. . . . . .$607,505
                                 ---------------------------------------
NET INTEREST INCOME (FTE) . . . .                $27,542          4.86%
Taxable equivalent adjustment                       (106)         (.02)
                                 ---------------------------------------
NET INTEREST INCOME PER
 FINANCIAL STATEMENTS . . . . . .                $27,436
                                 ---------------------------------------
NET YIELD ON EARNING ASSETS . . .                                 4.84%
                                 ---------------------------------------

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
Years ended December 31,                    2002 and 2001
-----------------------------------------------------------------------
(Dollars in Thousands)                  INCREASE (DECREASE) IN
                                        INTEREST INCOME/EXPENSE
                          ---------------------------------------------
                                VOLUME             RATE          TOTAL
                          --------------------------------------------
Securities-tax equivalent.      $ 640          $(1,154)       $ (514)
Securities-tax exempt. . .        177              137           314
Federal funds sold and
 short-term investments. .         63             (115)          (52)
Commercial loans . . . . .      3,193           (4,216)       (1,023)
Commercial loans-tax exempt        (6)             -0-            (6)
Mortgage loans . . . . . .       (646)            (454)       (1,100)
Consumer loans . . . . . .        411           (1,531)       (1,120)
                          ---------------------------------------------
 TOTAL INTEREST INCOME . .      3,832           (7,333)       (3,501)
                          ---------------------------------------------
Certificates of deposit. .        (60)          (3,346)       (3,406)
Savings deposits . . . . .         35             (495)         (460)
Interest-bearing demand. .        856           (1,710)         (854)
Short-term borrowings. . .       (119)            (326)         (445)
FHLB advances. . . . . . .        841             (579)          262
                          ---------------------------------------------
 TOTAL INTEREST EXPENSE. .      1,553           (6,456)       (4,903)
                          ---------------------------------------------
NET INTEREST INCOME. . . .     $2,279          $  (877)       $1,402
                          ---------------------------------------------

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME
Years ended December 31,                    2001 and 2000
-----------------------------------------------------------------------
(Dollars in Thousands)                  INCREASE (DECREASE) IN
                                        INTEREST INCOME/EXPENSE
                          ---------------------------------------------
                                VOLUME             RATE          TOTAL
                          ---------------------------------------------
Securities-tax equivalent.      $  38          $  (131)       $  (93)
Securities-tax exempt. . .        308             (139)          169
Federal funds sold and
 short-term investments. .         (5)             (71)          (76)
Commercial loans . . . . .      2,886           (3,210)         (324)
Commercial loans-tax exempt       (18)             -0-           (18)
Mortgage loans . . . . . .         75              256           331
Consumer loans . . . . . .       (687)            (773)       (1,460)
                          ---------------------------------------------
 TOTAL INTEREST INCOME . .      2,597           (4,068)       (1,471)
                          ---------------------------------------------

Certificates of deposit. .       (559)            (897)       (1,456)
Savings deposits . . . . .       (158)            (581)         (739)
Interest-bearing demand. .      1,084             (270)          814
Short-term borrowings. . .       (248)            (596)         (844)
FHLB advances. . . . . . .        217             (302)           14
                          ---------------------------------------------
 TOTAL INTEREST EXPENSE. .        336           (2,547)       (2,211)
                          ---------------------------------------------
NET INTEREST INCOME. . . .     $2,261          $(1,521)       $  740
                          ---------------------------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 39
END PUBLISHED PAGE 39

MANAGEMENT'S DISCUSSION AND ANALYSIS
December 31, 2001, and $361.1 million at December 31, 2000. Assets under administration included $212.2 million, $270.8 million, and $298.6 million of assets under management at December 31, 2002, 2001, and 2000, respectively.

Noninterest income, excluding gains on the sale of securities, grew 9.9 percent in 2001 driven primarily by a 12.0 percent increase in service charges on deposit accounts. Noninterest income in 2001 increased to $9,448,000 compared to $8,370,000 in 2000 for an increase of $1,078,000. This increase results from increases from Investment and Trust Services income of $24,000, increases in service charges on deposit accounts of $379,000, increases in other service charges, exchanges and fees of $252,000, and increases in gains on the sale of securities of $250,000. The increase in service charges on deposit accounts is due, in part, to reevaluating the assessment of transaction account charges. The increase in other service charges exchanges and fees is the result of pricing increases in credit card and merchant fees and ATM fees.

NONINTEREST EXPENSES:
Noninterest expense was $24,283,000 in 2002, compared to $22,738,000 in 2001 and $21,276,000 in 2000.

Noninterest expenses increased 6.8% in 2002 compared to 2001 after a 6.9% increase for 2001 compared to 2000. In general, the 2002 increase in noninterest expenses resulted from increases in salaries and benefits, furniture and equipment expenses, outside services, and marketing and public relations offset in part by a reduction in Ohio Franchise tax and amortization of goodwill.

Salaries and benefits increased in 2002 primarily to increased levels of sales incentives, hospitalization, employee stock ownership expenses and defined benefit pension costs. Further discussion of the corporation's retirement plans are discussed in Notes 16, 18, and 19.

Included in other expenses, amortization expense associated with intangible assets declined in 2002 due to the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Upon adoption, the Corporation ceased rateably amortizing its goodwill into the income statement. Further discussion of the adoption of goodwill and detail of goodwill and other intangible assets is included in Note 4 to the consolidated financial statements.

In general, the 2001 increase in noninterest expenses resulted from increases in salaries and benefits, supplies and postage, card-related expenses, outside services, Ohio Franchise tax, and loan collection expenses.

Salaries and benefits increased in 2001 primarily to increased levels of salaries, hospitalization, deferred compensation expenses, 401(k) expenses and defined benefit pension costs. Supplies and postage expenses increased from increases in postage rates. Card-related expenses increased due to increases in rates and volume. Loan collection expenses increased due to increases in the number of loans under the collection process. The increase in Ohio Franchise tax was due to the increase in the capital of the Corporation.

The effective tax rate of the Corporation was 31.4%, 32.1%, and 34.3% in 2002, 2001, and 2000, respectively. The decrease in the effective tax rate in 2002 was primarily due to the increase in tax-exempt interest income from municipal securities, equity and preferred stock and bank owned life insurance investments. The decrease in the effective tax rate in 2001 was primarily due to the increase in tax-exempt interest income from municipal securities, and equity and preferred stock. A detailed analysis of income taxes is presented in Note 12 in the consolidated financial statements.

The Corporation continuously monitors noninterest expenses for greater efficiency and profitability. The entire staff is geared to minimizing increases in expenses and to improve efficiency and productivity at all levels. The Corporation's efficiency ratio was 59.42% in 2000, 60.96% in 2001 and 62.08% in 2002.

The Corporation's Consolidated Statements of Income reflect the effects of inflation. During the past three years the general rate of inflation has been relatively low. Since interest rates, loan demand and deposit levels are related to inflation, the resulting changes in interest sensitive assets and liabilities are reflected in net interest income. Similarly, operating expenses such as salaries, rents and maintenance are affected by inflation. The only major expense items which do not reflect inflation are depreciation and amortization, as these expenses are based on original purchase costs.

UNAUDITED QUARTERLY FINANCIAL DATA:
Selected unaudited quarterly financial data for 2002, 2001 and 2000 is presented on page 35. There were intra-quarter fluctuations during the first, second and fourth quarters of 2002 in noninterest income from increased levels of gains on sales of securities compared with the third quarter of 2002. The decrease in the provision for loan losses in the fourth quarter of 2002 resulted from changes in the mix and levels of loans and current economic conditions. There were significant intra-quarter fluctuations during the fourth quarter of 2001 from increases in the provision for loan losses. The increase in the provision for loan losses in the fourth quarter of 2001 resulted from anticipated loan charge-offs and to increase the reserve for loan losses for changes in the mix and level of loans. The 2001 second and third quarters noninterest income reflects gains on sales of securities. There were significant intra-quarter fluctuations during the third and fourth quarters of 2000 from increases in the provision for loan losses. The increase in the provision for loan losses in the third and fourth quarters of 2000 resulted from anticipated charge-offs of indirect automobile lending.

LNB BANCORP, INC.
NET INTEREST MARGIN (Percent)
(A Net Interest Margin graph follows in printed version with net interest margin on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

TOTAL DEPOSITS (Millions of Dollars)
(A Total Deposits graph follows in printed version with total deposits on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

NONINTEREST INCOME (Millions of Dollars)
(A Noninterest Income graph follows in printed version with noninterest income on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

        Net Interest Margin      Total Deposits      Noninterest Income
Year       (Percent)          (Millions of Dollars) (Millions of Dollars)
2002         4.52%                 $566.1                  $10.6
2001         4.71%                 $518.3                  $ 9.4
2000         4.84%                 $496.1                  $ 8.4
1999         4.88%                 $456.8                  $ 8.1
1998         5.17%                 $443.8                  $ 7.6

40 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 40

MANAGEMENT'S DISCUSSION AND ANALYSIS
PROVISION AND RESERVE FOR LOAN LOSSES:
The reserve for loan losses is maintained by Management at a level considered adequate to cover probable losses. The amount of the provision for loan losses charged to operating expenses is the amount necessary, in the opinion of Management, to maintain the reserve for loan losses at an adequate level. Management determines the adequacy of the reserve based on past experience, changes in portfolio size and mix, relative quality of the loan portfolio and the rate of loan growth, assessments of current and future economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates, which are subject to change over time. While Management's periodic analysis of the reserve for loan losses may dictate portions of the reserve be allocated to specific problem loans, the entire amount is available for any loan charge-offs that may occur.

The reserve for loan losses on December 31, 2002, was $6,653,000 or 1.31% of outstanding loans, compared to $5,890,000, or 1.23% at year-end 2001. The provision for loan losses charged to operating expense was and $2,200,000 in 2002 and 2001, respectively.

Net charge-offs for 2002 were $1,437,000, as compared to $1,560,000 for 2001, while net charge-offs as a percentage of average loans outstanding for 2002 was .29%, compared to .33% for 2001.

Nonperforming assets at year-end 2002 were $1,885,000 compared to $1,439,000 at year-end 2001. Nonperforming assets consist of loans past due 90 days or more and loans placed on non-accrual status and other foreclosed assets. As of December 31, 2002, 8% of nonperforming loans were commercial loans, 10% were personal loans and 82% were residential mortgage loans. This compares to 4% for commercial loans, 16% for personal loans and 80% for mortgage loans at year-end 2001. Nonperforming loans did not have a material impact on interest income during 2002, 2001 or 2000. The overall quality of the loan portfolio remains good, as the ratio of nonperforming loans to total loans remains at low levels of .37% at year-end 2002 and .30% at year-end 2001.

The Corporation's credit policies are reviewed and modified on an ongoing basis in order to remain suitable for management of credit risks within the loan portfolio as conditions change. At December 31, 2002, there were no significant concentrations of credit risk in the loan portfolio. More information about the loan portfolio is presented in Note 7 to the consolidated financial statements.

RESERVE FOR LOAN LOSSES
December 31, (Dollars in Thousands)       2002        2001        2000
------------------------------------------------------------------------
Balance at beginning of year . . . . . .$ 5,890     $ 5,250     $ 4,667
Charge-offs:
  Commercial . . . . . . . . . . . . . .   (738)       (490)        (25)
  Real estate. . . . . . . . . . . . . .    (15)        (26)        (59)
  Consumer . . . . . . . . . . . . . . . (1,030)     (1,223)     (1,249)
                                        --------------------------------
  TOTAL CHARGE-OFFS. . . . . . . . . . . (1,783)     (1,739)     (1,333)
Recoveries:
  Commercial . . . . . . . . . . . . . .    163          64          14
  Real estate. . . . . . . . . . . . . .      1          14           9
  Consumer . . . . . . . . . . . . . . .    182         101         193
                                        --------------------------------
  TOTAL RECOVERIES . . . . . . . . . . .    346         179         216
                                        --------------------------------
Net charge-offs. . . . . . . . . . . . . (1,437)     (1,560)     (1,117)
                                        --------------------------------
Provision for loan losses. . . . . . . .  2,200       2,200       1,700
                                        --------------------------------
Balance at end of year . . . . . . . . .$ 6,653     $ 5,890     $ 5,250
                                        --------------------------------

Net charge-offs (recoveries) by portfolio type in the following table:
December 31, (Dollars in Thousands)       2002        2001        2000
------------------------------------------------------------------------
  Commercial . . . . . . . . . . . . . .$   575     $   426     $    11
  Real estate. . . . . . . . . . . . . .     14          12          50
  Consumer . . . . . . . . . . . . . . .    848       1,122       1,056
                                        --------------------------------
  TOTAL CHARGE-OFFS. . . . . . . . . . .$ 1,437     $ 1,560     $ 1,117
                                        --------------------------------

December 31, (Dollars in Thousands)       1999        1998
------------------------------------------------------------
Balance at beginning of year . . . . . .$ 3,483     $ 4,168
Charge-offs:
  Commercial . . . . . . . . . . . . . .    (23)     (3,060)
  Real estate. . . . . . . . . . . . . .   (359)       (147)
  Consumer . . . . . . . . . . . . . . .   (668)       (384)
                                        --------------------
  TOTAL CHARGE-OFFS. . . . . . . . . . . (1,050)     (3,591)
Recoveries:
  Commercial . . . . . . . . . . . . . .     23          29
  Real estate. . . . . . . . . . . . . .    108          71
  Consumer . . . . . . . . . . . . . . .    103          81
                                        --------------------

  TOTAL RECOVERIES . . . . . . . . . . .    234         181
                                        --------------------
Net charge-offs. . . . . . . . . . . . .   (816)     (3,410)
                                        --------------------
Provision for loan losses. . . . . . . .  2,200       2,725
                                        --------------------
Balance at end of year . . . . . . . . .$ 4,667     $ 3,483
                                        --------------------

Net charge-offs (recoveries) by portfolio type in the following table:
December 31, (Dollars in Thousands)       1999        1998
------------------------------------------------------------
  Commercial . . . . . . . . . . . . . .$   -0-     $ 3,031
  Real estate. . . . . . . . . . . . . .    251          76
  Consumer . . . . . . . . . . . . . . .    454         303
                                        --------------------
  TOTAL CHARGE-OFFS. . . . . . . . . . .$   816     $ 3,410
                                        --------------------

NONPERFORMING ASSETS
Nonperforming assets as of December 31 follows:
Dollars in Thousands                      2002        2001        2000
-----------------------------------------------------------------------
Mortgage loans . . . . . . . . . . . . .$ 1,554     $ 1,152     $ 1,652
Commercial loan. . . . . . . . . . . . .    142          51         378
Consumer loans . . . . . . . . . . . . .    167         113         189
                                        --------------------------------
  TOTAL NONPERFORMING LOANS. . . . . . .  1,863       1,316       2,219
Other foreclosed assets. . . . . . . . .     22         123          98
                                        --------------------------------
  TOTAL NONPERFORMING ASSETS . . . . . .$ 1,885     $ 1,439     $ 2,317
                                        --------------------------------
Loans 90 days past due accruing
  interest . . . . . . . . . . . . . . .$    45     $   149     $   306
                                        --------------------------------
Reserve for loan losses to
  nonperforming loans. . . . . . . . . .  352.9%      409.3%      226.6%
                                        --------------------------------

LNB BANCORP, INC. 2002 ANNUAL REPORT 41
END PUBLISHED PAGE 41

MANAGEMENT'S DISCUSSION AND ANALYSIS
FINANCIAL CONDITION:
Consolidated assets surpassed the $700-million mark during the year climbing 8 percent to $715,399,000 at December 31, 2002. The asset growth was funded by increases in deposits and capital. Earning assets increased seven percent to $665,075,000 at year-end 2002, up $45,698,000 million from 2001's
$619,377,000. The ratio of earning assets to total assets decreased slightly from 93.2% at December 31, 2001 to 92.97% at December 31, 2002. The loan to deposit ratio has decreased from 92.1% at 2001 year-end to 90.01% at December 31, 2002. During 2002, Federal funds sold and other short-term investments decreased by $264,000 to $3,224,000. Securities rose $13,894,000 to
$152,295,000, and gross loans grew by $32,062,000 to $509,550,000.

The maturity distribution of debt securities, which appears on page 21 of this report, indicates that $74,993,000 or 52.9%, of debt securities mature within the next five-year period with $10,586,000, or 7.5% maturing during 2003. At the end of 2002, the fair market value of the debt securities portfolio was greater than the book value due to decreases in short-and mid-term interest rates from the beginning of 2002 to its close. The fair value of the debt securities portfolio was greater than its cost by $2,255,000 or 1.6% at the close of 2002. During 2002 the Corporation continued to diversify its investment portfolio by reinvesting proceeds from bonds into high quality mortgaged-backed securities. At the close of 2001, there were no significant differences between the book and fair values of the debt securities portfolio. The fair value of the debt securities portfolio exceeded its amortized cost by $2,193,000 or 1.6%, at the close of 2001.

During 2002, loans eclipsed the $500-million mark for the first time, rising seven percent to $509,550,000 at December 31, 2002 an increase of $32,062,000 from the year-ago level of $477,488,000. Led by an 18 percent increase in its commercial loan portfolio and a 32 percent increase in home equity lines of credit outstanding, the Corporation's loan growth was partially offset by reductions in 2002 year-end consumer direct and indirect loans and decreases in the mortgage loan portfolio due to refinancing.

Commercial loans demonstrated robust growth in 2002 despite the downturn in both the national and local economies for the manufacturing industry and the downturn in the regional economy for the steel industry in 2002. The commercial loan portfolio climbed to $260.0 million at December 31, 2002, for an increase of $40.5 million from one year ago. The number of new loans booked in 2002 was 533, amounting to $106.5 million in new gross loans. This loan growth resulted from Lorain National Bank's strong reputation and the commitment of our commercial lenders to our markets.

During the year, mortgage lending continued to be affected by the drop in mortgage interest rates reaching their lowest levels in 40 years, which stimulated refinance activity and made the purchase of homes more affordable. Mortgage loans ended 2002 at $141.4 million, down $16.8 million from the 2001 year-end. Due to mortgage refinancing, our mortgage loan portfolio balance decreased from one year ago. The refinancing of mortgage portfolios resulted in the origination of new fixed-rate mortgages, which were subsequently sold on the secondary market. New mortgage loans originated in 2002 increased 4.6 percent to $43.7 million

Maturities of securities owned by the Corporation as of December 31, 2002 are presented below at amortized cost:
                                         Maturing
                    ----------------------------------------------------
                        Within  From 1 to   From 5 to    After 10
(Dollars in Thousands)  1 year  5 years     10 years     years     Total
------------------------------------------------------------------------
SECURITIES AVAILABLE
 FOR SALE:
  U.S. Government
   agencies and
   corporations          9,999  61,505      34,727      14,368  120,599
  States and political
   subdivisions            131     564       3,021       6,799   10,515
                       -------------------------------------------------
Total securities
 available for sale     10,130  62,069      37,748      21,167  131,114
                       -------------------------------------------------
SECURITIES HELD TO
 MATURITY:
  U.S. Government
   agencies and
   corporations            -0-   2,002       5,333         -0-    7,335
  States and political
   subdivisions            456     335         -0-       2,522    3,313
                       -------------------------------------------------
Total securities
 held to maturity          456   2,337       5,333       2,522   10,648
                       -------------------------------------------------
TOTAL SECURITIES       $10,586 $64,406     $43,081     $23,689 $141,762
                       -------------------------------------------------

The weighted-average yield for each range of maturities of investment securities is shown below as of December 31, 2002:
                                         Maturing
                   -----------------------------------------------------
                     Within  From 1 to   From 5 to    After 10
                     1 year  5 years     10 years     years    Total
------------------------------------------------------------------------
SECURITIES AVAILABLE
 FOR SALE:
  U.S. Government
   agencies and
   corporations       5.61      4.45       5.28         5.59     4.92

  States and
   political
   subdivisions (1)   4.63      4.50       4.38         5.40     5.05
                      --------------------------------------------------
Total securities
 available for sale   5.60      4.45       5.21         5.53     4.93
                      --------------------------------------------------
SECURITIES HELD TO
 MATURITY:
  U.S. Government
   agencies and
   corporations       0.00      6.22       6.21         0.00     6.21
  States and
   political
   subdivisions (1)   4.39      5.50       0.00         5.17     5.10
                      --------------------------------------------------
Total securities
 held to maturity     4.39      6.12       6.21         5.17     5.86
                      --------------------------------------------------
TOTAL SECURITIES      6.14%     5.77%      5.57%        5.09%    5.00%

(1) Yields on tax-exempt obligations are computed on a tax equivalent basis based upon a 35% statutory Federal income tax rate.

42 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 42

MANAGEMENT'S DISCUSSION AND ANALYSIS
LOAN PORTFOLIO DISTRIBUTION:
December 31, (Dollars in Thousands)      2002        2001        2000
-----------------------------------------------------------------------
Commercial . . . . . . . . . . . . . .$259,993    $219,511    $186,866
Mortgage . . . . . . . . . . . . . . . 141,405     158,221     157,575
Installment. . . . . . . . . . . . . .  54,219      57,886      69,821
Home equity lines. . . . . . . . . . .  48,816      37,008      31,662
Credit cards . . . . . . . . . . . . .   5,117       4,862       5,216
                                      ---------------------------------
TOTAL LOANS. . . . . . . . . . . . . . 509,550     477,488     451,140
Reserve for loan losses. . . . . . . .  (6,653)     (5,890)     (5,250)
                                      ---------------------------------
NET LOANS. . . . . . . . . . . . . . .$502,897    $471,598    $445,890
                                      ---------------------------------

December 31, (Dollars in Thousands)      1999        1998
-----------------------------------------------------------------------
Commercial . . . . . . . . . . . . . .$157,897    $124,875
Mortgage . . . . . . . . . . . . . . . 152,825     147,591
Installment. . . . . . . . . . . . . .  74,682      65,793
Home equity lines. . . . . . . . . . .  29,001      26,478
Credit cards . . . . . . . . . . . . .   5,111       5,069
                                      ---------------------
TOTAL LOANS. . . . . . . . . . . . . . 419,516     369,866
Reserve for loan losses. . . . . . . .  (4,667)     (3,483)
                                      ---------------------
NET LOANS. . . . . . . . . . . . . . .$414,849    $366,383
                                      ---------------------

for an increase of $1.9 million from last year. The number of new mortgage loans originated in 2002 totaled 347 versus 340 during 2001. Lorain National Bank was in the secondary mortgage market for the second full year, with sales of mortgage loans totaling $17.8 million for 2002 compared with $6.1 million for 2001. Gains on sales of mortgages were $94,000 in 2002 and $76,000 in 2001.

Total consumer loans increased to $108.2 million at December 31, 2002, up $8.1 million or 8.6 percent from one year ago. The increase in consumer loans was attributable to a strong home equity line performance with credit lines increasing $17.2 million and outstanding credit line balances increasing $11.8 million. The growth in home equity balances offset a decrease of $3.7 million in installment loans. The number of new direct and indirect installment loans booked during 2002 was 2,039 totaling $26.6 million. Credit card loans at December 31, 2002, increased 5.2 percent from one year ago to $5.1 million.

Management is optimistic that 2003 will bring growth in our commercial and mortgage portfolios from existing and new customers. Consumer loan growth is expected to continue in 2003 with continued emphasis on home equity lending, further balancing the mix between home equity and installment loans in the consumer loan portfolio.

DEPOSITS:
Deposits grew to $566,127,000 at December 31, 2002, up from $518,267,000 from one year ago or nine percent, for an increase of $47,860,000 during 2002 compared to an increase of $22,176,000 during 2001. Interest-bearing deposits represented 85.7% and 83.1% of total deposits at December 31, 2002 and 2001, respectively. Noninterest-bearing deposits decreased by $6,609,000 while interest-bearing deposits increased by $54,469,000 during 2002. Growth in deposits from savings, certificates of deposit, Market Access, interest-bearing checking and money market accounts were offset by declines in demand deposits. Savings deposits increased by $5.1million or six percent to $97.1 million at December 31, 2002. Market Access deposits rose $10.2 million or 12 percent to $95.2 million at December 31, 2002. Certificates of deposit climbed $27.4 million or 15 percent to $204.6 million at 2002 year-end. Interest-bearing checking deposits rose $10.9 million or 18 percent to $70.9 million at December 31, 2002. Money market deposits rose $.9 million or five percent from one year ago. The significant growth in Market Access and certificates of deposits resulted from several deposit promotion campaigns during 2002, while growth in the interest-bearing checking accounts was attributable to the positive effects of the Corporation's introduction of high-performance checking and totally free checking accounts during the year 2002.

Deposits grew to $518,267,000 at December 31, 2001, up from $496,091,000 from December 31, 2000 or four percent, for an increase of $22,176,000 during 2001. Interest-bearing deposits represented 83.1% and 83.3% of total deposits at December 31, 2001 and 2000, respectively.

Noninterest-bearing deposits increased by $4,395,000 while interest-bearing deposits increased by $17,781,000 during 2001. Increases in balances of Market Access accounts, CheckInvest, and public fund certificates of deposit accounted for the deposit increase. Market Access accounts soared by $30.3 million or 55.2 percent to $85.1 million at December 31, 2001. The significant growth in Market Access deposits results from a deposit promotion campaign during 2001. In both 2002 and 2001, as long-term deposits matured and renewed and new funds were deposited, these funds were primarily placed in short-term deposits.

OTHER BORROWINGS:
Securities sold under repurchase agreements and other short-term borrowings include repurchase agreements and Federal funds purchased. These balances decreased by $2,304,000 during 2002, following a decrease of $1,221,000 in 2001. Due to the volatility of customer repurchase agreements all funds generated by repurchase agreement activity enter the Bank's earning assets as short-term investments. Federal Home Loan Bank advances decreased by $420,000 during 2002 to $48,925,000 at December 31, 2002. Securities sold under repurchase agreements and other short-term borrowings and Federal Home Loan Bank advances decreased as a result of the growth in the deposit base during 2002.

LNB BANCORP, INC. 2002 ANNUAL REPORT 43
END PUBLISHED PAGE 43

MANAGEMENT'S DISCUSSION AND ANALYSIS
CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS:
The following table presents, as of December 31, 2002, the Corporation's significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts, hedge basis adjustments, or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

A schedule of significant commitments at December 31, 2002 follows:

DECEMBER 31,                                      2002
-----------------------------------------------------------
Commitments to extend credit. . . . . . . . .$ 75,408,000
Home equity line. . . . . . . . . . . . . . .  38,502,000
Credit card lines . . . . . . . . . . . . . .  23,169,000
Standby letters of credit . . . . . . . . . .   1,864,000
Commitments to sell mortgage loans. . . . . .   1,742,000
                                             --------------
Total Commitments . . . . . . . . . . . . . .$140,685,000
                                             --------------

Further discussion of these commitments is included in Note 20 to the consolidated financial statements. In addition, the Corporation has commitments under a defined benefit pension plan as described in Note 16 to the Consolidated Financial Statements.

                                            One       Two         Four
                                    Note    Year    and Three   and Five
In Thousands                        Ref.  or less     Years       Years
-------------------------------------------------------------------------
Deposits without a stated maturity . 9    $361,495  $   -0-     $   -0-
Certificates of deposit. . . . . . . 9     130,471   58,629      15,499
Short-term borrowings. . . . . . . .10      26,866      -0-         -0-
FHLB advances. . . . . . . . . . . .11      30,095   17,830       1,000
Operating leases . . . . . . . . . . 8         271      231         107
                                    -------------------------------------
                                       Over
                                       Five
In Thousands                          Years       Total
----------------------------------------------------------
Deposits without a stated maturity .$   -0-     $361,495
Certificates of deposit. . . . . . .     33      204,632
Short-term borrowings. . . . . . . .    -0-       26,866
FHLB advances. . . . . . . . . . . .    -0-       48,295
Operating leases . . . . . . . . . .     17          626
                                    ----------------------

CAPITAL RESOURCES:
Shareholder's equity reached an all-time high of $66,613,000 at December 31, 2002 compared to $62,138,000 at December 31, 2001, an increase of $4,475,000, or seven percent. This increase was primarily attributable to net income of $9,165,000, less dividends declared to shareholders of $4,468,000, less the change in unrealized gain on securities available for sale in the amount of $203,000. The book value per share of common stock climbed $1.03 to $15.14 at year-end 2002 compared with $14.12 per share at year-end 2001, a seven percent increase. Capital ratios remained strong during 2002, with average equity to average assets of 9.3% compared with 9.4% from one year ago. The return on average shareholders equity during 2002 decreased to 14.24%, from 14.36% and 15.83% during 2001 and 2000, respectively. As discussed in Note 13 to the Consolidated Financial Statements, the Corporation's primary source of funds for the payment of dividends is its Bank subsidiary.

Under regulations issued by the Federal Reserve Board and the Office of the Comptroller of the Currency, bank holding companies and banks are required to maintain certain minimum capital ratios in order to be considered "well capitalized." These guidelines require a minimum total risk-based capital ratio of 10%, a Tier 1 capital ratio of 6% and leverage ratio of 5%. All of the Corporation's assets, which include various risk-weighted percentages of assets on the balance sheet, as well as off-balance sheet exposures of unused commitments and letters of credit, are expressed as a percentage of risk-adjusted assets and compared to its capital. Tier 1 capital consists of shareholders' equity, exclusive of net unrealized gain (loss) on securities available for sale.

Total risk-based capital consists of shareholders' equity, exclusive of net gain (loss) on securities available for sale, plus the allowable portion of the reserve for loan losses and subordinated debt. The allowance included in total risk-based capital cannot exceed 1.25% of risk-weighted assets. As of December 31, 2002, LNB Bancorp, Inc. had a total risk-based capital ratio of 12.89%, with a Tier 1 capital ratio of 11.64% compared to 13.17% and 11.95%, respectively, at December 31, 2001. Both of these risk-based capital ratios are well above minimum regulatory requirements. In addition to risk-based capital, a leverage ratio test must also be met. This ratio evaluates capital adequacy on the basis of Tier 1 capital-to-total average assets (unadjusted for risk). On December 31, 2002, LNB Bancorp, Inc.'s leverage ratio was 9.04%, which substantially exceeds the Corporation's minimum regulatory requirement. For additional information on the Corporation and Bank's capital ratios, refer to Note 14, Regulatory Capital on page 27.

The Corporation continually evaluates acquisition and expansion opportunities within markets and in areas that might provide profitable new markets. Corporate management believes that its current capital resources are sufficient to support any foreseeable acquisition activity. The Corporation also retains a portion of the net income it earns to accommodate current operational and regulatory capital requirements and to fund future growth opportunities. A part of future growth depends upon capital expenditure programs. Capital expenditures for purchases of land, branch construction, furniture and fixtures and computer equipment of approximately $2,200,000 are projected for 2003.

LNB Bancorp, Inc. and Lorain National Bank

TOTAL SHAREHOLDERS' EQUITY (Millions of Dollars*)
(A Total Shareholders' Equity graph follows in printed version with total equity on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

AVERAGE EQUITY TO AVERAGE ASSETS (Percent)
(An Average Equity to Average Assets graph follows in printed version with average equity on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

BOOK VALUE PER SHARE (Dollars*)
(A Book Value Per Share graph follows in printed version with book value on the y-axis and years 1998 through 2002 on the x-axis. The graph is a vertical bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid.)

              Total Shareholders'     Average Equity to      Book Value
                   Equity              Average Assets        Per Share
    Year    (Millions of Dollars*)       (Percent)           (Dollars*)
    2002           $66.6                    9.37%              $15.14
    2001           $62.1                    9.39%              $14.12
    2000           $56.5                    8.77%              $12.90
    1999           $51.1                    8.67%              $11.66
    1998           $48.7                    9.27%              $11.13

*Adjusted for stock dividends and splits

44 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 44

MANAGEMENT'S DISCUSSION AND ANALYSIS
GAP ANALYSIS (DOLLARS IN THOUSANDS)
                                       EXPECTED MATURITY/REPRICING DATE
                                     2003      2004      2005      2006
------------------------------------------------------------------------
Commercial loans . . . . . . . . .$255,804  $ 3,839   $   130   $   155
Weighted average yield . . . . . .   5.95     6.11%     6.48%     6.93%
Mortgage loans(2). . . . . . . . .  52,596   20,555     9,010    24,573
Weighted average yield . . . . . .   6.83%    6.84%     6.25%     6.86%
Consumer loans . . . . . . . . . .  18,192   11,829     8,810     6,375
Weighted average yield . . . . . .   8.42%    8.25%     7.98%     7.67%
Home equity lines of credit. . . .  48,826      -0-       -0-       -0-
Weighted average yield . . . . . .   4.44%    0.00%     0.00%     0.00%
Credit Card loans. . . . . . . . .   1,824    1,824     1,469       -0-
Weighted average yield . . . . . .  10.36%   10.36%    10.36%     0.00%
Securities and other(3). . . . . . 100,350   29,516     9,284       106
Weighted average yield . . . . . .   4.06%    5.12%     3.97%     4.16%
                                  --------------------------------------
 Total interest-earning assets . . 477,592   67,563    28,703    31,209
                                  --------------------------------------
Certificates of deposit. . . . . . 130,741   50,351     8,153    11,427
Weighted average yield . . . . . .   2.29%    3.61%     4.25%     5.15%
Savings deposits . . . . . . . . .  38,851   38,851    19,426       -0-
Weighted average yield . . . . . .   0.51%    0.51%     0.51%     0.00%
Interest-bearing demand. . . . . .  73,395   73,395    36,698       -0-
Weighted average yield . . . . . .   1.05%    1.05%     1.05%     0.00%
Short-term borrowings. . . . . . .  28,866      -0-       -0-       -0-
Weighted average yield . . . . . .   1.36%    0.00%     0.00%     0.00%
Federal Home Loan Bank advances. .  30,095    6,000    11,830     1,000
Weighted average yield . . . . . .   3.07%    3.62%     3.79%     4.92%
                                  --------------------------------------
Total interest-bearing liabilities 299,948  168,597    76,107    12,427
                                  --------------------------------------
Interest-earning assets less
 Interest-bearing liabilities. . . 177,644 (101,034)  (47,404)   18,782
                                  --------------------------------------
Cumulative interest-rate
 sensitive gap . . . . . . . . . .$177,644 $ 76,610  $ 29,206  $ 47,988
                                  --------------------------------------
Cumulative interest-rate gap as a
 percentage of total earning assets at
 December 31, 2002                  26.77%
Cumulative interest-rate gap as a
 percentage of total earning assets at
 December 31, 2001                  16.35%
Cumulative interest-rate gap as a
 percentage of total earning assets at
 December 31, 2000                   5.38%
                                  --------------------------------------
GAP ANALYSIS (DOLLARS IN THOUSANDS)
                             EXPECTED MATURITY/REPRICING DATE     FAIR
                                   2007  THEREAFTER  TOTAL      VALUE(1)
------------------------------------------------------------------------
Commercial loans . . . . . . . . .$    65  $   -0-  $259,993   $269,599
Weighted average yield . . . . . .  6.40%    0.00%     5.95%
Mortgage loans(2). . . . . . . . . 28,049    6,622   141,405    138,865
Weighted average yield . . . . . .  6.73%    6.40%     6.76%
Consumer loans . . . . . . . . . .  3,531    5,472    54,209     55,450
Weighted average yield . . . . . .  7.62%    5.93%     7.92%
Home equity lines of credit. . . .    -0-      -0-    48,826     48,826
Weighted average yield . . . . . .  0.00%    0.00%     4.44%
Credit Card loans. . . . . . . . .    -0-      -0-     5,117      5,117
Weighted average yield . . . . . .  0.00%    0.00%    10.36%
Securities and other(3). . . . . .  2,825   11,841   153,922    155,775
Weighted average yield . . . . . .  4.64%    4.56%     4.31%
                                  --------------------------------------
 Total interest-earning assets . . 34,470   23,935   663,472    673,632
                                  --------------------------------------
Certificates of deposit. . . . . .  3,960      -0-   204,632    207,676
Weighted average yield . . . . . .  4.54%    0.00%     2.90%
Savings deposits . . . . . . . . .    -0-      -0-    97,128     97,128
Weighted average yield . . . . . .  0.00%    0.00%     0.51%
Interest-bearing demand. . . . . .    -0-      -0-   183,488    183,488
Weighted average yield . . . . . .  0.00%    0.00%     1.05%
Short-term borrowings. . . . . . .    -0-      -0-    26,866     26,866
Weighted average yield . . . . . .  0.00%    0.00%     1.36%
Federal Home Loan Bank advances. .    -0-      -0-    48,925     49,536
Weighted average yield . . . . . .  0.00%    0.00%     3.35%
                                  --------------------------------------
 Total interest-bearing liabilities 3,960      -0-   561,039    564,694
                                  --------------------------------------
Interest-earning assets less
 Interest-bearing liabilities. . . 30,510   23,935
                                  ----------------------------
Cumulative interest-
 rate sensitive gap. . . . . . . .$78,498 $102,433
                                  ----------------------------
(1)Fair value of loans are gross of deferred fees and costs and allowance for loan losses.
(2)Mortgage loans include mortgages in which the loan is fixed for the first three or five years of the loan and its interest rate is adjustable thereafter.
(3)Securities available for sale are shown at amortized cost.

MARKET RISK MANAGEMENT

Market risk is the risk of loss in a financial instrument arising from adverse changes in market indices such as interest rates, foreign exchange rates and equity prices. The Corporation's principal market risk exposure is interest rate risk, with no material impact on earnings from changes in foreign exchange rates or equity prices. Interest rate risk is the exposure to changes in market interest rates. Interest rate sensitivity is the relationship between market interest rates and net interest income due to the repricing characteristics of assets and liabilities. The Corporation monitors the interest rate sensitivity of its on - and - off balance sheet positions by examining its near-term sensitivity and its longer term gap position.

The mission of the Asset/Liability Management Committee is to effectively monitor and manage the exposure to interest rate risk, liquidity risk, and repricing risk and thereby provide the Bank with a stable net interest margin. Asset/liability management is the measurement and analysis of the Bank's exposure to changes in the interest rate environment. The Corporation manages this risk on a continuing basis through the use of a number of objectives and strategies as an ongoing part of its strategic financial plan.

The Asset/Liability Management Committee, which includes executive and senior management representatives, meets monthly. Objectives include monitoring and methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of net interest income. The asset and liability management program defined by the Board of Directors is designed to minimize the impact of significant changes in interest rates on net interest income. Strategies include attempting to market variable-rate loans, growth in the consumer loan portfolio which tend to have shorter terms to maturity, match fixed rate commercial loans with Federal Home Loan Bank advances, and utilizing deposit promotions in an effort to extend the term to maturity of its liabilities.

LNB BANCORP, INC. 2002 ANNUAL REPORT 45
END PUBLISHED PAGE 45

MANAGEMENT'S DISCUSSION AND ANALYSIS
Management may, at times, place greater emphasis on maximizing net interest margin rather than merely concentrating on interest rate risk depending on the relationship between short-and long-term interest rates, market conditions and consumer preference. Management believes that increased net income resulting from a moderate contrast between the maturity of its assets and liabilities can provide high enough returns to justify the increased risk exposure during periods of stable interest rates. The effectiveness of Management's administration of the Asset/Liability function is demonstrated by the Corporation's consistently high net yield on earning assets. Although the Corporation's net yield on earning assets decreased 20 basis points, the net yield on earning assets remains at the top third percentile of its peers at 4.52% and 4.72% for the years ended December 31, 2002 and 2001, respectively. The Asset/Liability Management Committee has established limits on the amount of its interest rate risk exposure, however, there can be no assurance that Management's efforts to limit interest rate risk will be successful.

One measure of exposure to interest rate risk is interest rate sensitivity gap analysis. The Corporation uses interest rate sensitivity gap analysis to monitor the relationship between the maturity and repricing of its interest-earning assets and interest-bearing liabilities, while maintaining an acceptable interest rate spread. Interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest-rate-sensitive assets exceeds the amount of the interest-rate-sensitive liabilities, and is considered negative when the amount of interest-rate-sensitive liabilities exceeds the amount of interest-rate-sensitive assets. Generally, during a period of rising interest rates, with all factors held constant, a negative gap would adversely affect net interest income, while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, with all factors held constant, a negative gap would result in an increase in net interest income, while a positive gap would negatively affect net interest income. Management's goal is to maintain a reasonable balance between exposure to interest rate fluctuations and earnings.

The Corporation's one-year gap was 26.77% at December 31, 2002, 16.35% at December 31, 2001 and 5.38% at December 31, 2000. The increase in the Corporation's one year gap at December 31, 2002 compared to December 31, 2001, was due to an increase in assets maturing or otherwise repricing in one year or less totaling $82,283,000 (due to increases in loans and in securities repricing during that period) offset by an increase in liabilities maturing or otherwise repricing in one year or less totaling $5,919,000 (due primarily to decreases in certificates of deposit and short-term borrowings more than offset by increases in savings deposits, interest-bearing demand deposits and Federal Home Loan Bank advances during that period). The increase in the Corporation's one year gap at December 31, 2001 compared to

December 31, 2000, was due to an increase in assets maturing or otherwise repricing in one year or less totaling $68,950,000 (due to increases in loans and in securities repricing during that period) offset by a decrease in liabilities maturing or otherwise repricing in one year or less totaling $1,044,000 (due primarily to decreases in certificates of deposit and savings deposits partially offset by increases in interest-bearing demand deposits and short-term borrowings during that period). Corporate management does not anticipate any significant changes in the Corporation's market risk or interest rate risk profiles in 2003. The table on page 45 sets forth the repricing dates of the Corporation's interest-earning assets and interest-bearing liabilities at December 31, 2002 and the interest rate sensitivity "gap" percentages at the dates indicated.

LIQUIDITY MANAGEMENT:
Liquidity measures a corporation's ability to generate cash or otherwise obtain funds at reasonable prices to fund commitments to borrowers as well as the demands of depositors and debt holders. Principal internal sources of liquidity for the Corporation and the Bank are cash and cash equivalents, Federal funds sold, and the maturity structures of securities held to maturity and portfolio loans. Securities and loans available for sale provide another source of liquidity through the cash flows of these interest-bearing assets as they mature or are sold.

On December 31, 2002, cash and cash equivalents equaled $26,832,000 or 3.8% of total assets. The change in cash and cash equivalents is shown in the Consolidated Statement of Cash Flows on page 17 and arises from operating, investing, and financing activities.

The adjustments to reconcile 2002 net income to net cash provided by operating activities primarily consists of depreciation and amortization of $1,562,000, amortization of intangible assets of $112,000, accretion of deferred loan fees and costs of $277,000 and a provision for loan losses of $2,200,000. These items represent expenses included in net income which do not represent an expenditure or receipt of cash.

The cash flows from investing activities relate primarily to securities, loans and purchases of capital assets. Net cash used in investing activities was $60,563,000. Cash used in investing activities resulted from the purchases of securities of $122,593,000 offset by proceeds from sales and maturities of securities of $107,279,000. Cash used in investing activities included net loan increases of $33,222,000, purchases of capital assets of $1,790,000 and purchases of Bank owned life insurance of $10,413,000.

Net cash provided by financing activities was $40,672,000. Cash provided by financing activities included increases in deposits of $47,860,000, decreases in securities sold under repurchase agreements and other short-term borrowings of $2,304,000, proceeds from Federal Home Loan Bank advances of $43,830,000 less cash paid on Federal Home Loan Bank advances of $44,250,000 and proceeds from stock options exercised of $3,000. Cash used by financing activities includes dividends paid of $4,445,000. These cash flows resulted in a $4,673,000 decrease in cash and cash equivalents from December 31, 2001 to December 31, 2002.

The Corporation can obtain additional liquidity from off-balance sheet sources that include the purchase of Federal funds from correspondent banks and borrowing from the Federal Reserve Bank's discount window. At December 31, 2002 the Bank had pledged as collateral $42,721,000 in second mortgages with the Federal Reserve Bank of Cleveland to secure advances and discounts up to $36,313,000. At December 31, 2002, the Bank had available credit at the Federal Reserve Bank discount window of $36,313,000. At year-end, the Bank had approved Federal funds facilities of $24,000,000 at three correspondent banks. At December 31, 2002, the Bank borrowed $10,000,000 under these arrangements. Additionally, the Bank has a $40,000,000 cash management advance line of credit with the Federal Home Loan Bank of Cincinnati. At December 31, 2002 the Bank had borrowed $5,500,000 from the Federal Home Loan Bank under this line of credit. The internal and external sources of funds for liquidity, in the opinion of Management, satisfy the liquidity needs of the Corporation and the Bank.

46 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 46

MANAGEMENT'S DISCUSSION AND ANALYSIS
IMPACTS OF ACCOUNTING AND REGULATORY PRONOUNCEMENTS:
Corporate management is not aware of any proposed regulations or current recommendations by the Financial Accounting Standards Board or by regulatory authorities, which, if they were implemented, would have a material effect on the liquidity, capital resources, or operations of the Corporation. However, the potential impact of certain accounting and regulatory pronouncements warrant further discussion.

FINANCIAL ACCOUNTING STANDARDS BOARD:
The Financial Accounting Standards Board (FASB) has issued:
SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets"
On January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion 17, "Intangible Assets." Notes 1 and 4 provide further detail on the accounting for goodwill and intangible assets under the standard and the impact of the adoption on the financial statements. The Standard's adoption had no impact on liquidity.

SFAS No. 143, "Accounting for Asset Retirement Obligations"
In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires an entity to record a liability for an obligation associated with the retirement of an asset at the time the liability is incurred by capitalizing the cost as part of the carrying value of the related asset and depreciating it over the remaining useful life of that asset. SFAS No. 143 is effective for the Corporation beginning January 1, 2003, and its adoption is not expected to have a material impact on our financial position, results of operations, or liquidity.

SFAS No. 144, "Accounting for the Impairment or
Disposal of Long-Lived Assets"
In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses how and when to measure impairment on long-lived assets and how to account for long-lived assets that an entity plans to dispose of either through sale, abandonment, exchange, or distribution to owners. The Statement's provisions supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed" of which addressed asset impairment, and certain provisions of APB Opinion 30 related to reporting the effects of the disposal of a business segment and requires expected future operating losses from discontinued operations to be recorded in the period in which the losses are incurred rather than the measurement date. Under SFAS No. 144, more dispositions may qualify for discontinued operations treatment in the income statement. The provisions of SFAS No. 144 became effective for the Corporation on January 1, 2002, and did not have a material impact on our financial position, results of operations or liquidity.

SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections"
In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" which updates, clarifies, and simplifies certain existing accounting pronouncements beginning at various dates in 2002 and 2003. The Statement rescinds SFAS No. 4 and SFAS No. 64, which required net gains or losses from the extinguishment of debt to be classified as an extraordinary item in the income statement. These gains and losses will now be classified as extraordinary only if they meet the criteria for such classification as outlined in APB Opinion 30, which allows for extraordinary treatment if the item is material and both unusual and infrequent in nature. The Statement also rescinds SFAS No. 44 related to the accounting for intangible assets for motor carriers and amends SFAS No. 13 to require certain lease modifications that have economic effects similar to sale-leaseback transactions to be accounted for as such. SFAS No. 145 is effective for the Corporation beginning January 1, 2003, and its adoption is not expected to have a material impact on our financial position, results of operations, or liquidity.

SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal
Activities"
In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires a cost associated with an exit or disposal activity, such as the sale or termination of a line of business, the closure of business activities in a particular location, or a change in management structure, to be recorded as a liability at fair value when it becomes probable the cost will be incurred and no future economic benefit will be gained by the company for such cost. Applicable costs include employee termination benefits, contract termination costs, and costs to consolidate facilities or relocate employees. SFAS No. 146 supersedes EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," which in some cases required certain costs to be recognized before a liability was actually incurred. SFAS No. 146 is effective for the Corporation beginning January 1, 2003, and its adoption is not expected to have a material impact on our financial position, results of operations, or liquidity.

SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9" In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9." FASB No. 72 and 144 and FASB Interpretation No. 9 provided guidance on the application of the purchase method in acquisitions of financial institutions. SFAS No. 147 removes acquisitions from the scope of both FASB No. 72 and FASB Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141 and 142. SFAS No. 147 also modifies SFAS No. 144 to include in its scope long-term customer-relationship intangible assets and thus subject those intangible assets to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions required for other long-lived assets.

SFAS No. 147 states that a branch acquisition that meets the definition of a business should be accounted for as a business combination, otherwise the transaction should be accounted for as an acquisition of net assets that does not result in the recognition of goodwill. SFAS No. 147 became effective upon issuance and requires companies to cease amortization of unidentified intangible assets associated with certain branch acquisitions and reclassify these assets to goodwill. The Corporation adopted SFAS No. 147 on October 1, 2002 retroactive to January 1, 2002 and ceased amortizing goodwill associated with a branch acquisition. The affect of the adoption of SFAS No. 147 is discussed in Note 4 of the consolidated financial statements.

LNB BANCORP, INC. 2002 ANNUAL REPORT 47
END PUBLISHED PAGE 47

MANAGEMENT'S DISCUSSION AND ANALYSIS
SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure"
In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 provides guidance on how to transition from the intrinsic value method of accounting for stock-based employee compensation under APB No. 25 to SFAS No. 123's fair value method of accounting, if a company so elects. In accordance with the transitional guidance of SFAS No. 148, the fair value method of accounting for stock options should be applied prospectively to awards granted subsequent to January 1, 2003. As permitted, options granted prior to January 1, 2003, will continue to be accounted for under APB Opinion 25, and the pro forma impact of accounting for these options at fair value will continue to be disclosed in the notes to the consolidated financial statements. SFAS No. 148 is effective fiscal years ending after December 15, 2002. The Corporation adopted SFAS No. 148 for the year ended December 31, 2002 and its adoption did not have a material impact on our financial position, results of operations, or liquidity.

FASB Interpretation No. 45 (FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"
In November 2002, the FASB issued FASB Interpretation No. 45 (FIN No. 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 expands the disclosures to be made by a guarantor in its financial statements about its obligations under certain guarantees and requires the guarantor to recognize a liability for the fair value of an obligation assumed under a guarantee. FIN No. 45 clarifies the requirements of SFAS No. 5, "Accounting/or Contingencies," relating to guarantees. In general, FIN No. 45 applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying that is related to an asset, liability, or equity security of the guaranteed party. Certain guarantee contracts are excluded from both the disclosure and recognition requirements of this interpretation, including, among others, guarantees relating to employee compensation, residual value guarantees under capital lease arrangements, commercial letters of credit, loan commitments, subordinated interests in an SPE, and guarantees of a company's own future performance. Other guarantees are subject to the disclosure requirements of FIN No. 45 but not to the recognition provisions.

The disclosure requirements of FIN No. 45 are effective for the Corporation as of December 31, 2002. The recognition requirements of FIN No. 45 are to be applied prospectively to guarantees issued or modified after December 31, 2002. Significant guarantees that have been entered into by the Corporation are disclosed in Note 20 of the consolidated financial statements. The Corporation does not expect the requirements of FIN No. 45 to have a material impact on financial position, results of operations, or liquidity.

FASB Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities"
In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), "Consolidation of Variable Interest Entities." The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, noncontrolling interests, and results of operations of a VIE need to be included in a company's consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company's interest in the VIE is such that the company will absorb a majority of the VIE's expected losses and/or receive a majority of the entity's expected residual returns, if they occur. The provisions of this Interpretation became effective upon issuance. As of December 31, 2002, the Corporation had no variable interests entities. The Corporation is currently assessing the impact, if any, the Interpretation will have on financial position, results of operations, or liquidity, as it applies to other areas within the Corporation.

All other applicable Statements of Financial Accounting Standards that have been issued and have effective dates impacting 2002 and prior years financial statements were adopted by the Corporation. Corporate management believes there are no Statements of Financial Accounting Standards, which have been issued and have implementation dates in the future that will materially impact the financial statements of future years.

Significant actions by the Federal government and its agencies, affecting the financial institutions industry in general, are currently having and will continue to have an impact on the Corporation. A discussion of these actions follows:

Sarbanes-Oxley Act of 2002
On July 30, 2002, the Senate and the House of Representatives of the United States (Congress) enacted the Sarbanes-Oxley Act of 2002, a law that addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. The Nasdaq National Stock Exchange has also proposed corporate governance rules that were presented to the Securities and Exchange Commission for review and approval. The proposed changes are intended to allow stockholders to more easily and efficiently monitor the performance of companies and directors.

Effective August 29, 2002, as directed by Section 302(a) of Sarbanes-Oxley, LNB Bancorp, Inc.'s chief executive officer and chief financial officer are each required to certify that LNB Bancorp, Inc.'s Quarterly and Annual Reports do not contain any untrue statement of a material fact. The rules have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of LNB Bancorp, Inc.'s internal controls; they have made certain disclosures to LNB Bancorp, Inc.'s auditors and the audit committee of the Board of Directors about LNB Bancorp, Inc.'s internal controls; and they have included information in LNB Bancorp, Inc.'s Quarterly and Annual Reports about their evaluation and whether there have been significant changes in LNB Bancorp, Inc.'s internal controls or in other factors that could significantly affect internal controls subsequent to the evaluation.

Gramm-Leach-Bliley Act
The enactment of the Gramm-Leach-Bliley Act of 1999 (the GLB Act) represented a pivotal point in the history of the financial services industry. The GLB Act removed large parts of a regulatory framework that had its origins in the Depression Era of the l930s. Effective March 11, 2000, new opportunities became available for banks, other depository institutions, insurance companies, and securities firms to enter into combinations that permit a single financial services organization to offer customers a more complete array of financial products and services. The GLB Act provides a new regulatory framework for regulation through the financial holding company, which has as its umbrella regulator the Federal Reserve Board. Functional regulation of the financial holding company's separately regulated subsidiaries is conducted by their primary functional regulator. The GLB Act requires "satisfactory" or higher Community Reinvestment Act compliance for insured depository institutions and their financial holding companies in order for them to engage in new financial activities. The GLB Act provides a federal right to privacy of non-public personal information of individual customers. LNB Bancorp, Inc. and its subsidiaries are also subject to certain state laws that deal with the use and distribution of non-public personal information.

48 LNB BANCORP, INC. 2002 ANNUAL REPORT
END PUBLISHED PAGE 48

ANNUAL EARNINGS, DIVIDENDS AND BOOK VALUE PER SHARE PERFORMANCE

This graph depicts the earnings history of LNB Bancorp, Inc. from 1993 through 2002. The Corporation's management team is proud of its record of continuously increasing annual earnings over this ten year period.

10 YEAR ANNUAL EARNINGS                              1993 THROUGH 2002
(10 Year Earnings History graph follows in printed version with years 1993 through 2002 on the y-axis and earnings on the x-axis in $2,500,000.00 increments ranging from $0 to $10,000,000.00. The graph is a horizontal bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid along with an accompanying legend for identification purposes.)

For shareholder information, this graph reflects a 10 year chronological record of dividend performance following a hypothetical purchase of 100 shares of LNB Bancorp, Inc., stock without further reinvestment.

Over the 10 year period, our hypothetical shareholder would have benefited from the cumulative cash dividends declared on the stock in the amount of $1,350.00.

CUMULATIVE CASH                         TOTAL CASH DIVIDENDS DECLARED
DIVIDENDS DECLARED                             1993 - 2002: $1,350.00
(Cumulative Cash Dividends Declared graph follows in printed version with years 1993 through 2002 on the y-axis and Dividends Declared on the x-axis in $300.00 increments ranging from $0 to $1,200.00. The graph is horizontal bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid along with an accompanying legend for identification purposes.)

This graph depicts the book value per share of LNB Bancorp, Inc. from 1993 through 2002. Executive and senior management has worked diligently to cause the rapid increase in the book value per share over the past ten years.

BOOK VALUE PER SHARE                                 1993 through 2002
(Book Value Per Share graph follows in printed version with years 1993 through 2002 on the y-axis and book values on the x-axis in $4.00 increments ranging from $0.00 to $16.00. The graph is a horizontal bar graph. The co-ordinates, by year, which are presented in the table below are plotted on the previously described grid along with an accompanying legend for identification purposes.)

The data points used to plot the three (3) graphs previously described follows:
            10 YEAR ANNUAL   CUMULATIVE CASH     BOOK VALUE
  YEAR      EARNINGS       DIVIDENDS DECLARED    PER SHARE
  2002      $9,165,000.00      $1,350.00          $15.14
  2001      $8,565,000.00      $1,165.00          $14.12
  2000      $8,430,000.00      $  980.00          $12.90
  1999      $7,641,000.00      $  799.00          $11.66
  1998      $6,818,000.00      $  637.00          $11.13
  1997      $6,480,000.00      $  484.00          $10.28
  1996      $5,852,000.00      $  359.00          $ 9.87
  1995      $5,003,000.00      $  249.00          $ 9.15
  1994      $4,432,000.00      $  157.00          $ 8.49
  1993      $4,029,000.00      $   74.00          $ 7.96





END INSIDE BACK COVER

Half page insert front side

Two postage paid postcards

Left side card reads as follows:

Lorain National Bank
Attn: Mitchell J. Fallis
457 Broadway
Lorain, Ohio 44052-9986

Right side card reads as follows:

Lorain National Bank
Attn: Gary C. Smith
457 Broadway
Lorain, Ohio 44052-9986

Half page insert back side

Left side card reads as follows:

2002 ANNUAL REPORT SURVEY

Thank you for reading the 2002 LNB Bancorp, Inc. Annual Report. To help us improve our ability to serve you, please complete the following survey.

The following grading scale should be used:
5-Excellent;4-Good;3-Fair;2-Poor;1-Very Poor
------------------------------------------------------------------------
1. Please rate the sections of the Annual Report you found most helpful. When evaluating, consider the overall quality, communication effectiveness and readability of the section.
_____     Corporate Profile
_____     Corporate and Investor Information
_____     Stock and Dividend Information
_____     Earnings and Dividend History
_____     LNBB Direct Purchase Plan
_____     Financial Highlights
_____     Message to Shareholders
_____     Financial Statements and Notes
_____     Glossary of Key Terms
_____     Management's Discussion and Analysis
_____     LNB Investment & Trust Services
_____     LNB Investment Center

2. Please rate the Annual Report on the following characteristics:
_____     Appearance/design
_____     Organization/ease of locating information
_____     Ease of Reading
_____     Use of Charts/graphs
_____     Use of Photographs
_____     Showing how LNB Bancorp, Inc. is positioned for the future
_____     Helping you understand LNB Bancorp, Inc.

3. Please give a rating for your overall impression of the Annual
Report._____

4. What information would you like to see in future Annual Reports?
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________
5. Please provide name & address
________________________________________________________________________
________________________________________________________________________
________________________________________________________________________

Thank you for answering these questions.

Right side card reads as follows:

LNBB DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Yes, I am interested in learning more about LNBB Direct. Please send me a Plan prospectus at the following address:

  Name___________________________________________________
  Street Address_________________________________________
  City,State & Zip_______________________________________
  Phone________

COVER DESCRIPTION

Outside back cover

White background

(Logo)LNB
      Bancorp, Inc.

Blue lettering

Mail: LNB Bancorp, Inc. 457 Broadway . Lorain, Ohio 44052-1739
E-Mail: INVESTORRELATIONS@4LNB.com . Internet: WWW.4LNB.COM
Telephone: (440) 244-6000 . Toll Free: (800) 860-1007
Telefax: (440) 244-4815

END OF PUBLISHED LNB BANCORP, INC. 2002 ANNUAL REPORT